UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PG&E Corporation
Pacific Gas and Electric Company

Joint Notice of 2024 Annual Meetings
Joint Proxy Statement

Thursday, May 16, 2024
10:00 a.m., Pacific Time
PG&E Corporation and Pacific Gas and Electric Company

PROXY GUIDE

JOINT NOTICE OF 2024 ANNUAL MEETINGS OF SHAREHOLDERS OF PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY	1
EXECUTIVE SUMMARY	2
PROPOSAL 1: ELECTION OF DIRECTORS OF PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY	14
Director Biographies	15
Governance	25
Operations	28
Oversight	31
Related Person Transactions	34
Compensation of Non-Employee Directors	35
Share Ownership Information	38
PROPOSAL 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION FOR PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY	42
Compensation Committee Report	43
Compensation Discussion and Analysis	44
Executive Officer Compensation	72
PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE AND TOUCHE LLP AS THE INDEPENDENT PUBLIC ACCOUNTING FIRM FOR PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY	93
Report of the Audit Committees	93
USER GUIDE	97
Defined Terms	97
Website Availability of Governance Documents	99
General Information about the 2024 Annual Meetings and Voting	100
2025 Annual Meetings	104

PG&E Corporation Pacific Gas and Electric Company
April 4, 2024 Dear Shareholders,

Today at PG&E(1) we're focused on continuing to rebuild trust with our customers, our shareholders, and all our stakeholders through safe operations, predictable financial performance, and innovation in building a climate-resilient energy system for the future.
Our performance in 2023 shows that we are delivering on our goals and our Triple Bottom Line approach of serving People, the Planet, and California’s Prosperity.
For example, we’ve reduced wildfire risk from our equipment by 94% with what we call our layers of protection.(2) These include burying powerlines in the highest fire threat areas, system hardening including covered conductor, vegetation management, system inspections, and repairs. When conditions warrant, we activate our Enhanced Powerline Safety Settings that turn off power in a tenth of a second when an object comes into contact with our lines. As a last resort, we employ our Public Safety Power Shutoff program.
On behalf of our 28,000 PG&E coworkers, we’re glad to have you on our journey as we write the next chapter of our story.

In 2023, we constructed and energized 364 miles of underground powerlines—surpassing our goal of 350 miles and representing the most ever in a single year by PG&E and more than double the number of miles undergrounded in 2022. We successfully scaled the work, leading to a decrease in our unit cost to below $3 million per mile, 10% lower than our 2023 target.
Our Gas Operations and Diablo Canyon Power Plant continue their exemplary performance. We provided over 99% reliability in gas service for our customers last year. At Diablo Canyon, a cornerstone of electric reliability in California, we received regulatory approval to continue operating past its current licenses while our application to extend operations is under review.
We also continued our pursuit of a clean energy future. In 2023, we provided PG&E retail customers with 100% greenhouse-gas free electricity—an electricity mix that is among the cleanest portfolios in the world. We deployed our first fully renewable remote grid, protecting customers in a high-fire threat area with a safe, cost-effective, and clean solution. We reduced emissions from our natural gas pipelines by 20% two years ahead of schedule and connected multiple renewable natural gas supply locations to our pipelines.
Additionally, we issued our 2023 Research & Development Strategy Report and hosted our first-ever Innovation Summit to invite innovators to help us solve the challenges we face in building the energy system of the future. As a result, we’re excited to be exploring dozens of solutions that further accelerate our progress.
Across our company, our Lean operating system continues to drive savings system-wide and helps us better deliver for our hometowns. This business approach focuses on greater visibility and ownership where the work is happening, allowing us to get more done with our customers’ dollars without compromising safety.
Lean is one of the tools we’re using to drive toward our long-term goal of limiting customers’ bill growth to 2-4%. Last November, the California Public Utilities Commission approved our 2023-2026 General Rate Case to fund important safety and reliability investments for our customers and hometowns. While our customers have seen a larger bill increase initially, after 2024 we expect to see bills coming down and expect further reductions in 2026.
In late 2023, PG&E Corporation declared a cash dividend on its common stock for the first time since 2017. Reinstating the common dividend, which does not impact customer rates or bills, reflects PG&E's substantial progress in becoming a safe and stable utility that can now attract more long-term investors. We continue to invest the vast majority of our earnings back into our energy system.
We're proud of our progress in 2023, and we know we have much more to do to rebuild trust with all stakeholders. We remain steadfast in our work to deliver energy that is safe and reliable for the People we serve, that supports a healthy Planet for all, and that fosters Prosperity in our hometowns throughout Northern and Central California.
On behalf of our 28,000 PG&E coworkers, we’re glad to have you on our journey as we write the next chapter of our story.

Sincerely, Robert C. Flexon Chair of the Board PG&E Corporation	Patricia K. Poppe Chief Executive Officer PG&E Corporation

(1) “PG&E” or “companies” refer to both PG&E Corporation and its subsidiary, Pacific Gas and Electric Company, or the “Utility.”
(2) Based on a comparison in the Utility's General Rate Case testimony of the wildfire risk score for a baseline risk level to a risk level reflecting the Utility’s mitigation work. Risk scores are calculated using the scoring methodology established by the CPUC in the Safety Model Assessment Proceeding, which reflects the frequency with which various risks are expected to occur and the potential safety, reliability, and financial impacts of varying degrees of wildfire severity.

Joint Notice of 2024 Annual Meetings of Shareholders of PG&E Corporation and Pacific Gas and Electric Company
	Proposals to be Voted On	Corporation	Utility	Recommendation
1	Election of Directors (nominated by the Boards)
	Rajat Bahri	•	•	FOR
	Cheryl F. Campbell	•	•	FOR
	Edward G. Cannizzaro	•	•	FOR
	Kerry W. Cooper	•	•	FOR
	Jessica L. Denecour	•	•	FOR
	Mark E. Ferguson III	•	•	FOR
	Robert C. Flexon	•	•	FOR
	W. Craig Fugate	•	•	FOR
	Arno L. Harris	•	•	FOR
	Carlos M. Hernandez	•	•	FOR
	Michael R. Niggli	•	•	FOR
	Patricia K. Poppe	•	•	FOR
	Sumeet Singh		•	FOR
	William L. Smith	•	•	FOR
	Benjamin F. Wilson	•	•	FOR
2	Advisory Vote to Approve Executive Compensation	•	•	FOR
3	Ratification of the Appointment of Deloitte and Touche LLP as the Independent Public Accounting Firm	•	•	FOR

Meeting Information

Date: May 16, 2024 Time: 10:00 a.m. Pacific Time Location: Virtual Meeting[1]	Record Date Shareholders as of March 18, 2024, are entitled to vote at the Annual Meetings.
Solicitation of Proxies
The Boards of Directors are soliciting proxies from you for use at the Annual Meetings or any adjournments or postponements. Proxies allow designated individuals to vote on your behalf.

Voting Your Shares — Your Vote is Extremely Important
The deadline to vote is: 11:59 p.m. Eastern Time on May 15, 2024, or 11:59 p.m. Eastern Time on May 13, 2024, if you are a participant in PG&E’s 401(k) Plan.

Internet	Phone	Proxy Card by Mail	2024 Annual Meeting

Brian M. Wong Corporate Secretary PG&E Corporation Pacific Gas and Electric Company April 4, 2024

IMPORTANT NOTICE OF AVAILABILITY OF 2024 PROXY MATERIALS FOR THE ANNUAL MEETINGS:
We are making the Joint Proxy Statement and form of proxy available to shareholders starting on or about April 4, 2024. The Joint Proxy Statement and 2023 Annual Report are available at investor.pgecorp.com/financials/annual-reports-and-proxy-statements. Detailed information on how to vote your proxy is included in the “User Guide” at the end of this Joint Proxy Statement.

(1) Holders of PG&E Corporation shares can access the 2024 Annual Meetings, vote, and ask questions at virtualshareholdermeeting.com/PCG2024. Holders of Utility shares can access the 2024 Annual Meetings, vote, and ask questions at virtualshareholdermeeting.com/PCG-P2024.

2024 Joint Proxy Statement	1

Executive Summary
This executive summary highlights information to assist you in your review of the Joint Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Joint Proxy Statement carefully before voting.
Voting Roadmap

Proposal 1: Election of Directors
Elect each of the directors listed in this Joint Proxy Statement to serve on the Boards of Directors until the 2025 Annual Meetings of Shareholders.
Our Boards are:
•Led by an Independent Chairman.
•Qualified: Top skills include safety, utility operations, wildfire prevention, financial analysis, cybersecurity, and renewable energy.
•Committed to serving the long-term interests of shareholders.
Each Board’s Recommendation: FOR each nominee Director biographies are on page 15, and diversity and skills matrices on page 23 and 24.

Independent		Diverse

93% Board members at Corporation	87% Board members at Utility	57% Board members at Corporation	60% Board members at Utility
are independent under NYSE definitions		are either women or racially and ethnically diverse

Proposal 2: Advisory Vote to Approve Executive Compensation (Say on Pay)
Approve an advisory vote on the compensation of PG&E’s named executive officers.
PG&E’s executive compensation plans:
•Pay for performance
•Align with shareholders
•Provide market competitive pay
•Comply with legal requirements
Each Board’s Recommendation: FOR the advisory approval PG&E’s compensation plans are described in detail on page 42.

Named Executive Officers Core Pay Components (2023)

Base Salary	Short-Term Incentive	Long-Term Incentive
Fixed pay to attract and retain talent; takes account of scope, performance, and experience	Variable pay to incent and recognize performance in areas of short-term strategic importance	Equity-based pay to incent and recognize performance in areas of long-term strategic importance, promote retention and stability, and align executives with shareholders

2024 Joint Proxy Statement	2

Proposal 3: Appointment of the Independent Auditor
Ratify the appointment of Deloitte and Touche LLP (D&T) as PG&E’s independent registered public accounting firm for the year ending December 31, 2024.
•D&T is an internationally recognized firm, with deep knowledge of our industry, and specific understanding of the California regulatory structure.
•The team within D&T rotates periodically to provide a fresh look at our controls.
•The Audit Committees oversee the selection of D&T after a careful review.

Each Board’s Recommendation: FOR ratifying the appointment of Deloitte and Touche LLP Additional information on D&T can be found on page 94.

Select Awards and Recognitions in 2023

Newsweek •One of America's Greatest Workplaces •One of America's Greatest Workplaces for Diversity •One of America's Greatest Workplaces for Parents and Families	America’s Top Corporations •One of America’s Top Corporations for Women’s Business Enterprises

Forbes •America’s Best Large Employers •Best Employers for New Grads •America’s Best Employers for Diversity	HIRE Vets U.S. Department of Labor •One of the top employers for veterans •Recipient of the HIRE Vets Gold Medallion

Time Magazine •One of Time Magazine’s top companies	Disability Equality Index •Scored 100 for ninth straight year

Black Enterprise •One of the Best Companies for Diversity, Equity and Inclusion per Black Enterprise	Edison Electric Institute •Business Diversity Innovation Award •Emergency Recovery Award •Outstanding Customer Engagement

Association of Edison Illuminating Companies (AEIC) •AEIC Achievement Award	Nuclear Energy Institute •Top Innovative Practice

2024 Joint Proxy Statement	3

OVERVIEW
PG&E Corporation and the Utility together provide combined natural gas and electric utility service to approximately 16 million Californians—4.5 million and 5.5 million customer accounts, respectively. Our customers are at the heart of everything we do and why we strive to provide safe, reliable, affordable, and clean energy to our hometowns every day. They also look to us for grid innovation, clean energy technology, and support in achieving our state’s ambitious carbon goals.1

PG&E by the Numbers

70,000 SQUARE MILES Service area
16 MILLION Customers served

People

28,000 Approximate number of employees	23% Coworkers are members of ERGs; 38% are members of more than one ERG.	5 GENERATIONS at Work
Planet

100% Greenhouse gas-free electricity provided to retail customers[2]	34% Estimated customer energy demand met by eligible renewable resources[3]	800,000+ Total number of interconnected private solar customers
Prosperity

364 MILES undergrounded	4.18 BILLION DOLLARS Procured from diverse suppliers	35,000+ HOURS of employee volunteer time
(1) The information in this section represents information for, or as of the end of, 2023, except where otherwise noted. Numbers have been rounded for presentation purposes. Information provided in graphics is qualified by descriptive language provided elsewhere in this section, if applicable.
(2) Greenhouse gas-free resources include renewables, nuclear, and large hydroelectric power.
(3) Eligible renewable resources include bio power, geothermal power, small hydroelectric, solar, and wind power.

2024 Joint Proxy Statement	4

WHERE WE ARE HEADED
Our purpose—delivering for our hometowns, serving our planet, and leading with love—is underpinned by a strong focus on safety, People, Planet, and California’s Prosperity. With our True North strategy as the guidepost, our organizational design and regional service model are bringing us closer to the hometowns we serve. We restructured our service area into five regions—with leaders in each region to deliver improved public and employee safety, customer service, and operational reliability outcomes. And we are committed to designing an electric system that is resilient to climate change, decarbonized, and optimized to local and system needs.
We are building a culture of performance and continue to implement our Lean operating system, a core and foundational component of PG&E’s Performance Playbook. We focus on five Lean "plays" designed to transform performance—visual management, operating reviews, problem solving, standardization, and waste elimination, the newest Lean play deployed in 2023. We have implemented a daily-weekly-monthly operating review process and aligned the organization around key performance indicators focused on safety, delivery, cost, quality, customer, and coworker morale. Our standardized problem solving process allows coworkers to identify, contain, and solve breakdowns in performance at the root cause. Waste elimination enables us to identify and eliminate inefficiencies in both process and workflow in a sustainable manner. We have accomplished this in part by delivering direct Lean training, coaching, and support to our coworkers.

Visual Management	Operating Reviews	Problem Solving	Standardization	Waste Elimination
We make decisions through a framework that prioritizes safety for everyone, rewards actions that prevent wildfires, and leads to a future carbon-neutral energy system, but we know that our work to improve is never done. For more information about performance and how it impacted pay, please refer to page 42.

Safety
Our commitment to safety is always at the forefront of everything we do. We are focused on keeping the public, our coworkers and our contractors safe. This commitment extends to all our operations, but it begins with our Stand that catastrophic wildfires shall stop. We are using the tools available to us, including Public Safety Power Shutoff (PSPS), Enhanced Powerline Safety Settings (EPSS), vegetation management, system hardening, and undergrounding. Additionally, we are seeing positive outcomes with PG&E’s adaptive and systematic risk mitigation approach; specifically, we have achieved substantial reduction in CPUC-reportable ignition rates, relative to the prior six years (2017–2022).

In 2023, several key occupational safety performance indicators met or exceeded their targets, but there is still work to be done. In 2024, goals will be focused on preventing serious injuries and fatalities (SIFs) by providing tools to our coworkers (employees and contractors) such as the energy wheel, essential controls and human performance tools. The energy wheel is a visual tool that helps identify the 10 sources of energy, and assess and control the hazards associated with each form. We continue to hold our contractors to the same standards with our contractor safety program. We will continue to hold all of our coworkers accountable to completing work safely, stopping the job when new hazards are identified or if the work becomes unsafe, and promoting a culture where speaking up, listening up, and following up for safety is encouraged and expected. We continue to support the speak-up award program that recognizes employees for raising concerns that positively impact our culture. Also in 2024, the CPUC is expected to finalize the Safety Culture Assessment Order Instituting Rulemaking (OIR), which will regulate safety culture at the four California investor-owned utilities (IOUs), driving safety culture improvement by way of requiring assessments, surveys, and regular check-ins with the CPUC, intervenors, and the IOUs.

All of the work occurring in 2024 will build on the progress made in 2023 to understand our risks, prioritize our work, and implement essential controls to reduce risk. We continue to hold our coworkers accountable for their safety, for raising issues, and for engagement at all levels of the organization. Doing so will help us achieve our 2024 targets and meet our Stand that everyone and everything is always safe.

2024 Joint Proxy Statement	5

People
PG&E’s human capital management objectives are to build an engaged, well-trained, diverse, and equitably-paid workforce. We attract and retain coworkers with stable, benefits-paying jobs, professional development, and growth opportunities paired with our focus on health, wellness, and joy at work. We want our coworkers to feel known, loved, and proud.
In 2023, PG&E established Diversity, Equity, Inclusion and Belonging (DEIB) Stands to reinforce our commitment to causing a culture where all coworkers feel they belong at PG&E:

Diversity Matters:	PG&E has a workforce that reflects the hometowns we serve.
Equity Delivers:	PG&E removes barriers to level the playing field for all coworkers.
Inclusion Bonds:	All coworkers and their ideas matter at PG&E.
Belonging Sustains:	Coworkers are known, valued, respected, supported and connected.

Building upon the stands, PG&E developed its multi-year DEIB strategy that embeds the principles of DEIB into the fabric of who we are and what we do – seamlessly integrating them into the fundamental systems, processes and structures that guide and inform our work. The long-term goal is for leaders and coworkers to understand their role in causing a culture where all coworkers find it enjoyable to work with and for PG&E and feel they belong. The target outcome of the strategy and initiatives is US top quartile (78%) for overall DEIB performance by 2027; at top quartile seven out of 10 PG&E coworkers feel they belong at PG&E.

DEIB performance is measured in our Joy at Work survey using four nationally benchmarked questions. In 2023, PG&E achieved a baseline score of 71% for DEIB performance. The target DEIB performance target for 2024 is 75%.

Joy at Work

PG&E's all-coworker Joy at Work survey measures PG&E’s culture as it relates to the four elements of joy captured in a Joy Index:

▪I feel known working at PG&E. ▪I feel loved working at PG&E.	▪I am proud to work for PG&E. ▪I enjoy working for PG&E.

The Joy Index was established in 2022 and captures average (mean) favorability across all four measures achieving a baseline Joy Index score of 60%. The target Joy Index for 2024 is 70%.

The Joy on Wheels coworker recognition program was created to support increasing joy at work for leaders, coworkers and their teams. Through the program, coworkers nominate each other for specific actions that cause joy and are later recognized at work locations with a certificate, team photos and celebration.

Our Workforce Is Strong
Approximately 17,000 of our nearly 28,000 coworkers are covered by a collective bargaining agreement.	44 percent of our employees have a tenure of more than 10 years.

2024 Joint Proxy Statement	6

We have built strong Diversity, Equity, Inclusion, and Belonging (DEIB) programs that foster a diverse, equitable, and inclusive culture and workforce.

Our workforce offers diverse perspectives	Our coworkers represent five generations, most of whom are Millennials, Gen X, and Boomers[1]

Racial and gender diversity among our middle management	Racial and gender diversity among our executives and senior management	Racial and gender diversity among our executive officers

Delivered 12 monthly all-coworker DEIB in Action learning series to build foundational knowledge and awareness of Diversity, Equity, Inclusion, and Belonging fundamentals and concepts. Learning series were facilitated by subject matter experts and covered topics ranging from microaggressions and micro-affirmations, bystander intervention, inclusive language in the workplace, and empathy in the workplace.

Supported 15 Employee Resource Groups (ERGs) and Engineering Network Groups (ENGs) that hosted 160+ events. The discussions ranged from professional development series to intersectional presentations on identity and bias, some featuring members of our Boards of Directors.

Awarded over 93 scholarship awards totaling nearly $132,000 through scholarships created by our ERGs and ENGs. The winners received awards ranging from $750 to $6,000 for exemplary scholastic achievement and community leadership.

Won 14 external awards for diversity and Inclusion in the workplace. Our CEO Patti Poppe was recognized as one of the top 50 CEOs for Diversity at the Diversity and Leadership Conference. We also were recognized by HIRE Vets Gold Medallion 2023 as one of the top employers for veterans and received a Disability Equality Index score of 100 for the ninth consecutive year by DisabilityIN. In 2023, we were named “Best-of-the-Best” Corporations for Inclusion by the National LGBT Chamber of Commerce and Partners in the National Business Inclusion Consortium.

(1) Generational data refers to "Millennials" for individuals born between 1981-1996, "Gen X" between 1965-1980, and "Boomers" between 1946-1964.

2024 Joint Proxy Statement	7

791,569 HOURS		30

Technical, leadership, and coworker training provided by PG&E Academy and Leadership & Employee Development	Increase in training, including instructor-led and technical hands-on training between 2022 and 2023	Apprenticeship programs that reduce barriers to entry for prospective employees

We create opportunity with PowerPathway, an innovative workforce development program designed to help prepare a talent pool of local qualified diverse candidates, including women and military veterans, for high demand jobs in the utility and energy industry by providing an average of eight weeks of training. In 2023, 98 percent of our PowerPathway graduates were hired by PG&E. We celebrated the 16th year of the PowerPathway program. More than 1,100 Californians have completed the program since its inception in 2008.

Planet
At PG&E, we recognize that this is a critical time for meaningful climate change action —and to make collective progress towards stabilizing the climate. We have a proven performance record on clean energy—and we believe clean energy should be affordable for and inclusive of customers from all economic and social backgrounds.
We established a set of longer-term climate goals to guide our work in helping California transition to a decarbonized economy. We are also taking action to build a more climate-resilient energy network to ensure we can continue to deliver for customers even as California continues to experience the impacts of climate change.

Our Commitment: Helping to Heal the Planet PG&E is committed to helping to heal the planet through a pledge to achieve:

Notes:
Scope 1:     Direct emissions from PG&E’s operations.
Scope 2:     Indirect emissions from facility electricity use and electric line losses.
Scope 3:     Emissions resulting from value chain activities not owned or controlled by PG&E but that can be indirectly impacted by PG&E actions.
"Scope 4":     An emerging term for categorizing emission reductions enabled by a company. PG&E can make a significant contribution by enabling these emission reductions in our service area.

2024 Joint Proxy Statement	8

Our Progress
As the state’s largest energy provider, we embrace our foundational role in transitioning California to a decarbonized and more climate-resilient economy. Today, one in every six solar rooftops in the country is in PG&E’s service area, and about one in seven electric vehicles in the nation plugs into PG&E’s grid. We are also partnering with a broad spectrum of stakeholders to create a pathway to a more equitable and affordable energy future.

Generated enough greenhouse-gas free electricity to meet 100% of our retail customer electricity consumption	Brought the total number of interconnected private solar customers to more than 800,000	Managed contracts for more than 3.5 GW of battery energy storage to be deployed over the next several years

Helped enable the total number of electric vehicles operating in our service area to exceed 550,000	Supported more than 70,000 customers who have installed battery storage at their homes or businesses	Helped customers avoid emissions and energy costs through robust energy efficiency programs
We continued our multi-year, system-wide Climate Vulnerability Assessment to better understand how climate-driven natural hazards may impact our assets, services, and operations. And we continued to advance our decarbonization initiatives for the natural gas delivery system, including meeting the CPUC-mandated methane emission reduction target ahead of schedule and accelerating initiatives to meet our voluntary 2030 reduction goal. We also launched an initiative to purchase California-produced renewable natural gas for our natural gas customers, toward a target to procure renewable natural gas to serve 15 percent of our residential and small commercial demand by 2030.
We do this work transparently, reporting our progress in our annual Corporate Sustainability Report, which incorporates reporting using the Sustainability Accounting Standards Board voluntary reporting framework, and in our responses to the CDP (formerly the Carbon Disclosure Project) and related organizations. We also issued a Climate Strategy Report in 2022 (available at pge.com/en/about/corporate-responsibility-and-sustainability/taking-responsibility.html), which aligned with the guidance from the Task Force on Climate-Related Financial Disclosures.

2024 Joint Proxy Statement	9

California’s Prosperity
We believe clean energy alternatives need to be affordable for and inclusive of all economic backgrounds, and we are addressing energy affordability and equity in collaboration with the CPUC and community partners. During 2023, we saw the following highlights:

3.15 million customers	678,000+ MT of CO2 avoided	$51.4 million lent	$1,053 saved

Home Energy Reports reached 3.15 million customers. We are a utility leader in the US for number of customers served and the program resulted in over $94 million in bill savings for customers in 2023.	Helped customers avoid more than 678,000 metric tons of carbon dioxide emissions through our energy efficiency programs.	Energy efficiency financing program funded 369 loans for a total of $51.4 million lent.	Energy Savings Assistance (Main) program treated over 65,519 households with an average lifetime bill savings of approximately $1,053.

1.4M CARE discount customers	3.1 million page views	$4.18B diverse spending	$2,000,000 grant

Helped 274,000 customers enroll in the California Alternate Rates for Energy program, providing income-qualified customers with a monthly discount on their Utility bill, for a total of 1.4 million PG&E customers enrolled in the program. These customers received discounts totaling approximately $978.1 million.

Marketed an integrated marketplace website, called the Energy Action Guide, which guides residential customers to find the energy programs, resources, and customer energy products that suit their needs. The website saw over 695,000 unique visitors and over 3.1 million page views.

In 2023, spent $4.18 billion or 36.6 percent of total procurement with 577 diverse suppliers, which marked the fifth consecutive year of $3 billion-plus spend. PG&E’s diverse spend in 2022 supported nearly 40,000 jobs, $3.1 billion in wages and $1.0 billion in taxes. Our Supplier Diversity program includes technical assistance like sustainability training to help businesses measure and reduce greenhouse gas emissions.
Awarded a $2,000,000 grant to local FireSafe Councils to reduce the increased threat of wildfires in northern and central California.

2024 Joint Proxy Statement	10

COMMUNITY SUPPORT
We support our hometowns through charitable giving programs and coworker donations and matching gift donations. Our coworkers also volunteered more than 35,000+ hours in their communities while supporting 206 PG&E-sponsored volunteer events throughout our service territory.

The PG&E Corporation Foundation

More than $8.8 million in total contributions from PG&E coworkers, retirees, and matching gifts from The PG&E Corporation Foundation to nearly 5,000 non-profit organizations and schools.
PG&E and Foundation

$25.6 million in charitable giving from PG&E and The PG&E Corporation Foundation to non-profit organizations and schools.

Performance
Our triple bottom line of People, Planet, and Prosperity is underpinned by our unwavering focus on safety and improving our operational and financial performance. We have set specific goals to reduce wildfire risk, invest in our hometowns, and drive earnings growth.

Wildfire Safety
PG&E has taken a stand that catastrophic wildfires shall stop. In 2023, we met or exceeded all 63 of our Wildfire Mitigation Plan (WMP) commitments as we continued to focus on improvements in system hardening, vegetation management, system inspections and monitoring, and modeling capabilities.[1]

Sectionalized devices installed: 1,427 since 2019	System hardening: 1,671 line miles hardened since 2019	Over 236,000 poles inspected in High Fire Threat Districts and High Fire Risk Areas in 2023

(1) We met one commitment with external factors, which represent reasonable circumstances that may impact execution such as landholder refusals and environmental delays.

2024 Joint Proxy Statement	11

• We have committed to making a “game-changing” investment in undergrounding power lines as a long-term solution to preventing wildfires. In 2023, we undergrounded 364 miles, more than double the number of miles undergrounded in 2022. We are planning to complete another 250 miles in 2024, and with greater efficiencies and forecasted reduction in costs, we are aiming at a three-year target of undergrounding another 1,000 miles between 2024 and 2026 (in alignment with the funding approved in PG&E’s 2023 General Rate Case). Our work is designed to focus on areas where undergrounding can have the greatest effect on reducing wildfire risk, while also improving reliability for customers.

A Game-Changing Commitment: Miles of powerlines undergrounded or planned

•    The EPSS program allows for automatic de-energization of distribution powerlines within 1/10 of a second if a fault occurs on the system that could trigger a wildfire ignition. In 2022, EPSS capability was expanded to all High Fire Risk Areas (HFRA) as well as select non-tier buffer areas.1 In 2023, there was a 54 percent reduction in CPUC-reportable ignitions in High Fire Threat Districts (HFTD)/HFRAs compared to the pre-EPSS 2018-2020 three-year average.2 This was primarily driven by a reduction in CPUC-reportable ignitions on EPSS-enabled lines in HFTD/HFRA areas (compared to the pre-EPSS weather normalized 2018-2020 three-year average). Along with the significant reduction of overall ignition count, we have also observed a decrease in total HFTD/HFRA acres burned. In 2022 and 2023, we observed a decrease in total HFTD/HFRA acres burned relative to the pre-EPSS 2018-2020 three-year average. A primary driver for this is understood to be the reduced fault energy, which is the amount of energy delivered to a fault location, that occurs when EPSS protection is enabled.

•    The PSPS program proactively de-energizes power lines in response to forecasted weather conditions. In 2023, we had two PSPS events impacting a total of 5,099 customers.

(1) The HFRA informs the geographic scope of PSPS events by identifying areas in PG&E service territory where existing or future overhead electrical infrastructure could be the source of an ignition that, during a hazardous offshore wind event, results in a catastrophic fire.
(2) HFTD Tier 2 consists of areas on the CPUC's Fire-Threat Map where there is an elevated risk for destructive utility-associated wildfires. HTFD Tier 3 consists of areas where there is an extreme risk for destructive utility-associated wildfires.

2024 Joint Proxy Statement	12

Climate Resilience
The impacts of climate change on our infrastructure are already a reality. Peak electric loads are expected to increase with rising temperatures due to direct impacts of ambient temperatures on equipment and direct impacts on electricity demand driven by rising air conditioning installation and usage.
Climate change will continue to intensify the potential for wildfires throughout California. Additionally, our assets on the coast and in or near watersheds face potential increased exposures to coastal, riverine, and precipitation-related flooding because of climate-driven changes in precipitation and sea-level rise.
A key element of preparing for the physical risks of climate change is an updated system-wide Climate Vulnerability Assessment of our assets, operations, and services, which we plan to file with the CPUC in mid-2024. The assessment is designed to improve our understanding of exposure to climate hazards and the sensitivity of assets and operations to these hazards. Importantly, PG&E has engaged with disadvantaged and vulnerable communities throughout this process.

Financial Performance
PG&E’s physical layers of protection—including wildfire mitigation programs (e.g., system hardening and undergrounding), EPSS, PSPS, and situational awareness—are combining to make our system safer and more resilient in the face of evolving climate challenges. Additionally, management is focused squarely on earning the trust of our customers and owners by delivering customer bill affordability alongside consistent superior financial performance. PG&E’s plan is designed to sustain the high levels of capital investment required to deliver the service our hometowns deserve, and key elements of our strategy include sustainable operating cost savings, improved balance sheet health and pursuit of efficient financing opportunities.

Disclaimers and Cautionary Statement Concerning Forward-Looking Statements
This Joint Proxy Statement contains forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans, and strategies of PG&E Corporation and the Utility, as well as forecasts and estimates regarding PG&E Corporation’s operating results, capital expenditures, cost reductions, customer bills, wildfire risk mitigation (including undergrounding miles and costs), climate and clean energy goals and commitments, and other expectations, estimates, plans, and strategies. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation’s and the Utility’s Annual Report on Form 10-K for the year ended December 31, 2023 and other reports filed with the Securities and Exchange Commission (SEC), which are available on PG&E Corporation’s website at pgecorp.com and on the SEC's website at sec.gov. Some of the factors that could cause future climate and clean energy results to differ materially from those expressed or implied by the forward-looking statements, or from historical results, include whether we are able to dedicate adequate resources to implement our climate strategy; uncertainty regarding maturing technologies; uncertainly whether the necessary infrastructure updates will be made to enable a diverse supply of cleaner fuels; the degree to which customers adopt technologies and behaviors that reduce greenhouse gas emissions; regulatory and financing innovations needed to reduce unnecessary new costs for the energy system, and recovering necessary costs in a sustainable, equitable, and affordable manner; the degree to which we attract, retain, and develop a workforce with the required skill profiles to meet our climate strategy; and the impact of changes to federal, state, and local climate policies. Additionally, some of the factors that could cause future customer bills to differ materially from those expressed or implied by the forward-looking statements include risks and uncertainties associated with energy supply costs, emergency response costs, the timing and outcomes of regulatory proceedings, customer energy usage, and procurement costs. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.

The Corporation and the Utility are providing the address to various websites in this Joint Proxy Statement solely for the information of investors and do not intend the addresses to be active links. PG&E Corporation and the Utility also make available to investors information about the companies’ climate goals and progress in the Corporate Sustainability Report and Climate Strategy Report. The information on these websites and in these reports is not incorporated by reference into this Joint Proxy Statement.

2024 Joint Proxy Statement	13

Proposal 1: Election of Directors of PG&E Corporation and Pacific Gas and Electric Company

Board Recommendation
What are you voting on?
PG&E Corporation and the Utility each asks its respective shareholders to approve the 2024 director nominations. PG&E Corporation and Utility directors are elected to hold office until the 2025 Joint Annual Meeting, or until their successors are elected and qualified, except in the case of death, resignation or removal of a director. If any of the nominees is unable at the time of the Joint Annual Meeting to accept nomination or serve as a director, the proxy holders named on the PG&E Corporation or Utility Proxy Card (as applicable) will vote for substitute nominees at their discretion.

Vote "FOR" Each Nominee

Board Overview
To create stability as we emerged from Chapter 11 in 2020, and as part of our Plan of Reorganization, we agreed with the CPUC that our Boards would be divided into two classes starting with director elections in 2020, with each class elected for a two-year term. These terms were phased out in 2023. Beginning in 2024, all directors will stand for election annually.
All nominees for director of PG&E Corporation (the Corporation) in 2024 also are nominees for director of the Utility. Mr. Singh is a nominee for the Utility Board only. The following individuals were nominated by the Board of the respective company: Rajat Bahri, Cheryl F. Campbell, Edward G. Cannizzaro, Kerry W. Cooper, Jessica L. Denecour, Mark E. Ferguson III, Robert C. Flexon, W. Craig Fugate, Arno L. Harris, Carlos M. Hernandez, Michael R. Niggli, Patricia K. Poppe, Sumeet Singh, William L. Smith, and Benjamin F. Wilson, each of whom is a current member of the Board for which such individual is nominated. All of the current non-employee directors are independent.

Director tenure ranges

Board composition and committee leadership

of Corporation Directors elected in the past five years are diverse	of Utility Directors elected in the past five years are diverse	of Committees chaired by women	of Committees chaired by racially/ethnically diverse Directors	of Committees chaired by diverse Directors

2024 Joint Proxy Statement	14

DIRECTOR NOMINEE BIOGRAPHIES
The names of the nominees for directors of the Corporation and the Utility and certain biographical information as of March 18, 2024 are set forth below:

Rajat Bahri	Director Since	Age	Current Board Committees
	July 2020	59	•Audit •Finance and Innovation
	Current Position Chief Financial Officer, Icertis

Skills Matrix Financial Performance and Planning Technology and Cybersecurity Large Scale Customer Experience
Background
•Chief Financial Officer, Icertis (Contract lifecycle management software company) (2022 to present)
•Chief Financial Officer, ID.me, Inc. (Digital identity network) (2021 to 2022)
•Chief Financial Officer, Wish (Digital marketplace) (2016 to 2021)
•Chief Financial Officer, Jasper Technologies Inc. (Internet of Things service platform) (2013 to 2016)
•Chief Financial Officer, Trimble Navigation Limited (Information technology) (2005 to 2013)
Experience, Skills, and Expertise
Mr. Bahri is a seasoned Chief Financial Officer with public company experience and extensive knowledge of finance, financial performance and planning and audit. He is skilled at building enterprise-wide systems and teams, and brings decades of experience in executive compensation, enterprise risk management, and corporate governance, as well as the operation of audit committees. As a California resident, Mr. Bahri also provides the perspective of a utility customer to the Board.
Past Public Company Board Service
•STEC, Inc. (2008 to 2011) (Chair of the Audit Committee)

Cheryl F. Campbell	Director Since	Age	Current Board Committees
	April 2019	64	•Executive (Chair, Pacific Gas and Electric Company) •Safety and Nuclear Oversight (Chair) •Sustainability and Governance
	Recent Position Retired Senior Vice President of Gas, Xcel Energy, Inc.

Skills Matrix Natural Gas Transmission, Distribution, and Safety Risk Management Workforce and/or Public Safety
Background
•Energy Industry Consultant (2019 to 2021)
•Senior Vice President, Gas (2015 to 2018); Vice President (2011 to 2015); Director, Gas Asset Strategy (2004 to 2008), Xcel Energy, Inc. (Electric and natural gas utility)
Experience, Skills, and Expertise
Ms. Campbell has deep experience in risk management and oversight, as well as employee and public safety. She has worked on safety regulations at the national level, serving on the Department of Transportation’s Gas Pipeline Advisory Committee, and with organizations involved in environmental sustainability. Ms. Campbell was a member of the independent panel assessing the enterprise risk management and overall safety of the 11 gas utilities in Massachusetts in the aftermath of the September 2018 explosions and fires in Merrimack Valley.
Public Company Board Service
•TC Energy Corporation (2022 to present)
Other Board Service
•National Association of Corporate Directors (NACD), Colorado Chapter (2022 to present)
•JANA Corporation (2020 to present)
•Summit Utilities, Inc. (2020 to present) (Chair of the Board)
Past Board Service
•Women’s Leadership Foundation (2020 to 2023) (Chair of the Board)
•National Underground Group (2018 to 2023)
•Gold Shovel Association (2020 to 2022)

2024 Joint Proxy Statement	15

Edward G. Cannizzaro	Director Since	Age	Current Board Committees
	February 2023	63	•Finance and Innovation •Audit
	Recent Position Former Global Head of Quality, Risk and Regulatory, KPMG International

Skills Matrix Financial Performance and Planning Risk Management Audit
Background
•Global Head of Quality, Risk and Regulatory, KPMG International Limited (2018 to 2022)
•National Managing Partner - Risk Management, KPMG (2016 to 2018)
•Lead Engagement Partner, KPMG (2009 to 2016)
Experience, Skills, and Expertise
Mr. Cannizzaro brings 40 years of experience as a global financial executive to the Boards of the Corporation and the Utility. He has a deep background in financial accounting and reporting, risk management, operations, and operational regulatory compliance. During his tenure at KPMG, he served as the Global Head of Quality, Risk and Regulatory, the West Area Managing Partner of Audit, and provided sound oversight and governance as a member of the Board of Directors of KPMG Americas and KPMG US. Mr. Cannizzaro also provides the perspective of a PG&E customer and California resident.
Public Company Board Service
•Ross Stores, Inc. (2022 to present)
Past Board Service
•KPMG LLP (2015 to 2018)

Kerry W. Cooper	Director Since	Age	Current Board Committees
	July 2020	52	•Finance and Innovation •People and Compensation
	Recent Position Former President and Chief Operating Officer, Rothy’s Inc.

Skills Matrix Large Scale Customer Experience Financial Performance and Planning Technology and Cybersecurity
Background
•President and Chief Operating Officer, Rothy’s Inc. (Consumer goods) (2017 to 2020)
•Chief Executive Officer, Choose Energy Inc. (National energy marketplace) (2013 to 2016)
•Chief Operating Officer, Chief Marketing Officer, Modcloth (Consumer goods) (2010 to 2013)
Experience, Skills, and Expertise
Ms. Cooper brings extensive experience in implementing large-scale customer programs, which is critical as the Boards oversee PG&E’s efforts to regionalize and bring operations closer to the customer. During her time at Choose Energy, she built the brand and oversaw its expansion to all deregulated states and natural gas and solar, resulting in a sustainable business model. Ms. Cooper has previously been responsible for managing financial reporting at several companies. She also provides the perspective of a PG&E customer and California resident.
Public Company Board Service
•Upstart Holdings Inc. (2021 to present)
Other Board Service
•Mozilla (March 2023 to present)
•Fictiv (February 2023 to present)
•Gradient (2020 to present)
Past Board Service
•TPB Acquisition Corporation Inc. (2021 to 2023)
•Fernish (2020 to 2023)

2024 Joint Proxy Statement	16

Jessica L. Denecour	Director Since	Age	Current Board Committees
	July 2020	62	•Sustainability and Governance (Chair) •People and Compensation •Safety and Nuclear Oversight •Executive
	Recent Position Former Senior Vice President and Chief Information Officer, Varian Medical Systems

Skills Matrix Technology and Cybersecurity Workforce and/or Public Safety Risk Management
Background
•Senior Vice President, Chief Information Officer, Varian Medical Systems (Medical device manufacturer and software for cancer treatments) (2006 to 2017)
•Vice President, Global IT Application and Solution Services and Global Infrastructure and Operations, Agilent Technologies, Inc. (Chemical analysis, life sciences, and diagnostics) (2000 to 2005)
Experience, Skills, and Expertise
Ms. Denecour has more than 30 years of experience leading global companies into the digital age. As a senior executive and Chief Information Officer, she gained a deep understanding of threats and mitigations in cybersecurity risk management, and experience overseeing investments in new, innovative technology. During her career, she led multiple IT transformations, built effective data privacy and security programs, and implemented state-of-the-art IT governance and systems. A long-time California resident and Utility customer, Ms. Denecour has also demonstrated a commitment to the community through her board work supporting gender parity in the boardroom, and creativity and lifelong learning in children.
Past Public Company Board Service
•MobileIron Inc. (2017 to 2020) (Chair of the Cybersecurity Committee; Chair of the Nominating and Governance Committee)
Past Board Service
•Athena Alliance (2016 to 2018) (Founding member)
•Children’s Discovery Museum of San Jose (2010 to 2017)

Mark E. Ferguson III	Director Since	Age	Current Board Committees
	July 2020	67	•People and Compensation (Chair) •Safety and Nuclear Oversight •Executive
	Current Position Independent Defense and Aerospace Consultant

Skills Matrix Nuclear Generation Safety Workforce and/or Public Safety Management Incentives
Background
•Independent Defense and Aerospace Consultant, MK3 Global LLC (2016 to present)
•Senior Advisor, McKinsey & Company (2016 to 2020)
•Commander of the U.S. Naval Forces in Europe and Africa (2014 to 2016); Vice Chief of Naval Operations (2011 to 2014), U.S. Navy
•Chief of Naval Personnel, U.S. Navy (2008 to 2011)
Experience, Skills, and Expertise
Admiral Mark Ferguson, USN (ret.) brings experience in nuclear reactor operations and engineering, risk and change management, human resources, and cyber preparedness from his 38-year career in the U.S. Navy. Through his leadership positions, he directed the transformation of its personnel management system and education programs. His organization received the Workforce Magazine Optimas Award for innovative personnel policies supporting diversity and women in the workplace. Admiral Ferguson presently is a member of several veteran service organizations and holds a NACD certification in cyber risk oversight.
Public Company Board Service
•VSE Corporation (2017 to present) (Chair of the Nominating and Governance Committee)
Past Board Service
•Center for Naval Analyses (2017 to 2021) (Chair of the Audit Committee)

2024 Joint Proxy Statement	17

Robert C. Flexon	Director Since	Age	Current Board Committees
	July 2020	65	•Executive (Chair, PG&E Corporation) •Audit •Finance and Innovation
	Current Position Former Interim Chief Executive Officer, Capstone Green Energy Holdings, Inc.

Skills Matrix Risk Management Financial Performance and Planning Management Incentives
Background
•Interim Chief Executive Officer, Capstone Green Energy Holdings, Inc. (2023 to 2024)
•President and Chief Executive Officer, Dynegy Inc. (Independent power producer) (2011 to 2018)
•Chief Financial Officer, UGI Corporation (Electric and natural gas utility) (2011)
•Chief Executive Officer, Foster Wheeler AG (Engineering and construction) (2009 to 2010)
Experience, Skills, and Expertise
Mr. Flexon, the Corporation’s Independent Board Chair, provides executive leadership experience in the competitive power and oil and gas sectors. From 2023 to 2024, Mr. Flexon stepped in as Interim Chief Executive Officer at Capstone Green Energy Holdings, Inc., as they searched for a permanent leader. During his time at Dynegy, he executed cultural, operational, and financial restructuring that tripled the company’s size and achieved top decile safety performance, as well as enhanced employee engagement. Mr. Flexon brings extensive safety, risk management and labor relations experience, as well as experience with turnarounds, having led both Dynegy’s 2011 bankruptcy and NRG Energy Inc.’s 2003 post-bankruptcy exit.
Public Company Board Service
•Capstone Green Energy Holdings, Inc. (2018 to present) (Chair of the Board)
Other Board Service
•ERCOT (Texas Independent System Operator) (2021 to present)
Past Public Company Board Service
•Charah Solutions, Inc. (2018 to 2023) (Chair of the Audit Committee)
•TransAlta Corporation (2018 to 2020)
•Westmoreland Coal Company (2016 to 2019)
•Dynegy Inc. (2011 to 2018)

W. Craig Fugate	Director Since	Age	Current Board Committees
	July 2020	64	•Safety and Nuclear Oversight •Sustainability and Governance
	Current Position Principal, Craig Fugate Consulting, LLC

Skills Matrix Wildfire Safety, Prevention and Mitigation Climate Change and Climate Resilience Nuclear Generation Safety
Background
•Principal, Craig Fugate Consulting, LLC (Emergency management and crisis response) (2017 to present)
•Consultant, Ernst and Young (2017 to present)
•Senior Instructor and Advisor, U.S. Army Civilian Emergency Management Program
(2017 to present)
•Chief Emergency Management Officer, One Concern, Inc. (Emergency management technology) (2017 to 2022)
•Administrator of the Federal Emergency Management Agency (FEMA) (Appointed by the President, Senate Confirmed) (2009 to 2017)
Experience, Skills, and Expertise
Mr. Fugate has a deep background in emergency management and crisis response at the county, state, and federal level. During his time at FEMA, Mr. Fugate led the organization through multiple record-breaking disaster years and oversaw the Federal Government’s response to major events, such as the Joplin and Moore tornadoes, Hurricane Sandy, Hurricane Matthew, and the 2016 Louisiana flooding. Mr. Fugate has a strong track record in establishing a robust safety culture and driving a community-oriented approach to emergency management.
Other Board Service
•America’s Public Television Stations (2017 to present)

2024 Joint Proxy Statement	18

Arno L. Harris	Director Since	Age	Current Board Committees
	July 2020	54	•Audit •Sustainability and Governance
	Current Position Managing Partner, AHC

Skills Matrix Innovation and Technology in Clean Energy Climate Change and Climate Resilience Renewable Energy and Related Engineering Experience
Background
•Managing Partner, AHC (Clean energy and transportation consulting) (2015 to present)
•Owner, Clean Balance, LLC. (Clean energy investments) (2021 to present)
•Chief Executive Officer, Alta Motors (Electric motorcycle manufacturer) (2017 to 2018)
•Founder and Chief Executive Officer, Recurrent Energy, LLC (Utility-scale solar project developer) (2006 to 2015)
Experience, Skills, and Expertise
Mr. Harris brings 25 years of experience in clean technology and renewable energy through his work on climate change through the intersection of technology, business, and public policy. His understanding of energy, sustainability, and commercial operations within California’s regulatory environment contributes to the Boards’ effective oversight of environmental, social, and governance (ESG) and climate change issues. Mr. Harris is also a longtime California resident and PG&E customer who has demonstrated a commitment to the community through his work supporting Tipping Point Community, a non-profit focused on alleviating poverty.
Other Board Service
•Revolv Global Inc. (2023 to present)
•Gator Holdings, LLC (2022 to present)
Past Public Company Board Service
•ArcLight Clean Transition II (2021 to 2022)
•Azure Power Global Limited (2016 to 2022) (Chair of the Audit Committee; Chair of the Capital Committee)
•ArcLight Clean Transition Corp. (2020 to 2021)

Carlos M. Hernandez	Director Since	Age	Current Board Committees
	March 2022	69	•Audit •Finance and Innovation
	Recent Position Former Chief Executive Officer, Fluor Corporation

Skills Matrix Risk Management Financial Performance and Planning Workforce and/or Public Safety
Background
•Chief Executive Officer (2019 to 2020); Interim Chief Executive Officer (2019); Executive Vice President, Chief Legal Officer, and Secretary (2007 to 2019), Fluor Corporation (Engineering and construction)
•General Counsel and Secretary, Arcelor Mittal Americas (Steel and mining) (2004 to 2007)
Experience, Skills, and Expertise
Mr. Hernandez brings decades of experience in legal affairs, risk management, financial restructuring, and corporate governance and compliance. He has a strong foundation in law, business, and engineering, having served as General Counsel of publicly-traded companies in engineering, procurement, construction (EPC), manufacturing, and distribution. During his time at Fluor Corporation, he developed, led, and executed project risk assessment, established new selectivity criteria, and restored confidence in the company’s financial reporting. He has experience with environmental and safety matters, as well as government affairs.
Past Public Company Board Service
•Fluor Corporation (2019 to 2020)
Other Board Service
•Steward Health Care System (2021 to present)
Past Board Service
•ICA / Fluor (2016 to 2019)
•NuScale Power LLC (2011 to 2019)

2024 Joint Proxy Statement	19

Michael R. Niggli	Director Since	Age	Current Board Committees
	July 2020	74	•People and Compensation •Safety and Nuclear Oversight
	Recent Position Retired President and Chief Operating Officer, San Diego Gas & Electric Company

Skills Matrix Wildfire Safety, Prevention and Mitigation Natural Gas Transmission, Distribution, and Safety Innovation and Technology in the Clean Energy and Utility Industry
Background
•President and Chief Operating Officer (2010 to 2013); Chief Operating Officer (2007 to 2010), San Diego Gas & Electric Company (SDG&E)
•Chief Operating Officer, Southern California Gas Company (2006 to 2007)
Experience, Skills, and Expertise
With more than four decades of experience in the utility and energy sector, Mr. Niggli brings significant operations, risk management, and leadership experience, particularly in regulated utilities. Mr. Niggli provides in-depth knowledge of the California regulatory landscape, and during his leadership role at SDG&E established the first-of-their-kind wildfire and public safety programs aimed at reducing wildfire risks. He has been a longtime supporter of and leader for the Great Basin National Park Foundation, working to make accessible the natural resources of the park. Mr. Niggli also currently serves on the Dean’s Advisory Council for California State University, Long Beach.
Public Company Board Service
•ESS, Inc. (2015 to present) (Chair of the Board)
Other Board Service
•ESVAL (2015 to present)
•ESSBIO (2015 to present)
•Avanea Energy Co. (2021 to present)
Past Board Service
•American Transmission Company (2015 to 2023)

Patricia K. Poppe	Director Since	Age	Current Board Committee
	January 2021	55	•Executive
	Current Position Chief Executive Officer, PG&E Corporation

Skills Matrix Workforce and/or Public Safety Utility Operations or Related Engineering Experience Financial Performance and Planning
Background
•Chief Executive Officer, PG&E Corporation (2021 to present)
•President and Chief Executive Officer, CMS Energy Corporation and Consumers Energy (2016 to 2020)
Experience, Skills, and Expertise
Ms. Poppe brings over 15 years of experience, including as chief executive, in the highly regulated utility industry. Under her leadership, CMS Energy and Consumers Energy earned consistent industry recognition and maintained strong operational and financial performance. PG&E values Ms. Poppe’s extensive utility experience championing safety and workplace equity, developing strong working relationships with labor, and building broad support for clean energy. She demonstrates a commitment to the community through her board work supporting the California Chamber of Commerce.
Public Company Board Service
•Whirlpool Corporation (2019 to present)
Other Board Service
•Electric Power Research Institute (2021 to present)
•Institute of Nuclear Power Operations (2021 to present)
•AEGIS Insurance Services, Inc. (2020 to present)
•Edison Electric Institute (2016 to present)

2024 Joint Proxy Statement	20

Sumeet Singh	Director Since	Age	Current Board Committee
	March 2023	45	•None
	Current Position Executive Vice President, Operations and Chief Operating Officer, Pacific Gas and Electric Company

Skills Matrix

Utility Operations or Related Engineering Experience

Natural gas transmission, distribution, operation, and safety

Wildfire Safety, Preparedness, Prevention, Mitigation, Response, and Recovery

Background
•Executive Vice President, Operations and Chief Operating Officer, Pacific Gas and Electric Company (Utility) (2023 to present)
•Executive Vice President, Chief Risk and Chief Safety Officer, PG&E Corporation and the Utility (2022 to 2023)
•Senior Vice President and Chief Risk Officer, PG&E Corporation and the Utility (2021)
•Interim President and Chief Risk Officer of the Utility and Senior Vice President and Chief Risk Officer, PG&E Corporation (2021)
•Senior Vice President, Chief Risk Officer (2020 to 2021)
•Gas Integrity & Safety Officer, Picarro Inc. (Gas analyzer manufacturer) (2020);
•Vice President, Asset Management and Community Wildfire Safety Program, Utility (2018 to 2020);
•Vice President, Gas Operations, Utility (2014 to 2018)
Experience, Skills, and Expertise
Mr. Singh provides the Utility Board with knowledge of the Utility’s operations, experienced utility leadership, and engineering background. He also brings experience in safety, risk, electric and gas operations, and asset management developed during his career with PG&E. As the Utility’s Executive Vice President, Operations and Chief Operating Officer, Mr. Singh focuses on safety, increasing connectivity among operational groups, and promoting operational excellence.
Other Board Service
•California Chamber of Commerce (2023 to present)
•GTI Energy (2021 to present)

William L. Smith	Director Since	Age	Current Board Committees
	October 2019	66	•Finance and Innovation (Chair) •Safety and Nuclear Oversight •Executive
	Recent Position Retired President of Technology Operations, AT&T Services, Inc.

Skills Matrix Technology and Cybersecurity Utility Operations or Related Engineering Experience Large Scale Customer Experience
Background
•Interim Chief Executive Officer, PG&E Corporation (2020)
•President, Technology Operations (2014 to 2016); President, Network Operations (2008 to 2014), AT&T (Telecommunications)
Experience, Skills, and Expertise
Mr. Smith brings in-depth knowledge of PG&E’s operations to the Boards, having served as the Interim Chief Executive Officer in 2020 while PG&E Corporation searched for a long-term leader. He also brings decades of technology and strategy experience from his 37-year tenure at AT&T. This includes large-scale integration and modernization of vast infrastructure networks, identification and implementation of new technologies, and a track record of delivering on commitments to public and employee safety. Additionally, Mr. Smith offers expertise in cybersecurity, having led the operational cybersecurity team at AT&T and having had significant interaction with the NSA, FBI, and DHS on cyber matters.
Past Public Company Board Service
•OCLARO, Inc. (2012 to 2018)
Other Board Service
•Zayo Communications (2023 to present)
•Tillman Networks LLC (2017 to present) (Chair of the Board)

2024 Joint Proxy Statement	21

Benjamin F. Wilson	Director Since	Age	Current Board Committees
	July 2020	72	•Audit (Chair) •Sustainability and Governance •Executive
	Recent Position Retired Chairman, Beveridge & Diamond PC

Skills Matrix Risk Management Climate Change and Climate Resilience Management Incentives
Background
•Chairman (2017 to 2021); Managing Principal (2008 to 2016), Beveridge & Diamond PC (Environmental law practice)
•Adjunct Professor, Howard University (2004 to present)
Experience, Skills, and Expertise
Mr. Wilson brings 45 years of practice in both state and federal courts on commercial litigation and environmental regulation and litigation matters. During his leadership at Beveridge & Diamond PC, he served as lead counsel in numerous complex environmental and regulatory matters for major consumer product corporations, retailers, oil and gas companies, municipalities, and developers. Mr. Wilson's service as the Court-appointed Monitor for the Duke Energy coal ash spill remediation project and as Deputy Monitor in the Volkswagen AG emissions proceedings provides an important perspective to the Board. Additionally, Mr. Wilson offers deep experience on environmental justice issues and is a recognized leader on diversity and inclusion issues in the legal profession.
Other Board Service
•APCO Worldwide (2021 to present)
Past Board Service
•Northwestern Mutual Life Insurance Company (2010 to 2023) (Lead Director)
•Environmental Law Institute (2017 to 2022)
•Dartmouth College (2012 to 2020) (Chair of the Audit Committee)

2024 Joint Proxy Statement	22

Diversity
Diversity is a core value for us, as demonstrated by the composition of our Boards, and one that we will continue to champion in the future. PG&E asks the continuing directors to self-identify using the following categories of underrepresented communities (reflecting those listed in California’s Assembly Bill 979 on board diversity, and of interest to the companies’ stakeholders: Black, African American, Hispanic, Latino, Asian, Pacific Islander, Native American, Native Hawaiian, Alaska Native, North African, or Middle Eastern, or gay, lesbian, bisexual, transgender, or other member of the queer community. The Sustainability and Governance Committee and the Boards annually review whether the diversity represented by the members of the Boards serves the needs of the companies, as part of the director refreshment process, which is described more on page 26. If a diversity gap is identified, then as Board vacancies arise the Sustainability and Governance Committee will consider and prioritize the need to close that gap, along with other factors, in its director recruitment process.

					Committee Memberships					Other Public Boards
	Independent	Diverse	Age	Tenure	A	FI	PC	SNO	SG
Rajat Bahri	•	API	59	4	•	•
Cheryl F. Campbell	•	G	64	5				*	•	1
Edward G. Cannizzaro	•	HSP	63	1	•	•				1
Kerry W. Cooper	•	G	52	4		•	•			1
Jessica L. Denecour	•	G	62	4			•	•	*
Mark E. Ferguson III	•	CAU	67	4			*	•		1
Robert C. Flexon	•	CAU	65	4	•	•				1
W. Craig Fugate	•	CAU	64	4				•	•
Arno L. Harris	•	CAU	54	4	•				•
Carlos M. Hernandez	•	HSP	69	2	•	•
Michael R. Niggli	•	CAU	74	4			•	•		1
Patricia K. Poppe		G	55	3						1
Sumeet Singh		API	45	1
William L. Smith	•	CAU	66	4		*		•
Benjamin F. Wilson	•	AA	72	4	*				•

API = Asian, Pacific Islander	AA = African American	CAU = Caucasian	HSP = Hispanic/Latinx	G = Gender Diversity	* = Chair
A = Audit Committees	FI = Finance and Innovation Committee	PC = People and Compensation Committee	SNO = Safety, Nuclear, and Oversight Committees	SG = Sustainability and Governance Committee
Our Board and management reflect our commitment to diversity in the following roles:

~~•~~	Corporation Chief Executive Officer	•	Corporation Chief Financial Officer	•	Corporation Chief Sustainability Officer
~~•~~	Corporation Chief Information Officer	~~•~~	Utility Chief Operating Officer	~~•~~	Utility Chief Customer Officer
•	Independent Chair of Utility Board of Directors	•	Chair of Safety and Nuclear Oversight Committee	•	Chair of Sustainability and Governance Committee
~~•~~	Chair of Audit Committee	•	Corporation and Utility Chief People Officer

2024 Joint Proxy Statement	23

Independence
On each of PG&E Corporation’s and the Utility’s Boards, all of the current non-employee directors are independent as defined by the New York Stock Exchange (NYSE). The definitions of independence found in the Corporation's and Utility’s Corporate Governance Guidelines reflect the applicable NYSE definitions and are available on our website as described further on page 99.
We found no transactions or relationships that would compromise any non-employee director’s general independence during 2023 and thus required the Boards’ consideration and review.
There are no familial relationships between any director of the Corporation or the Utility, executive officer of the Corporation or the Utility, or person nominated or chosen to become a director or executive officer of the Corporation or the Utility.
Skills
Our Boards exhibit diversity of experience, skills, and attributes, and this allows them to effectively oversee the Companies’ operations. Key Board leaders have substantial expertise in areas such as wildfire mitigation, natural gas operations, risk management, and cybersecurity. The Sustainability and Governance Committee reviews, and the Boards approve, the skills matrix annually, taking into account the current composition of the Boards and the criteria previously agreed upon with our key stakeholders and regulators.

Skills Matrix
•	Wildfire safety, preparedness, prevention, mitigation, response, and/or recovery	•	Workforce safety and public safety
•	Technology and cybersecurity	•	Nuclear generation safety
•	Natural gas transmission, distribution, operation, and safety	•	Public policy (legal, regulatory, or government)
•	Leadership in the energy or utility industry	•	Utility operation or related engineering experience
•	Innovation and technology in the clean energy or utility industry	•	Risk management (including enterprise risk management)
•	Climate change mitigation or climate resilience	•	Renewable energy and related engineering experience
•	Financial performance and planning	•	Financial literacy
•	Audit	•	Management incentives
•	Labor relations	•	Large-scale customer experience
•	Public company board experience	•	Community leadership

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GOVERNANCE
We believe our current governance practices provide the foundation for excellence. Our best practices include:

	Board Composition and Policies		Shareholder Rights
•	All non-executive directors are independent, including Board chairs	•	Takeover defenses — directors are elected annually
•	All independent committees (other than Executive Committees)	•	Majority vote for directors, with mandatory resignation policy and plurality carve-out for contested elections
•	Separation of leadership roles of the Chairman of the Board and the Chief Executive Officer	•	Proxy access provisions consistent with market standards —three percent for three years
•	Director over-boarding policy prohibiting service on more than three public company boards	•	No supermajority vote requirements
•	Regular executive session meetings without management	•	One share, one vote
•	Board oversight of key areas, including risk, cybersecurity, safety, sustainability, climate resilience, compliance, and ethics	•	No anti-takeover poison pill — shareholder approval required for adoption
•	Annual Board and Committee evaluations	•	Confidential voting policy for uncontested elections
•	Ongoing director education	•	Policy limiting obtaining certain types of services from the independent auditor
•	Executive and director stock ownership guidelines	•	Right to amend bylaws
Many of our governance practices are documented in the Corporate Governance Guidelines adopted by the Boards of PG&E Corporation and the Utility and available on our website as described further on page 99. These Guidelines are reviewed annually and updated as recommended by the Sustainability and Governance Committee.
Leadership Structure
Each company’s Board maintains a flexible policy regarding board leadership structure, including whether the offices of Chair and CEO (or President, if the office of CEO is not filled) should be separate and, if the roles are separate, whether the Chair should be elected from management or from among the non-management directors. The Board regularly assesses the appropriateness of the Board’s leadership structure at least annually, and when there is a vacancy in the positions of either the Chair or the CEO (or PEOs), given the specific facts at the time of assessment including, for example, regulatory requirements, the skills, expertise, and experience of individuals serving as Chair or CEO, and corporate structural needs.
At both the Corporation and the Utility, the Chair of the Board is independent. The Chair’s primary duties are to preside over meetings of the Board, including special meetings and set meeting agendas. For joint meetings of both Companies’ Boards, the Corporation Chair performs these functions. Additionally, the Chair is consulted regarding each Board’s nominees and the composition and chairmanship of Board committees. At both companies, the independent directors meet at each regularly scheduled Board meeting in executive session. These executive session meetings generally are chaired by the independent Chair, who also establishes the agenda for each executive session meeting and determines which, if any, other individuals (including members of management) attend each meeting. For joint executive session meetings of both companies’ Boards, the Corporation Chair performs these functions.
At each company, if the Chair is not independent, then the independent directors must elect a lead independent director from among the independent chairs of the standing Corporation and Utility Board committees. Currently, each company has an independent Chair, and so neither company has a lead independent director.

PG&E Corporation
At PG&E Corporation, the positions of Chair and CEO have been separated since March 2017. Since July 2020, Robert C. Flexon has served as PG&E Corporation’s independent non-executive Chair of the Board, and the positions of Chair and CEO continue to be separated. Patricia K. Poppe assumed the role of CEO on January 4, 2021. Continuing to separate the roles will allow Ms. Poppe to continue to focus on the business of PG&E Corporation and its strategic priorities, while Mr. Flexon leads the Board of Directors.

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Pacific Gas and Electric Company
At Pacific Gas and Electric Company, the positions of Chair and PEO have been separated since January 2008. In December 2022, Cheryl F. Campbell became the independent non-executive Chair of the Utility Board. No single individual serves as the Utility’s PEO, and the Utility Board has allocated the duties and powers of the office of the Utility President to Sumeet Singh, who since March 1, 2023, has served as the Utility’s Executive Vice President, Operations and Chief Operating Officer, Marlene Santos, who since March 2021 has served as the Utility’s Executive Vice President and Chief Customer Officer and since October 2023 as Executive Vice President, Chief Customer Officer and Enterprise Solutions Officer, and Jason Glickman, who since May 2021 has served as the Utility’s Executive Vice President, Engineering, Planning, and Strategy. Separating the roles of Chair and PEO allows the Utility to preserve continuity while continuing to attract and retain top talent and allows customers and other stakeholders to benefit from the complementary skill sets and business experiences of Ms. Campbell, Mr. Singh, Ms. Santos, and Mr. Glickman. As a subsidiary of PG&E Corporation, the Utility also benefits from the fact that Mr. Flexon is a member of the Utility Board. Pursuant to the CPUC’s affiliate rules, no individual may serve as Chair of the Board, CEO, or President, or in a functionally equivalent position, of both PG&E Corporation and the Utility.
Director Refreshment
Our ongoing process to select directors begins with the Sustainability and Governance Committee, which selects the nominees who will be submitted for shareholder vote.
The Sustainability and Governance Committee’s written policy, as reflected in each company’s Guidelines, is to seek nominees with a range of different backgrounds, perspectives, skills, experiences, and fit with Board culture, including characteristics like integrity, ethical standards, judgment, interpersonal skills and relations, communication skills, and the ability to work collaboratively with others. The Guidelines also require the Committee and Boards to consider important public policy objectives such as diversity, representation from regions PG&E serves, and commitment to California’s climate change goals, and also consider a candidate’s age (in light of each Board’s director retirement policy in the Guidelines), applicable legal requirements, and other factors as it deems appropriate given the current needs of the Board and each Company. The Guidelines for both companies may be found at pgecorp.com/about/corporate-governance.html.
The director refreshment process includes an annual review of the incumbent directors’ independence, skills, qualifications, and commitment to serving on the Boards. The ability to commit to serving on the Boards is considered broadly and includes an assessment of all outside commitments.
For new Board nominees, the Sustainability and Governance Committee (in consultation with the Chair of the applicable Board) works with independent search firms (retained by the Boards or the Committee) to identify candidates who are qualified to serve. Mr. Hernandez, who was submitted to shareholders for the first time in 2023, and Mr. Cannizzaro, who was appointed in 2023 and will be submitted to shareholders for the first time in 2024, were identified by such a firm. The independent search firm develops lists of candidates that meet the criteria and, as a whole, represent a variety of the desired skills and attributes, including contributing to Board diversity.
The companies also accept recommendations for director nominees from a variety of sources, including shareholders, community-based organizations, management, and other directors, which are also referred to independent search firms for review. The Committee uses the same criteria, including diversity and skills on the skills matrix, to review all candidates recommended for nomination at the annual meetings—including candidates nominated by shareholders—and reviews all such candidates at the same time.
Shareholders may recommend a person for the Committee to consider as a nominee for director of PG&E Corporation or the Utility by writing to that company’s Corporate Secretary. Recommendations must include (a) a description of the candidate (name, age, principal occupation, business address, and residence address), (b) the class and number of shares of the company’s stock owned by the shareholder and the candidate, (c) other information about the candidate that would be in a proxy statement listing the candidate as a director nominee, and (d) any interest of the shareholder in the candidate’s nomination. We may request additional information on the candidate or the shareholder if needed.

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Board and Committee Evaluation Process
Each Company’s Corporate Governance Guidelines require that the Sustainability and Governance Committee oversees the process for evaluating and assessing the performance of the Boards, including Board committees. The Sustainability and Governance Committee conducts the Board evaluation process at least annually to determine whether the Board as a whole and its committees are functioning effectively, and engages an external third-party to facilitate the process every three years, most recently in 2022. The Board evaluation includes an assessment of the Board’s contribution as a whole and of specific areas in which the Board and/or management believes that a better contribution could be made. Board evaluation topics include board duties and responsibilities, board composition and leadership, corporate governance and effectiveness, and board culture. The Sustainability and Governance Chair presents the evaluation summary and conclusions to each Committee and to the Boards for review and concurrence. Additionally, the evaluation process includes a formal mid-year check-in on the effectiveness of implemented changes to help ensure accountability for improvements.
Service on Other Boards
If a director is considering serving on the board of another public, private, or non-profit company (in addition to PG&E Corporation, the Utility, and their respective subsidiaries), that director must notify the General Counsel of PG&E Corporation, the Chair of the Sustainability and Governance Committee and the Chair of the Board of the Corporation and/or the Utility, as applicable, before accepting membership on any such board. Unless otherwise approved by the applicable Board, (1) a director may not serve on more than three public company boards (in addition to the Corporation and Utility Boards) and (2) a director who is the PEO of a public company (including the Corporation and the Utility) may not serve on more than two public company boards in addition to the board of his or her employer. For these purposes, the Boards of the Corporation and the Utility would count as one board.
If an Audit Committee member simultaneously serves on the audit committees of three or more public companies other than PG&E Corporation, the Utility, and their respective subsidiaries, the Committee member must inform the applicable company’s Board. In order for that member to continue serving on the Audit Committees, each Board must affirmatively determine that the simultaneous service does not impair that committee member’s ability to serve effectively on the applicable Audit Committee.
All members of the Boards are in compliance with the above policies regarding service on other public company boards, as well as on audit committees of other public company boards.

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OPERATIONS
Committee Responsibilities
The Boards of PG&E Corporation and the Utility have permanent standing committees, which support each Board’s basic responsibilities, with formal charters that set forth their responsibilities. Each Board also may establish temporary ad hoc committees, subcommittees, or other informal governing bodies from time to time. Where a committee exists at PG&E Corporation only, that committee’s responsibilities include assisting and advising the Utility Board on matters within the committee’s scope of responsibility.

Committee Name	Company	Scope of Responsibility/Topics Discussed
Executive	PG&E Corporation and Utility	Exercises powers and performs duties of the applicable Board, subject to limits imposed by state law.
Audit(1)	PG&E Corporation and Utility	Oversees and monitors:
		•	Integrity of the company financial statements, and financial and accounting practices
		•	Internal control over financial reporting, and external and internal auditing programs
		•	Selection and oversight of the companies’ Independent Auditor
		•	The compliance and ethics program, including but not limited to, evaluating the effectiveness of such program
		•	Compliance with legal and regulatory requirements, in concert with other Board committees
		•	Related person transactions
		•	Guidelines and policies for risk management, and the allocation of specific risks to committees for oversight
People and Compensation	PG&E Corporation	Oversees matters relating to compensation and benefits, including:
		•	Compensation for non-employee directors
		•	Development, selection, and compensation of policy-making officers
		•	Annual approval of the corporate goals and objectives of the PG&E Corporation CEO and the Utility CEO (or if that position is not filled, the PEOs)
		•	Management evaluation and officer succession planning
		•	Employment, compensation, and benefits policies and practices
		•	Diversity, equity, inclusion, and belonging programs
Finance and Innovation(2)	PG&E Corporation	Oversees matters relating to financial and investment planning, policies, and risks, including:
		•	Financial and investment plans and strategies, including a multi-year financial outlook
		•	Dividend policy
		•	Proposed capital projects and divestitures
		•	Financing plans
		•	Strategic investments in technology, clean energy, and technology infrastructure
		•	Strategic plans and initiatives for potential investments in businesses, joint ventures, mergers, acquisitions, and other business combinations involving the companies
Sustainability and Governance	PG&E Corporation	Oversees matters relating to selection of directors, corporate governance, and Environmental, Social and Governance (ESG) issues, including:
		•	Recommendation of Board candidates, including a review of skills and characteristics required of Board members
		•	Selection of the chairs and membership of Board committees
		•	Corporate governance matters, including the companies’ governance principles and practices, and the review of shareholder proposals
		•	Evaluation of the Boards’ performance and effectiveness
		•	Climate change and climate resilience planning
		•	Environmental compliance
		•	Charitable and political contributions

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Committee Name	Company	Scope of Responsibility/Topics Discussed
Safety and Nuclear Oversight	PG&E Corporation and Utility	Oversees matters relating to safety, risk, wildfire safety, and operational performance, including:
		•	Safety programs, promotion of safety culture, and long-term and short-term safety plans
		•	Wildfire risk reduction and performance against the wildfire safety commitments made by the Utility
		•	Operational performance and risks related to the Utility’s nuclear, generation, and gas and electric transmission and distribution facilities
		•	Cybersecurity
(1)    Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934.
(2)    Each year, the Finance and Innovation Committee presents for the PG&E Corporation and the Utility Boards’ review and/or concurrence (1) a multi-year financial outlook for the Corporation and the Utility that, among other things, summarizes projected financial performance and establishes the basis for the annual budgets, and (2) an annual financial performance plan that establishes financial objectives and sets operating expense and capital spending budgets that reflect the first year of the multi-year financial outlook. Members of the Boards receive regular reports that compare actual to budgeted financial performance and provide other information about financial and operational performance.
Committee Membership Requirements
Each of the standing committees (other than the Executive Committees) is composed entirely of independent directors, as defined in the applicable company’s Guidelines and the Committee’s charters.
The Audit Committees, the People and Compensation Committee, and the Sustainability and Governance Committee are composed entirely of independent directors, as required and defined by the NYSE.
Each member of the Audit Committees and each member of the People and Compensation Committee also satisfies heightened independence standards established by SEC rules and applicable stock exchange requirements regarding independence of audit committee members and compensation committee members.
Each member of the Audit Committees is also financially literate. The following Audit Committee members also have been identified as audit committee financial experts: Rajat Bahri, Edward G. Cannizzaro, Robert C. Flexon, Arno L. Harris, and Benjamin F. Wilson. See background information for these audit committee financial experts in their director biographies beginning on page 15.
Members of the Safety and Nuclear Oversight Committees are required to have special expertise in one of the following areas (pursuant to an agreement reached with the CPUC):
• Specific substantial expertise related to wildfire safety, wildfire prevention, and/or wildfire mitigation
• Specific substantial expertise related to the safe operation of a natural gas distribution company
• Specific substantial expertise related to enterprise risk management, including cybersecurity, and/or experience with nuclear safety
The Sustainability and Governance Committee, in consultation with the Chair of the applicable Board and the applicable CEO or PEOs, with consideration of the interests of the individual directors, recommends to the full Board the chairmanship and membership of each committee. Committee chairs are appointed for three years at a time, but may serve consecutive terms. The regular review cadence for committee membership is generally aligned with the Board and committee self-evaluation processes, and committee assignments consider input gathered during such evaluations.

Current committee membership for all directors can be found in the table on page 23.
Compensation Committee Interlocks and Insider Participation

There were no impermissible interlocks or inside directors on the People and Compensation Committee.

Orientation and Continuing Education
As part of the onboarding of new directors, the PG&E Corporation and Utility Boards host several topic-specific onboarding sessions, during which new and continuing directors meet, and with management, to discuss, among other things, the Companies’ operations, strategy, financial performance, and governance framework, as well as education relating to the energy and utility industry.
Directors regularly receive information on subjects that would assist them in discharging their duties both in formal Board and committee meetings and on an ad hoc basis in response to PG&E or industry events or expressed areas of interest or growth. Topics include business operations, safety, risk management, cybersecurity, corporate governance matters, legal proceedings, the regulatory and policy landscape, sustainability goals and activities, financial performance, and other key stakeholder issues.
Directors attend continuing education and industry topical conferences and are expected to stay current on important developments pertaining to their oversight function and duties to the companies by attending such programs as appropriate,

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Commitment to Our Board
During 2023, there were eight meetings of the Corporation Board and seven meetings of the Utility Board. Director attendance rates at Board meetings for the Corporation and the Utility were 94 and 91 percent, respectively. Each incumbent director attended at least 75 percent of the total meetings of the Boards and the committees on which he or she served.
Under each company’s Guidelines, directors are also expected to attend annual meetings of that company’s shareholders. All of the directors attended the joint annual meeting held in 2023.

	Boards	Audit(3)	People & Compensation	Finance & Innovation	Sustainability & Governance	Safety & Nuclear Oversight(3)
Number of Meetings in 2023	8	8	6	5	4	7
Attendance	Corp: 94% Utility: 91%	98%	96%	100%	100%	100%

(3)	Meetings of the Corporation and Utility committees are concurrent, and numbers reflect numbers for both committees.
Shareholder Engagement

We value our shareholders’ views and maintain an open and constructive dialogue with shareholders throughout the year.

In 2023, activities included:

•Outreach to and meetings with our largest institutional investors
•Engagement at industry investor and other conferences
•Quarterly earnings calls and live Q&A
•Investor Day and hosted on-site meetings
Discussion topics with our shareholders included wildfire risk reduction, climate change strategy, governance practices, and executive compensation.

Director Correspondence
PG&E Corporation has a record of Board responsiveness to shareholders. Under the companies’ Guidelines, the independent Chairs of the Boards are responsible for responding to written communications that are directed to the Boards from shareholders and other parties. See the “User Guide” section on page 97 for information on how to correspond with directors.

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OVERSIGHT

Strategy
The Boards oversee and provide guidance on the business strategy and also monitor the performance of the Corporation and the Utility. The Boards have delegated responsibility for day-to-day business operations to senior management who in turn provides regular updates to the Boards on progress towards accomplishing strategic goals. Board members are expected to develop and maintain a broad understanding of the companies' strategic opportunities and plans. Board members actively participate in the regular updates related to strategic planning and goals, providing insight and direction.

Risk
PG&E has an enterprise risk management program that uses a consistent framework to identify and manage significant risks. The companies work closely with our key regulators on the risk framework, seeking and reflecting their input, and use this framework in rate case proceedings. As a part of the governance structure, the Chief Risk Officer is accountable to the CEO and the Board for ensuring that enterprise risk oversight and management processes are established and operating effectively, and committee charters authorize the Chief Risk Officer to provide reports directly to the Safety and Nuclear Oversight Committees and the Audit Committees.
The Boards’ oversight of risk management programs includes reviewing that programs are designed and implemented by management appropriately, and are functioning as intended. It begins with the Audit Committees, which oversee the guidelines and policies that govern the process by which major risks are identified, assessed and managed, and thus review the full spectrum of key enterprise risks on an annual basis. The Audit Committees’ oversight includes allocation of responsibility for an in-depth review of each enterprise risk to various Board committees, based on the scope of each committee’s charter. The Safety and Nuclear Oversight Committees have been allocated responsibility for overseeing most of the identified risks. Identified enterprise risks are considered when the companies prepare financial disclosures filed with the SEC. Management provides regular reports to the committees on the effectiveness of risk mitigations for each risk, including looking ahead and planning for future conditions, among other things. Management’s risk team and representatives from the functional areas regularly perform horizon scanning exercises, including leverage academic and other third-party surveys, to assist in the identification of future threats and trends. Each committee provides a report of its activities to the Boards. The specific allocation of Board-level risk oversight was most recently reviewed by the Audit Committees in December 2023.

Board and Committee Risk Oversight Responsibilities
Boards: Oversee risks associated with major investments and strategic initiatives and cyber security	People and Compensation: Oversees potential risks arising from the companies’ compensation policies and practices
Audit: Oversees enterprise risk program, and guidelines and policies that govern the processes by which major risks are assessed and managed. Allocates oversight of specific key risks to committees.
Safety and Nuclear Oversight: Oversees risks arising from operations, including wildfire, employee and public safety, electric, gas and generation operations, other risks associated with facilities, emergency response, and cybersecurity

Finance and Innovation: Oversees risks associated with financial markets and liquidity	Sustainability and Governance: Oversees risks associated with climate change
The Boards’ role in risk oversight was not considered by either Board when assessing that Board’s leadership structure. However, each company’s chair has expertise in risk management. Further, the Audit Committees and Safety and Nuclear Oversight Committees play primary roles in Board-level oversight of the companies’ key risks. These committees include either the chair of PG&E Corporation or the chair of the Utility, and the independent Chairs may be consulted regarding the composition of these committees.

Cybersecurity
PG&E Corporation and the Utility have identified cybersecurity as a key enterprise risk, which they manage through their enterprise risk management system. PG&E Corporation’s and the Utility’s Boards of Directors, particularly their Safety and Nuclear Oversight Committees, have primary responsibility for overseeing cybersecurity risk management, including reviewing the companies’ cybersecurity policies, controls, and procedures. The Safety and Nuclear Oversight Committees participate in cybersecurity risk reviews to promote alignment in operations and asset management in the implementation of mitigation strategies designed to reduce the risk and impact of cybersecurity threats. In the event that the Safety and Nuclear Oversight Committees identify significant exposures, including with respect to cybersecurity, they communicate such exposure to the Boards of Directors to assess PG&E Corporation’s and the Utility’s risk identification, risk management, and mitigation strategies. Management provides briefings to the Safety and Nuclear Oversight Committees at least annually, as well as briefings on important cybersecurity incidents and threats as necessary and appropriate or as requested. These briefings include describing cybersecurity threats, defenses, mitigation strategies, and risk data analytics that may impact the companies’ significant assets.

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Safety
The Boards believe that the safety of employees, contractors, customers, and the public is the top priority for the PG&E Corporation CEO, the senior management team, and PG&E management. PG&E’s Chief Safety Officer has broad responsibilities to implement safety programs and culture. As part of the Boards’ oversight function, the Boards engage directly with the Chief Safety Officer, Chief Risk Officer and other operational leaders within the companies on the development and implementation of these programs. The Boards’ Safety and Nuclear Oversight Committees maintain joint responsibility with the Boards for safety oversight at the companies. The Safety and Nuclear Oversight Committees receive regular safety reports from management that include performance metrics, reporting on serious incidents, and actions to improve employee, contractor, customer, and public safety.
In 2023, the Safety and Nuclear Oversight Committees continued to receive regular updates on the execution of the WMP, to engage with senior leadership, and to report out to the Boards on a regular basis on progress. In addition, the Chair of the Safety and Nuclear Oversight Committees personally interacts with the CPUC on an ad hoc basis to provide insight on the WMP. Other significant focus areas have included worker and public safety, safety culture, safe nuclear operations, and evaluation of top enterprise risks, such as risks to key assets, facilities, and technologies.
As discussed in the Compensation Discussion and Analysis below (page 44), the Safety and Nuclear Oversight Committees work closely with the People and Compensation Committee in the selection of the safety performance metrics for inclusion in the short-and long-term incentive compensation programs, and in the evaluation of performance to determine individual awards.

Sustainability and Corporate Responsibility
At PG&E, corporate sustainability as business strategy is integral to delivering on the triple bottom line of People, Planet, and Prosperity underscored by strong operational performance. PG&E believes that integrating and managing ESG topics, such as addressing climate change, into PG&E’s business strategy creates long-term value for PG&E and for our customers, communities, coworkers, and other stakeholders. Mitigating and adapting to the impacts of climate change presents opportunities for growth for our business and economic opportunity in our communities. It highlights the need to adopt a longer-term perspective about potential risks posed by climate change and to incorporate a resilience mindset and approach. The Boards oversee safety, climate change, and other ESG topics with the support of committees.

The Boards	•	Oversee ESG risks and opportunities, including the direction of the companies’ opportunities in decarbonization, electric vehicles, greening the gas supply, and helping California define and implement green energy policy
	•	Review corporate goals related to safety, reliability, people management, and sustainability commitments
	•	Participate in ERG events to support the companies’ diversity and inclusion initiatives
Safety and Nuclear Oversight	•	Oversee the risks associated with the impact of climate change on operations, assets and facilities, and planned mitigations
	•	Oversee the companies’ programs related to public, employee and contractor safety, and operational excellence, including training
Sustainability and Governance	•	Oversees consideration of diversity when identifying nominees to the Board
	•	Oversees corporate sustainability issues, such as environmental compliance and leadership, climate change resilience, and community investments
	•	Includes an annual review of PG&E’s sustainability practices and performance
People and Compensation	•	Approves incentive compensation structures, which reinforce sustainability commitments
	•	Oversees diversity and inclusion in workforce planning and management succession
Finance and Innovation	•	Approves capital budgets and investments in zero-carbon technologies and grid modernization
For additional information regarding PG&E’s sustainability efforts and progress, please see our Corporate Sustainability Report, which can be accessed at the sustainability portion of PG&E Corporation’s website at pgecorp.com/sustainability/corporate-sustainability.html.

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Political Contributions
The Sustainability and Governance Committee provides oversight of the strategy, budget, and direction of PG&E Corporation’s and the Utility’s political contributions and recommends Board approval limits for political contributions from the companies to candidates, measures, initiatives, political action committees, and certain other organizations that may engage in activities involving elections. All political contributions from the companies are made in full compliance with applicable federal, state, local laws, and regulations. The companies prioritize political contributions that result in support of the companies’ goals of combating climate change, strengthening energy infrastructure, and advancing the companies’ strategic initiatives. The Sustainability and Governance Committee also directs preparation of an annual report, which summarizes political contributions and certain other expenditures made by the companies during the preceding year.
Additional information regarding each company’s political engagement policies and political contributions is available at pgecorp.com/about/corporate-governance/political-engagement.html.

Ethics and Compliance
Oversight of the companies’ ethics and compliance programs rests with the Audit Committees of PG&E Corporation and the Utility. The Audit Committees receive regular reports on the maturity of the companies’ compliance programs. In addition, the Audit Committees review instances of fraud, focusing on the development of effective controls to prevent and detect fraud. As a part of the governance structure, the Chief Ethics and Compliance Officer is accountable to the CEO and the Board, and committee charters authorize the Chief Risk Officer to provide reports directly to the Safety and Nuclear Oversight Committees and the Audit Committees. PG&E’s Code of Conduct applies to all employees and describes our core values, which should be incorporated into every business decision. PG&E also has a Supplier Code of Conduct, as well as a Code of Conduct for members of the Boards of Directors. Additional information regarding our Codes of Conduct is available at pgecorp.com/about/compliance-and-ethics.html.

Management Succession
At least annually, each of the PG&E Corporation and Utility Boards reviews the applicable company’s plan for PEO succession, both in the ordinary course of business and in response to emergency situations. Each company’s Board develops profiles of appropriate responsibilities, attributes, and requirements for the PEO positions, which reflect that company’s business functions, vision, and strategy. Potential candidates for PEO positions may be identified internally within the companies in consultation with the People and Compensation Committee, which oversees the evaluation of management, and the PG&E Corporation CEO, as well as externally through various sources, including independent third-party consultants.
The succession planning process also addresses the continuing development of appropriate leadership skills for internal candidates for PEOs and candidates for other leadership positions within the companies. The People and Compensation Committee is responsible for reviewing the CEO’s long-range plans for officer development and succession for PG&E Corporation and the Utility in connection with its review of officer elections, promotions, and compensation matters during the year.
Throughout 2023, the People and Compensation Committee addressed management succession and executive development in connection with its review of officer elections, promotions, and compensation matters during the year.

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RELATED PERSON TRANSACTIONS

Related Person Transactions Policy
The Boards of PG&E Corporation and the Utility each adopted a written policy (the companies’ Related Person Transaction Policy, or the “Policy”), which generally requires the applicable Audit Committee’s approval or ratification of transactions that would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (Item 404(a)), except that the Policy has a lower dollar threshold than Item 404(a).

Annual Review
At the first meeting of each year, each company’s Audit Committee reviews, approves, and/or ratifies related person transactions (other than the types of transactions that are excluded from disclosure under Item 404(a)) with values exceeding $10,000 in which either company participates and in which any “Related Person” has a material direct or indirect interest. For these purposes, “Related Person” includes (1) any director, nominee for director, or executive officer, (2) holders of greater than 5 percent of that company’s voting securities, and (3) those parties’ immediate family members.

Periodic Review
After the annual review and approval of related person transactions, if either company wishes to enter into a new related person transaction, then that transaction must be either pre-approved or ratified by the applicable Audit Committee. If a transaction is not ratified in accordance with the Policy, management will make all reasonable efforts to cancel or annul that transaction.

Where it is not practical or desirable to wait until the next Audit Committee meeting to obtain approval or ratification, the Chair of the applicable Audit Committee may elect to approve a particular related person transaction. If the Chair of the applicable Audit Committee has an interest in the proposed related person transaction, then that transaction may be reviewed and approved by another independent and disinterested member of the applicable Audit Committee. In either case, the individual approving the transaction must report such approval to the full Audit Committee at the next regularly scheduled meeting.

When reviewing any related person transaction, the Audit Committees consider whether the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, and whether the transaction is inconsistent with the best interests of the companies and their shareholders. The Policy also requires that each Audit Committee disclose to the respective Board any material related person transactions.
Since January 1, 2023, all related person transactions have been approved or ratified by the applicable Audit Committee in accordance with this Policy.

Related Person Transactions
BlackRock, Inc. and its affiliates (BlackRock) provide asset management services to the Utility’s nuclear decommissioning trusts, customer credit trust, and various trusts associated with the companies’ employee benefit plans. During 2023, BlackRock earned approximately $3.6 million for these services.

Fidelity Management and Research Company, LLC and its affiliates (Fidelity) provide recordkeeper and trustee services for benefit plans sponsored by PG&E Corporation. During 2023, Fidelity earned approximately $0.3 million for these services.

State Street Corporation and its affiliates (State Street) provide asset management services for the Utility’s nuclear decommissioning trusts and the defined contribution plan associated with the companies’ employee benefit plans. During 2023, State Street earned approximately $3.4 million for these services.

Each of BlackRock, Fidelity, and State Street beneficially owns at least 5 percent of PG&E Corporation's common stock, and such services were initiated prior to becoming 5 percent owners of PG&E Corporation's common stock. PG&E Corporation expects that these companies will continue to provide similar services and products in the future, at similar levels, in the normal course of business operations.

On January 3, 2023, Carolyn J. Burke became a special advisor to PG&E Corporation. For such work, she earned $242,000 in January and February 2023. On March 14, 2023, Ms. Burke was appointed as Executive Vice President, Finance and therefore became an executive officer and Related Person of PG&E Corporation. Once Ms. Burke became an employee of PG&E Corporation, no further related person transactions occurred, and none are expected in the future.

On July 2, 2021, the Corporation, the Utility, an affiliate, and the PG&E Fire Victim Trust (Trust) entered into an agreement pursuant to which the parties committed to entering into one or more share exchange transactions for the exchange of up to an aggregate of 477,743,590 shares of PG&E Corporation common stock issued to the Trust pursuant to the Plan of Reorganization for an equal number of newly-issued shares of PG&E Corporation common stock. During 2023, the Trust conducted four exchange transactions for an aggregate of 247,743,590 shares of PG&E Corporation common stock.

2024 Joint Proxy Statement	34

COMPENSATION OF NON-EMPLOYEE DIRECTORS
Each of the Boards of PG&E Corporation and the Utility establishes the level of compensation for that company’s non-employee directors, based on the recommendation of the People and Compensation Committee. Directors who serve as employees of either company receive no additional compensation for concurrent service as directors.
The People and Compensation Committee periodically reviews the amount and form of compensation paid to non-employee directors of PG&E Corporation and the Utility. As part of this review, the Committee reviews the compensation provided to the companies’ non-employee directors as compared to other companies.
Compensation paid to non-employee directors for 2023 for service on the Boards and their committees was based upon periodic compensation reviews conducted in consultation with the Committee’s executive compensation consultant for 2023, Meridian Compensation Partners, LLC. In connection with the People and Compensation Committee’s May 2023 review of the companies’ non-employee director compensation program, PG&E Corporation adjusted the compensation program and, effective July 1, 2023, the following changes took effect: the additional retainer fee for the chairs of the Finance and Innovation Committee and Sustainability and Governance Committee was increased from $3,750 to $5,000 per quarter.

Non-Employee Director Total 2023 Compensation Summary
 The following framework was in effect during 2023. Additional details are provided in the sections that follow.

Annual Retainer (effective as of the end of 2023)	Per Quarter(1)	Annual(1)
Non-Employee Directors(2)	$30,000	$120,000
Corporation Chair of the Board	$20,000 additional	$80,000 additional
Utility Chair of the Board(2)	$5,000 additional	$20,000 additional
Committee Chair Additional Retainers
Audit Committees(2)	$7,500	$30,000
People and Compensation Committee	$5,000	$20,000
Safety and Nuclear Oversight (SNO) Committees(2)	$5,000	$20,000
Finance and Innovation Committee(3)	$5,000	$20,000
Sustainability and Governance Committee(3)	$5,000	$20,000

Annual Equity Awards
Non-Employee Directors	N/A	$180,000
Corporation Chair of the Board(1)	N/A	$100,000 additional

(1)	Amounts shown are effective as of the end of 2023. Mid-year retainer changes are noted below.
(2)	No additional retainer, equity award, or per-meeting fee will be paid by the Utility for any quarter during which the director is paid a retainer, equity award, or per-meeting fee from the Corporation for the same role.
(3)	Retainer increased on July 1, 2023 from $3,750 per quarter and $15,000 per year, to $5,000 per quarter and $20,000 per year.

Retainers
Retainers are paid as described in the summary table above. Other than the Utility Chair retainer, there are no retainers paid to Corporation Directors for concurrent service on the Utility Board or any of its Committees. There are currently no per meeting fees.

Non-Employee Director Stock-Based Compensation; Compensation Limits
Under the 2021 Long-Term Incentive Program (LTIP), each non-employee director of PG&E Corporation is entitled to receive annual awards of stock-based compensation. Pursuant to the terms of the applicable LTIP, as approved by PG&E Corporation’s shareholders, the annual value of equity awards provided to any one non-employee director is limited to $400,000 in any calendar year.
Effective June 1, 2021, the maximum aggregate value of equity and cash-based awards to any non-employee director of PG&E Corporation during any calendar year may not exceed $750,000 except that, in the case of a non-employee director who is serving as Chairman of the Board, the annual limit is increased by 200 percent. This limitation was approved by shareholders of PG&E Corporation in connection with the approval of the 2021 LTIP at the 2021 Annual Meeting of Shareholders of PG&E Corporation and the Utility.

2024 Joint Proxy Statement	35

LTIP awards for 2023 were granted on May 19, 2023. Each non-employee director’s award—other than that for the Chair of PG&E Corporation—had a total aggregate value of $180,000 (rounded down to reflect awards equivalent to whole units with values equivalent to whole shares of PG&E Corporation common stock) and consisted of restricted stock units (RSUs) that were granted to each non-employee director after his or her election to the Board. The award for the Chair of PG&E Corporation had a total aggregate value of $280,000 (rounded down to reflect awards equivalent to whole units with values equivalent to whole shares of PG&E Corporation common stock) and consisted of RSUs that were granted after his election to the Board. These RSUs will vest at the earlier of the first anniversary of the date of grant (May 19, 2024), or the end of the director’s annual term, and then will be settled as shares of PG&E Corporation common stock. RSUs will also vest and be settled upon the director’s death or disability, or if there is both a Change in Control (as defined on page 84) and the director is terminated. Otherwise, RSUs are forfeited if the director ceases to be a member of the Board prior to vesting. Non-employee directors also may elect to defer settlement of vested RSUs.

2023 Director Compensation
The following table summarizes the principal components of compensation paid or granted to individuals for their service as non-employee directors of PG&E Corporation and the Utility during 2023.

Name	Fees Earned Or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
Rajat Bahri	120,000	179,986	0	0	299,986
Cheryl F. Campbell	160,000	179,986	0	0	339,986
Edward G. Cannizzaro(4)	102,000	179,986	0	0	281,986
Kerry W. Cooper	120,000	179,986	0	0	299,986
Jessica L. Denecour	137,500	179,986	0	0	317,486
Mark E. Ferguson III	140,000	179,986	0	0	319,986
Robert C. Flexon	200,000	279,995	0	0	479,995
W. Craig Fugate	120,000	179,986	0	0	299,986
Arno L. Harris	120,000	179,986	0	0	299,986
Carlos M. Hernandez	120,000	179,986	0	0	299,986
Michael R. Niggli	120,000	179,986	0	0	299,986
William L. Smith	137,500	179,986	0	0	317,486
Benjamin F. Wilson	150,000	179,986	0	0	329,986
(1)    Represents receipt of retainers described above under “Non-Employee Director Total 2023 Compensation Summary.”
(2)    Represents the grant date fair value of equity awards granted to non-employee directors of PG&E Corporation in 2023, measured in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation” (FASB ASC Topic 718). Grant date fair value for RSUs is measured using the closing price of PG&E Corporation common stock on the date of grant. Each non-employee director elected at the 2023 Annual Meetings of Shareholders of PG&E Corporation and the Utility—except the Chair of the PG&E Corporation Board—received 10,836 RSUs with a grant date value of $179,986. The Chair of the PG&E Corporation Board received 16,857 RSUs with a grant date value of $279,995. The aggregate number of stock awards outstanding for each non-employee director at December 31, 2023 was: Mr. Bahri, Ms. Campbell, Mr. Cannizzaro, Mr. Cooper, Ms. Denecour, Adm. Ferguson, Mr. Fugate, Mr. Harris, Mr. Hernandez, Mr. Niggli, Mr. Smith and Mr. Wilson, 10,836 each; Mr. Flexon, 16,857.
(3)    No stock options were granted in 2023. No option awards were outstanding as of December 31, 2023.
(4)    Mr. Cannizzaro joined the Boards on February 24, 2023.

Stock Ownership Guidelines
Non-employee directors of PG&E Corporation are expected to own shares of PG&E Corporation common stock having a dollar value of at least five times the value of the then-applicable annual Board retainer. Non-employee directors must hold 100 percent of their qualifying stock holdings until the guidelines are attained. If any non-employee director is on the Utility Board only, then that director also may satisfy his or her stock ownership obligation with Utility preferred stock. Directors generally should achieve this target within five years from the date of their election to the Board. Ownership includes beneficial ownership of common stock, as well as RSUs and common stock equivalents. These guidelines were adopted to more closely align the interests of directors and each company’s shareholders. All non-employee directors comply with these guidelines.

2024 Joint Proxy Statement	36

Deferral of Retainers and Annual Equity Awards
Under the PG&E Corporation 2005 Deferred Compensation Plan for Non-Employee Directors, directors of PG&E Corporation and the Utility may elect to defer all of their retainers, all of their meeting fees (if any), or both. Directors who participate in the Deferred Compensation Plan may elect either to (1) convert their deferred compensation into common stock equivalents, the value of which is tied to the market value of PG&E Corporation common stock, or (2) have their deferred compensation deemed to be invested in the Utility Bond Fund, which is described in the narrative following the “Non-Qualified Deferred Compensation—2023” table beginning on page 78. For 2023, no directors elected to defer their retainers.

As noted above under the discussion of "Non-Employee Director Stock-Based Compensation," non-employee directors also may elect to defer settlement of vested RSUs. Under the LTIP, directors may elect to defer the settlement of their annual equity awards (vested RSUs). Directors who elect to defer settlement of their vested RSUs must do so prior to December 31 of the calendar year prior to the grant date of the equity award and may choose to have the vested RSUs settled in either (1) a lump sum or (2) a series of 10 equal annual installments. If they elect to defer settlement of their vested RSUs, they may choose to receive or commence their distribution at one of the following (1) in January of the year following the first anniversary of the grant date, (2) in January of another specified year, (3) within 30 days following their separation from service, or (4) in January of the year following their separation from service, in each case subject to acceleration in the event of death, disability or certain separations from service following a change in control. For 2023, the following directors elected to defer settlement of their annual equity award: Edward Cannizzaro, Robert Flexon, Carlos Hernandez, and Benjamin Wilson.

Reimbursement for Travel and Other Expenses
Directors of PG&E Corporation and the Utility are reimbursed for reasonable expenses incurred in connection with attending Board, Board committee, or shareholder meetings, or participating in other activities undertaken on behalf of the Corporation or the Utility.
Effective January 1, 2022, non-employee directors no longer were eligible for certain other miscellaneous benefits, including participation in the companies’ matching charitable contributions programs and eligibility for accidental death and dismemberment insurance.

Retirement Benefits from PG&E Corporation or the Utility
 The non-employee directors of the Boards of PG&E Corporation and the Utility are not provided retirement benefits.

2024 Joint Proxy Statement	37

Share Ownership Information
SECURITY OWNERSHIP OF MANAGEMENT
The following table sets forth the number of shares of PG&E Corporation common stock beneficially owned (as defined in the rules of the SEC) as of March 7, 2024, by the directors, the nominees for director, the NEOs, and all directors and current executive officers of each of PG&E Corporation and the Utility as a group. As of March 7, 2024, no listed individual owned shares of any class of Utility securities. The table also sets forth common stock equivalents credited to the accounts of directors and executive officers under the Corporation’s deferred compensation and equity plans. Directors and Section 16 Officers of the Corporation and the Utility may not engage in any hedging or monetization transactions that limit or eliminate the officer’s ability to profit from an increase in the value of company stock, and generally are prohibited from pledging company stock as collateral for a loan.
The address of each person listed below is c/o PG&E Corporation or Pacific Gas and Electric Company, as applicable, 300 Lakeside Drive, Oakland, CA 94612.

Name	Beneficial Stock Ownership(1)(2)	Percent of Class(3)	Common Stock Equivalents(4)	Total
Rajat Bahri(5)	37,813	*	0	37,813
Cheryl F. Campbell(5)	43,317	*	0	43,317
Edward G. Cannizzaro(5)	0	*	0	0
Kerry W. Cooper(5)	17,055	*	10,379	27,434
Jessica L. Denecour(5)	37,813	*	0	37,813
Mark E. Ferguson III(5)	37,813	*	0	37,813
Robert C. Flexon(5)	69,420	*	0	69,420
W. Craig Fugate(5)	37,813	*	0	37,813
Arno L. Harris(5)	46,288	*	0	46,288
Carlos M. Hernandez(5)	11,532	*	0	11,532
Michael R. Niggli(5)	26,781	*	11,532	38,313
Patricia K. Poppe(5)(6)(8)	1,574,777	*	0	1,574,777
Sumeet Singh(5)(7)(8)	97,494	*	0	97,494
William L. Smith(5)	211,224	*	0	211,224
Benjamin F. Wilson(5)	11,532	*	26,281	37,813
Carolyn J. Burke(8)(9)	12,695		0	12,695
Julius Cox(8)(10)	17,283	*	0	17,283
Christopher A. Foster(8)(11)	48,239	*	0	48,239
Jason M. Glickman(8)	152,400	*	0	152,400
Marlene M. Santos(8)	322,761	*	0	322,761
John R. Simon(8)	349,876	*	160	350,036
David Thomason(8)(12)	1,240	*	0	1,240
Stephanie Williams(8)(13)	57,956	*	0	57,956
Adam L. Wright(8)(14)	0	*	0	0
All PG&E Corporation directors, director nominees, and current executive officers as a group (22 persons)	3,238,536	*	48,352	3,286,888
All Utility directors, director nominees, and current executive officers as a group (20 persons)	2,903,154	*	48,192	2,951,346
*    Less than 1 percent
(1)    This column includes any shares held in the name of the spouse, minor children, or other relatives sharing the home of the listed individuals and, in the case of current and former executive officers, includes shares of PG&E Corporation common stock held in the defined contribution retirement plan maintained by PG&E Corporation. Except as indicated below, the listed individuals have sole voting and investment power over the shares shown in this column. Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of the shares held.

2024 Joint Proxy Statement	38

     This column also includes the following shares of PG&E Corporation common stock in which the listed individuals share voting and investment power: Mr. Harris 8,475 shares, Mr. Simon 346,667 shares, Mr. Thomason 983 shares, all PG&E Corporation directors and executive officers as a group 385,908 shares, and all Utility directors and executive officers as a group 8,475 shares. No reported shares are pledged.
(2)    This column includes the following shares of PG&E Corporation common stock that the individuals have the right to acquire within 60 days of March 7, 2024, through the exercise of vested stock options, the vesting of outstanding PSUs or RSUs, settlement of vested RSUs that have been deferred, or the settlement of vested phantom stock awards: Ms. Denecour 11,532 shares, Mr. Hernandez 11,532, Ms. Burke 12,376, Mr. Glickman 152,400, Ms. Santos 213,948, Mr. Simon 44,149 shares, Ms. Williams 2,738 shares, all PG&E Corporation directors and executive officers as a group 472,218 shares, and all Utility directors and executive officers as a group 418,431 shares. These individuals have neither voting power nor investment power with respect to these shares unless and until they are purchased through the exercise of the options or with respect to the unvested RSUs or phantom stock awards, settled in shares of PG&E Corporation common stock, under the terms of the 2014 LTIP and 2021 LTIP, as applicable.
(3)    The percent of class calculation is based on the number of shares of PG&E Corporation common stock outstanding as of February 14, 2024, which was 2,611,366,666. Of that number, 2,133,623,076 shares are entitled to vote, and 477,743,590 shares, which is the number of shares owned by the Utility, are not entitled to vote.
(4)    This column reflects the number of stock units that were purchased by listed individuals through salary and other compensation deferrals or that were awarded under equity compensation plans, as well as vested RSUs that have been deferred. The value of each stock unit is equal to the value of a share of PG&E Corporation common stock and fluctuates daily based on the market price of PG&E Corporation common stock. The listed individuals who own these stock units share the same market risk as PG&E Corporation shareholders, although they do not have voting rights with respect to these stock units.
(5)    Messrs. Bahri, Cannizzaro, Ferguson, Flexon, Fugate, Harris, Hernandez, Niggli, Smith, and Wilson and Mses. Campbell, Cooper, Denecour, and Poppe, are directors of both PG&E Corporation and the Utility. Mr. Singh is a director of the Utility only.
(6)    Ms. Poppe currently serves as CEO of PG&E Corporation, effective January 4, 2021.
(7)    Mr. Singh currently serves as EVP, Operations and COO of the Utility effective March 1, 2023.
(8)    Mses. Poppe and Burke and Messrs. Foster and Simon are included in the Summary Compensation Table as NEOs of PG&E Corporation. Ms. Santos and Mr. Singh are included in the Summary Compensation Table as NEOs of both PG&E Corporation and the Utility. Messrs. Cox, Glickman, Thomason and Wright and Ms. Williams are included in the Summary Compensation Table as NEOs of the Utility only.
(9) Ms. Burke currently serves as Executive Vice President and Chief Financial Officer of PG&E Corporation effective May 4, 2023.
(10) Mr. Cox resigned from his position as EVP, People, Shared Services and Supply Chain, Pacific Gas and Electric Company effective September 25, 2023. Mr. Cox's beneficial stock ownership was self-reported on his director and officer questionnaire as of December 31, 2023.
(11) Mr. Foster resigned from his position as EVP and CFO of PG&E Corporation effective May 4, 2023. Mr. Foster's beneficial stock ownership was self-reported on his director and officer questionnaire as of December 31, 2023.
(12) Mr. Thomason resigned from his positions as CFO of the Utility and Controller of the companies effective January 9, 2023 and his employment was terminated effective February 17, 2023. Shares shown for Mr. Thomason in the table above represent PG&E Corporation common stock held in the defined contribution retirement plan by Mr. Thomason and his spouse, and beneficial stock ownership self-reported on his director and officer questionnaire as of December 31, 2023.
(13)     Ms. Williams currently serves as VP and Controller of PG&E Corporation and VP, Chief Financial Officer and Controller of the Utility effective January 10, 2023.
(14) Mr. Wright resigned from his positions as Board member and EVP, Operations and COO of the Utility effective March 1, 2023. Mr. Wright's beneficial stock ownership was self-reported on his director and officer questionnaire as of December 31, 2023.

Delinquent Section 16(a) Reports
In accordance with Section 16(a) of the Securities Exchange Act of 1934 and SEC regulations, PG&E Corporation’s and the Utility’s directors and certain officers, as well as persons who own greater than 10 percent of the Corporation’s or the Utility’s equity securities, must file reports of ownership and changes in ownership of such equity securities with the SEC and the principal national securities exchange on which those securities are registered, and must furnish the Corporation or the Utility with copies of all such reports that they file.
Based solely on review of copies of such reports received or written representations from certain reporting persons, PG&E Corporation and the Utility believe that during 2023, all filing requirements applicable to their respective directors, officers, and 10 percent shareholders were satisfied, except that Carolyn J. Burke filed a Form 4 on April 28, 2023 that was required to be filed by April 3, 2023 regarding the purchase of shares of common stock on March 30, 2023. No information is reported for individuals during periods in which they were not directors, officers, or 10 percent shareholders of the applicable company.

2024 Joint Proxy Statement	39

PRINCIPAL SHAREHOLDERS
The following table presents certain information regarding shareholders that PG&E Corporation and the Utility know are beneficial owners of more than 5 percent of any class of voting securities of the Corporation or the Utility as of March 7, 2024 (except as noted below).

Class of Stock(1)	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Pacific Gas and Electric Company stock(2)	PG&E Corporation(3) 300 Lakeside Drive Oakland, CA 94612	264,374,809		96.2%
PG&E Corporation common stock	The Vanguard Group Inc. 100 Vanguard Blvd., Malvern, PA 19355	267,696,522	(4)	12.5%
PG&E Corporation common stock	Capital International Investors 333 South Hope Street, 55th Floor, Los Angeles, CA 90071	117,905,434	(5)	5.5%
PG&E Corporation common stock	FMR LLC 245 Summer Street, Boston, MA 02210	174,799,750	(6)	8.2%
PG&E Corporation common stock	BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	167,140,614	(7)	7.8%
PG&E Corporation common stock	State Street Corporation 1 Congress Street, Suite 1 Boston, MA 02113-2016	109,265,391	(8)	5.1%
PG&E Corporation common stock	JPMorgan Chase & Co. 383 Madison Avenue New York, NY 10179	121,788,400	(9)	5.7%
Pacific Gas and Electric Company first preferred stock	Stonehill Capital Management LLC, et al. 320 Park Avenue, 26th Floor, New York, New York, 10022	921,694	(10)	8.9%
(1)    For PG&E Corporation common stock, the percent of class calculation is based on the number of shares outstanding as of February 14, 2024, which was 2,611,366,666. Of that number, 2,133,623,076 shares are entitled to vote, and 477,743,590 shares, which is the number of shares owned by the Utility, are not entitled to vote. For Pacific Gas and Electric Company stock, the percent of class calculation is based on the number of shares of Utility's common stock and preferred stock outstanding as of February 14, 2024, which was 274,694,591 shares. For Pacific Gas and Electric Company first preferred stock, the percent of class calculation is based on the number of shares of Utility's preferred stock outstanding as of February 14, 2024, which was 10,319,782 shares.
(2)    The Utility’s common stock and preferred stock vote together as a single class. Each share is entitled to one vote.
(3)    As of March 7, 2024, the Corporation held 100 percent of the issued and outstanding shares of Utility common stock, and no Utility preferred shares.
(4)    The information relates to beneficial ownership as of December 29, 2023, as reported in a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, Inc. (Vanguard). For these purposes, Vanguard has shared voting power with respect to 3,419,939 shares, sole dispositive power with respect to 267,282,795 shares, and shared dispositive power with respect to 9,413,727 shares of PG&E Corporation’s common stock.
(5)    The information relates to beneficial ownership as of December 29, 2023, as reported in a Schedule 13G filed with the SEC on February 9, 2024, by Capital International Investors (Capital). For these purposes, Capital has sole voting power with respect to 117,852,513 shares and sole dispositive power with respect to 117,905,434 shares of PG&E Corporation’s common stock.
(6) The information relates to beneficial ownership as of December 29, 2023, as reported in a Schedule 13G/A filed with SEC on February 9, 2024, by FMR LLC and Abigail P. Johnson (FMR LLC’s Director, Chairman, and Chief Executive Officer). For these purposes, FMR LLC and Ms. Johnson report sole voting power with respect to 158,423,556 shares and sole dispositive power with respect to 174,799,750 shares of PG&E Corporation’s common stock.
(7) The information relates to beneficial ownership as of December 31, 2023, as reported in a Schedule 13G filed with the SEC on February 9, 2024, by BlackRock, Inc. (BlackRock). For these purposes, BlackRock has sole voting power with respect to 153,949,375 shares, and sole dispositive power with respect to 167,140,614 shares of PG&E Corporation’s common stock.
(8) The information relates to beneficial ownership as of December 31, 2023, as reported in a Schedule 13G filed with the SEC on January 29, 2024, by State Street Corporation (State Street). For these purposes, State Street has shared voting power with respect to 68,352,609 shares and shared dispositive power with respect to 108,942,891 shares of PG&E Corporation’s common stock.
(9) The information relates to beneficial ownership as of December 29, 2023, as reported in a Schedule 13G filed with the SEC on January 12, 2024, by JPMorgan Chase & Co. (Chase). For these purposes, Chase has sole voting power with respect to 109,390,866 shares, shared voting power with respect to 1,007,334 shares, sole dispositive power with respect to 121,314,246 shares, and shared dispositive power with respect to 470,460 shares of PG&E Corporation’s common stock.

2024 Joint Proxy Statement	40

(10) The information relates to beneficial ownership as of December 31, 2023, as reported in a Schedule 13G/A filed with the SEC on January 31, 2024 by (i) Stonehill Capital Management LLC (Stonehill Management), (ii) Stonehill Institutional Partners, L.P., and (iii) John Motulsky, Jonathan Sacks, Peter Sisitsky, Michael Thoyer, Michael Stern, and Samir Arora (the “Stonehill Individuals”). For these purposes, Stonehill Management has shared voting and shared dispositive power with respect to 921,694 shares of the Utility’s first preferred stock. Stonehill Management is an investment adviser to, and thus may be deemed to beneficially own shares of the Utility’s first preferred stock held by, Stonehill Institutional Partners, L.P. (which owns and has shared voting and shared dispositive power with respect to 546,167 shares, constituting 5.3 percent of such first preferred stock) and the Stonehill Individuals (each of whom owns and has shared voting and dispositive power with respect to 921,694 shares, constituting 8.9 percent of such first preferred stock, except that Samir Arora has shared voting power with respect to 1,672,648 shares).

2024 Joint Proxy Statement	41

Proposal 2: Advisory Vote to Approve Executive Compensation for PG&E Corporation and Pacific Gas and Electric Company

Board Recommendation
What are you voting on?
PG&E Corporation and the Utility each asks its respective shareholders to approve, on an advisory basis, the compensation paid for 2023 to the companies' executive officers named in the Summary Compensation Table of this Joint Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion.

Vote "FOR"

Each of PG&E Corporation and the Utility believes that its executive compensation policies and practices for 2023 were effective in tying a significant portion of pay to performance, while providing competitive compensation to attract, retain, and motivate talented executives, and aligning the interests of our executive officers with those of our shareholders. At the Joint Annual Meeting in 2023, shareholders showed strong levels of support for the 2022 officer compensation program.
PG&E Corporation’s officer compensation programs for 2023 (which also cover officers of the Utility) generally are designed to meet four objectives. These objectives, and how they were met for 2023, are discussed in more detail the Compensation Discussion & Analysis (CD&A), which can be found immediately following this Proposal 2. These objectives are summarized here.

Summary of Objectives
• A significant portion of every officer’s compensation should be tied directly to PG&E Corporation’s performance without promoting excessive risk-taking.
All variable elements of 2023 annual compensation for our Named Executive Officers (NEOs) were tied to corporate operational and/or financial performance. This provides a direct connection between compensation and performance in the achievement of both key operating results and long-term shareholder value creation. For Patricia K. Poppe, the PG&E Corporation Chief Executive Officer (CEO), approximately 90 percent of 2023 target compensation was tied to corporate performance. For the other NEOs, approximately 74 percent of average 2023 target compensation was tied to corporate performance.
The People and Compensation Committee’s independent compensation consultant during 2023, Meridian Compensation Partners, LLC (Meridian), assessed the pay programs and advised that for 2023 the design of the companies’ incentive pay plans does not encourage excessive risk-taking. As such, incentive plan design posed a low likelihood of incenting employees to engage in behaviors that are likely to have an adverse material impact on the companies.
• A significant component of officer compensation should be tied to PG&E Corporation’s long-term performance for shareholders in the form of long-term incentive awards.
Annual long-term incentive awards for 2023 to NEOs continued to be made entirely in the form of performance share units (PSUs), which continue to emphasize safety, our customers, and our financial stability. Awards made in 2023 can be earned depending on performance related to metrics in the areas of public safety (weighted at 40 percent), customer experience (weighted at 25 percent) and relative total shareholder return (TSR) (weighted at 35 percent). PSUs will vest, if at all, at the end of a three-year period, and their value is tied to the price of PG&E Corporation common stock.
• Target direct compensation (base salary and target incentives) should be competitive with the compensation for comparable officers in the 2023 Pay Comparator Group.
Target direct compensation for NEOs in 2023 was within competitive market range in the 2023 Pay Comparator Group.
 • Officer compensation program complies with legal requirements.
The officer compensation structure is designed and reviewed to reflect both the letter and spirit of legal requirements.

This vote is non-binding and is required by Section 14A of the Securities Exchange Act of 1934. PG&E Corporation and the Utility each currently plan to submit this vote to shareholders annually, and expect to next submit this matter to shareholders in connection with next year’s annual shareholder meeting. If the shareholders of either company do not approve this proposal, the People and Compensation Committee and members of management will examine the reasons for disapproval and will consider those reasons when developing future executive compensation programs, practices, and policies.

2024 Joint Proxy Statement	42

COMPENSATION COMMITTEE REPORT
The People and Compensation Committee of the PG&E Corporation Board of Directors has reviewed and discussed this Compensation Discussion and Analysis with management. Based on this review, the related discussions, and such other matters deemed relevant, the People and Compensation Committee has recommended to the Boards of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the year ended December 31, 2023.
Mark E. Ferguson III (Chair)
Kerry W. Cooper
Jessica L. Denecour
Michael R. Niggli

2024 Joint Proxy Statement	43

Compensation Discussion and Analysis

This CD&A provides our shareholders and other stakeholders with information about PG&E Corporation’s and the Utility's performance, compensation framework, compensation decisions, and associated governance for our NEOs in 2023.
PG&E Corporation is a holding company whose primary operating subsidiary is the Utility, a public utility operating in northern and central California. The Utility generates revenues mainly through making investments in operating assets and earning an authorized rate of return on those assets through regulated rates for the sale and delivery of electricity and natural gas to customers. The compensation program described in this CD&A applies to PG&E Corporation and the Utility, with the same philosophy, structure, metrics, and goals applying to both companies.
As of December 31, 2023, the companies had approximately 28,000 regular employees, eleven of whom were employees of PG&E Corporation. The following table summarizes our 2023 NEOs (as of December 31, 2023). Please note that as of December 31, 2023, three individuals concurrently served as principal executive officers (PEOs) of the Utility: Mr. Glickman, Ms. Santos, and Mr. Singh.
Our 2023 NEOs who were Executive Officers as of December 31, 2023 are shown below.

1. Executive Summary	45
2. Compensation Design	48
3. Compensation Governance	52
4. 2023 Compensation Decision and Outcomes	59
5. 2024 Compensation Structure	68
6. Additional Information	69

PG&E Corporation
(positions as of 12/31/23)

	Patricia K. Poppe	Carolyn J. Burke	John R. Simon
	Chief Executive Officer	Executive Vice President and Chief Financial Officer (1)	Executive Vice President, General Counsel and Chief Ethics & Compliance Officer

Pacific Gas and Electric Company
(positions as of 12/31/23)

	Jason M. Glickman	Marlene M. Santos(2)	Sumeet Singh(2)(3)	Stephanie Williams(4)
	Executive Vice President, Engineering, Planning & Strategy	Executive Vice President and Chief Customer Officer and Enterprise Solutions Officer	Executive Vice President, Operations and Chief Operating Officer	Vice President, Chief Financial Officer, and Controller

(1)
Ms. Burke was elected Executive Vice President, Finance of PG&E Corporation effective March 14, 2023 and, upon Mr. Foster's resignation, Executive Vice President and Chief Financial Officer of PG&E Corporation effective May 4, 2023.

(2)	Also served as NEOs of PG&E Corporation during 2023.
(3)	Mr. Singh was elected Executive Vice President, Operations, and Chief Operating Officer of Pacific Gas and Electric Company, effective March 1, 2023.
(4)	Ms. Williams was elected Vice President and Controller of PG&E Corporation and Vice President, Chief Financial Officer and Controller of the Utility, effective January 10, 2023.

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Executive Summary
•    Continue industry-leading alignment of compensation and performance. Standard equity awards for NEOs were 100 percent PSUs resulting in approximately 76 percent of NEO pay on average based on the achievement of objective performance measures.
•    Continue emphasis of safety and operational performance. Wildfire safety related metrics continue to account for 40 percent of the weightings within both the short and long-term incentive plans. Key wildfire safety metrics include wildfire risk reduction, CPUC-reportable fire ignitions, quality inspection pass rate, system hardening, and electric corrective maintenance. Additionally, the incentive plans continue to emphasize the safe, reliable and efficient delivery of electricity and gas to our hometowns. The STIP includes a metric related to employee and contractor safety.
•    Updated 2023 incentive metrics to continue to reflect organizational priorities and simplify designs. Operating cash flow was introduced as a STIP metric to, among other things, promote responsible cash management. Electric Corrective Maintenance was added as a PSU metric given its importance in effective and proactive wildfire mitigation. Four metrics were removed across the incentive plans, largely to reduce overlap, with some minor updates to weightings for the remaining metrics.
•    Delivered on short-term objectives. The certified 2023 short-term incentive plan outcome was certified as 170.1 percent of target, with maximum outcomes achieved for 7 of the 13 metrics. This reflected a breakthrough year for wildlife mitigation performance, and 12% growth in non-GAAP core Earnings Per Share (EPS) to $1.23.(1)
•    Delivered industry leading three-year Total Shareholder Return (TSR). Against our performance peer group applicable to the 2021 - 2023 PSUs, we ranked first with TSR of 43.5 percent, the highest of the group over the three-year performance period ending December 31,2023. This contributed to a 1.045 outcome under the long-term incentive plan, with below threshold performance in respect of customer experience metrics and above target performance in respect of public safety metrics.
•    Effectively aligned pay with performance. The mixed outcomes under both the short and long-term incentive plans demonstrate a holistic assessment of performance that aligns outcomes both with operational performance and the experience of our shareholders and broader stakeholders.
(1) PG&E Corporation discloses historical financial results and bases guidance on “Non-GAAP core earnings” in order to provide a measure that allows investors to compare the underlying financial performance of the business from one period to another, exclusive of non-core items. Non-GAAP core earnings are not a substitute or alternative for income available for common shareholders presented in accordance with Generally Accepted Accounting Principles (GAAP) (see Exhibit A at the end of this CD&A for a reconciliation of results based on earnings from operations to results based on income available for common shareholders in accordance with GAAP).

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Performance Highlights
PG&E’s performance playbook is delivering differentiated cost and operational performance, allowing us to do more work for our customers, make the system safer faster, and provide investors with consistent, predictable results.

PG&E’s story of progress continued in 2023, including further reducing wildfire ignitions and burying more powerlines than any prior year—all while delivering differentiated cost performance, allowing us to do more work for our customers, make the system safer faster, and provide investors with consistent, predictable results.

Breakthrough year for progress on wildfire risk mitigation, with zero catastrophic fires, two low-impact PSPS shut-off events, and the WMP delivering a 94% risk reduction in 2023.(1) This was further evidenced in reportable ignitions being down in absolute terms, with total CPUC-reportable ignitions down 68% from the 2017 baseline and 29% down from 2022. We also exceeded our undergrounding mile and unit cost targets, completing 364 miles at a unit cost of under $3M/per mile.

Reinstated a dividend payment. In 2023 we announced the reintroduction of a dividend payment for the first time in over six years, a milestone that demonstrates our substantial progress in becoming a safe and stable utility. The reinstatement of the dividend does not impact customer rates or bills. PG&E Corporation also delivered GAAP EPS of $1.05, representing 25% growth over 2022 and non-GAAP core EPS of $1.23, representing 12% growth over 2022.

Received a final decision on our General Rate Case, which provides revenue clarity through 2026. While our customers are experiencing increases in 2024 with the GRC implementation and deferred cost collection, we forecast that bills will be lower in subsequent years as catch-up recoveries roll off. We expect average annual bill increases to remain within our 2-4% target range through the GRC period (2023-2026).

Achieved several hundred million dollars of operating cost savings.

Delivered industry-leading three-year cumulative total shareholder return of 43.5%, the highest among our peers over the period ending December 31, 2023.

(1) Based on a comparison in the Utility's General Rate Case testimony of the wildfire risk score for a baseline risk level to a risk level reflecting the Utility’s mitigation work. Risk scores are calculated using the scoring methodology established by the CPUC in the Safety Model Assessment Proceeding, which reflects the frequency with which various risks are expected to occur and the potential safety, reliability, and financial impacts of varying degrees of wildfire severity.

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Compensation Framework
Our core compensation program, which consists of base salary, a cash-based short-term incentive, and equity-based long-term incentives granted in the form of PSUs, is applied consistently to both PG&E Corporation and the Utility. This compensation framework applied to all NEOs during the year.

Core Pay Component and Rationale(1)	2023 PG&E Corporation CEO Target Direct Compensation Mix(2)	2023 NEO Target Direct Compensation Mix(3)	2023 Performance Measures	Performance Period	Form of Payment
Base Salary Fixed pay to attract and retain talent; takes account of scope, performance and experience			N/A	N/A	Cash
Short-Term Incentives Variable pay to incent and recognize performance in areas of short-term strategic importance			• Safety • Customer • Financial • Individual Specific metrics associated with each category; see below	One year	Cash
Long-Term Incentives Equity-based pay to incent and recognize performance in areas of long-term strategic importance, promote retention and stability, and align executives with shareholders			• Safety • Customer • Financial Specific metrics associated with each category; see below	Three years	PSUs
(1)    In addition to these core direct components of compensation, during 2023 NEOs were eligible to participate in post-employment benefit programs on terms broadly similar to our other employees, and were covered by an executive severance plan.
(2)    Reflects 2023 target compensation mix for Ms. Poppe, the CEO of PG&E Corporation.
(3)    Reflects average target compensation for all of our NEOs as of December 31, 2023 other than Ms. Poppe and officers who were no longer     employed on December 31, 2023.

The core compensation framework for 2023 is broadly consistent with 2022, with the following updates to the underlying metrics:
•    An operating cash flow measure was added to the STIP, weighted at 5%, to promote a focus on smart investments in wildfire risk reduction for the benefit of customers, and to promote responsible cash management. To accommodate the introduction of this metric, the weighting associated with the non-GAAP core earnings per share metric was reduced by five percentage points, maintaining the total weight of financial metrics at 25% in the STIP.
•    The core commitment completion STIP metric was removed to reduce overlap with other WMP metrics, and enabling the increase of weightings associated with other high priority STIP metrics (CPUC-reportable fire ignitions and Quality Pass Rate).
•    The performance metrics applicable to the PSUs awarded in 2023 were updated and now include a metric based on electric corrective maintenance in high fire risk areas, which is a key aspect of our WMP. Metrics related to customer satisfaction, enhanced vegetation management and greater affordability were removed to reduce duplication with other metrics and other three-year performance periods for previously granted awards, to simplify the program and to allow for the introduction of the corrective maintenance metric. Safety metrics continued to account for 40% of the aggregate weight, with a five-percentage point reduction in the weight assigned to the customer metric and a five-percentage point increase relative in the weight assigned to the relative TSR goal. This change increases the alignment of the PSUs to our long-term financial stability and performance.

In addition, a new Dodd-Frank Clawback Policy was approved to complement the existing broader protections covered in our existing Executive Incentive Compensation Recoupment Policy.

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Compensation Design
Compensation Objectives
Our companies’ primary purpose is to deliver safe, reliable, affordable, and clean electricity and gas to our customers. Our focus on customer welfare, prioritizing both public and employee safety, is central to how we operate and reflected in our executive officer compensation program design. We believe that focusing on those attributes of our business will lead to long-term value creation for our shareholders. This focus also aligns with the criteria under AB 1054 and our commitments under the POR OII.
To be successful, we need to attract, motivate, and retain executives with the necessary skills and experience, who are aligned with our vision and who can deliver on our commitments to all stakeholders. Four fundamental objectives form the foundation of our compensation program.

Objective		How we achieve this
Pay for performance	•
A significant portion of total compensation is at-risk and based on performance—in 2023, approximately 90 percent of CEO target compensation was at-risk (and an average of 74 percent for other year-end NEOs).

	•	Short- and long-term incentives are earned based on performance reflecting safety, customer, operational, and financial goals, including shareholder returns.
	•	Metrics and goals are designed so as not to promote excessive risk-taking.
Align with shareholders	•
Equity-based compensation, the value of which reflects movements in our stock price, accounted for more than 75 percent of Corporation CEO target compensation and an average of 55 percent of other NEOs’ target compensation in 2023.

	•	Total shareholder return relative to our Performance Comparator Group is used as a performance measure.
Provide market competitive pay	•	Target direct compensation should be competitive with comparable roles in our Pay Comparator Group.
	•	Provide a compensation structure that provides for the attraction and retention of talented, experienced executive talent, while ensuring alignment with long-term shareholder interest.
Comply with legal requirements	•	The officer compensation structure is designed and reviewed to reflect both the letter and spirit of legal requirements.
Compensation Policies and Practices
We are focused on creating an effective compensation program that successfully aligns our key strategic objectives with the interests of our shareholders and broader stakeholders. To reinforce this, we have adopted policies and practices that guide our compensation practices as summarized below.

We Do…	We Do Not…
Pay for performance | Majority of compensation is at risk, linked to company performance and shareholder interests.	Pay tax gross-ups | No tax gross-ups are provided, except for those generally available to all management employees, such as for one-time relocation expenses upon hire.
Engage with stakeholders | Ongoing discussions with key institutional investors and regulators, including on the topic of compensation.	Permit hedging or pledging | Our policy prohibits hedging and pledging of either company’s stock.
Require meaningful ownership | Executives subject to share ownership and retention requirements.	Reprice stock options | Any repricing would require advance shareholder approval.
Engage an independent consultant | The People and Compensation Committee engages a consultant and annually assesses independence.	Provide additional executive service credits | No granting of additional service under the Supplemental Executive Retirement Plan.
Operate clawback provisions | All incentive compensation and severance for certain officers is subject to clawback or restriction.	Pay unearned dividends | No dividends or dividend equivalents are paid on unvested equity awards.
Have a double trigger | Change in control severance requires a change in control and involuntary termination (includes constructive termination for good reason).	Provide excessive benefits or perquisites | Benefits and perquisites are limited, reflecting market norms.

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Commitment to Compliance
The Utility is subject to AB 1054, a California law which, among other things, sets out certain criteria regarding the design of the Utility’s executive compensation program. Although these criteria only apply to the Utility’s executive officers as defined in AB 1054, the criteria have also influenced the executive compensation design and arrangements for officers at both companies. There are also additional executive compensation requirements that the Utility is subject to as a result of the POR OII.

Supporting Information: California Assembly Bill 1054 Considerations
AB 1054 is legislation applying to the Utility that addresses the dangers and devastation from catastrophic wildfires in California caused by electric utility infrastructure. There are two subsections setting forth criteria regarding executive compensation with which the Utility complies. These criteria apply specifically to a subset of Utility officers and influence the design of our programs more broadly at both the Utility and PG&E Corporation. We have designed our programs to comply with these requirements, as described below.
Additionally, as part of AB 1054, the Utility annually submits information regarding its executive compensation structure to California’s Office of Energy Infrastructure Safety. In 2023, the Office of Energy Infrastructure Safety determined that the Utility’s 2023 executive compensation structure satisfied AB 1054’s requirements by, among other things, being structured to promote safety as a priority and to ensure public safety and Utility financial stability.

Supporting Information: Chapter 11 Considerations — Plan of Reorganization Order Instituting Investigation
The POR OII is the process by which the CPUC reviewed and approved the companies’ Chapter 11 Plan of Reorganization. As part of the POR OII, the Utility is subject to additional requirements regarding executive compensation that apply specifically to a subset of Utility officers, and we have designed our programs to comply with these requirements, as described below.

Requirement(1)	How We Achieve This(2)
Compensation should be structured to promote safety as a priority and to ensure public safety.	Incentive plan metrics are weighted toward customer and workforce welfare, placing a priority on public safety.
All long-term incentive awards also incent customer and public welfare directly through customer and safety focused performance metrics and indirectly due to their exposure to absolute and relative stock performance.
A significant portion of long-term incentive compensation shall be based on safety, customer satisfaction, engagement, and welfare; the remaining portion may be based on financial performance or other considerations.	PSU metrics promote customer experience and public safety.
Compensation should be structured to promote utility financial stability.	Incentive plan metrics collectively promote customer, public, and workforce safety, thus contributing indirectly to financial stability.

Short-term incentive includes a core earnings per share metric, a measure sensitive to dilution incurred during emergence from Chapter 11. From 2023 the short-term incentive also includes an operating cash flow metric which assesses financial health, an indicator of financial stability.

Long-term incentive awards are subject to a financial or relative TSR metric, either as a modifier or standalone measure, that reduces payouts if our relative returns lag those of other energy companies.

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Requirement(1)	How We Achieve This(2)
Incentive compensation should be based on meeting performance metrics that are measurable and enforceable.	Incentive plan metrics are designed to be objective, measurable, enforceable, and auditable.
Metrics are predominantly outcome-based, focused on end results rather than operational activity or effort.
Guaranteed cash compensation should be limited, with the primary portion of executive officers’ compensation based on the achievement of objective performance metrics.	Compensation structure emphasizes at-risk, performance-based variable pay, making up an average of 76 percent of current NEO target compensation in 2023.
Long-term incentive awards are aligned with shareholders and are performance-based through share price exposure (all equity-based compensation) and the application of performance metrics (PSUs).
The compensation structure must not include any guaranteed monetary incentives.	Short- and long-term incentives are at risk through the application of performance measures and/or share price exposure.
The only guaranteed cash payment is base salary.
The compensation should include a significant long-term element based on the electrical corporation’s long-term performance and value, held or deferred for at least three years.	Long-term incentive awards represent a significant portion of total compensation.
Performance-based equity is subject to a three-year performance period.
Ancillary compensation that is not aligned with shareholder and taxpayer interests in the electrical corporation should be minimal or eliminated.	Since January 1, 2022, executive officers are not eligible to receive perquisites or stipends in lieu of perquisites.
(1)    This is an abbreviated summary of some of the criteria and not intended to be comprehensive or contain formal legal definitions.
(2)    Comments in this column with regard to target compensation refer to the aggregate of salary, target short-term incentive, and the target annual long-term incentive award, with percentages reflecting the proportionate mix of these elements for our NEOs in role on December 31, 2023.

Strategic Alignment
It is important that the performance metrics used in our officer compensation framework align with our strategic priorities if we are to be effective in paying for performance and demonstrating accountability. Our performance metrics reflect our focus on customer welfare, prioritizing both public and employee safety, including contributing to long-term sustainable value for our shareholders.
Our metrics also reflect our regulatory and compliance commitments in the state of California and are regularly assessed relative to other California-regulated utility peers both in terms of the number and types of metrics used.

The majority of both our short- and long-term incentive plan metrics are connected to our focus on customer welfare, prioritizing public and employee safety. These metrics are described below. Additional details regarding each of the listed performance measures can be found in the discussions of “Short-Term Incentives” and “Long-Term Incentives” below.

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2023 Performance Metric	Short-Term	Long-Term	Why This Matters
SAFETY
Wildfire risk reduction			Public safety measure of the results of work to mitigate wildfire risk and reduce the number of potentially significant wildfires.
CPUC-reportable fire ignitions			Public safety measure of the results of work to mitigate wildfire risk and reduce the overall number of wildfires in high fire threat districts and high fire risk areas.
Quality pass rate			Public safety index measure of the quality of completion of electric system inspections and vegetation management.
Total gas dig-ins reductions			Public safety measure of the results of work to mitigate the risk of loss of containment from underground gas transmission and distribution facilities.
Preventable motor vehicle incidents			Employee safety measure of safe driving effectiveness.
Diablo Canyon Power Plant (DCPP) reliability and safety indicator			Public safety measure of the results of work to reduce the risk of a nuclear core damaging event with the potential for radiological release; composite metric of 10 performance indicators developed by the nuclear industry.
Safe dam operating capacity			Public safety measure of the results of work to mitigate the risk of large uncontrolled water release.
Non-fatal serious injury or fatality (SIF) rate			Coworker safety measure of workplace safety effectiveness; includes employees, contractors and directly supervised contractors.
System hardening effectiveness			Public safety and reliability measure assessing actions taken to mitigate the risk of catastrophic wildfires.
Electric corrective maintenance in high fire risk areas			Public safety and reliability measure assessing actions taken to reduce the risk of catastrophic wildfires.
CUSTOMER EXPERIENCE
Customers experiencing multiple unplanned interruptions			Customer experience measure of the results of efforts to promote system reliability.
Gas customer emergency response			Public safety measure of work to reduce risk and increase reliability of service by promoting prompt responses to notifications reporting a gas emergency.
Electric 911 emergency response			Public safety measure of the percentage of incidents where Utility personnel arrive onsite within 60 minutes of a 911 call; promotes prompt response times that reduce public safety risks and frees up public agency resources to respond to other emergency situations.
System average interruption duration index			Customer experience measure of the results of efforts to promote system reliability.

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Our incentive programs also incorporate metrics and goals reflecting our financial performance.

Supporting Information: What “Financial Performance” Means for Us
Our business model generates revenue through making investments in operating assets and earning an authorized rate of return on those assets through regulated rates, or “cost of service ratemaking.” There is no guarantee that regulated rates will yield the authorized rate of return; only by managing costs within the framework of authorized rates can we deliver value to shareholders. With limited exceptions, we do not make more money by selling more electricity and gas. Reducing our operating cost, which is tied to customer affordability through our rate-setting process, is directly aligned with creating shareholder value.

2023 Performance Metric	Short-Term	Long-Term	Why This Matters
FINANCIAL
Non-GAAP core earnings per share			Measure to promote and assess financial stability; aligns with cost efficiency; promotes customer affordability; financial stability critical to continued provision of services to customers.
Operating cash flow			Focuses on driving smart investments in wildfire risk reduction for the benefit of customers, and promoting responsible cash management.
Relative TSR			Measure to assess relative value created for our shareholders, providing an indirect external assessment of our performance in all other areas.
The STIP also includes an individual performance modifier which enables greater individual accountability for contributions to our success in delivering results in the areas described above.

Compensation Governance
Role of the People and Compensation Committee
The People and Compensation Committee is made up of at least three, and currently four, independent directors who collectively have the delegated authority to oversee matters relating to compensation, benefits, and human capital issues. In discharging their duties, the People and Compensation Committee receives input from the management teams and external independent consultants as appropriate.

Management	People and Compensation Committee	Boards
Present proposals to the Committee on aspects of compensation and incentive plan design.	Oversee the companies’ compensation programs and makes recommendations to the Boards.	Review and approve the Committee’s recommendations related to PG&E Corporation CEO and Utility President (or equivalent officer) pay, and other matters brought to the Boards.

Independent Consultants and Advisors
Provide independent advice to the Committee, including the provision of market data, guidance on incentive plan design and legal/regulatory updates
 The core activities of the People and Compensation Committee include:
•    Recommending the total target compensation for the CEO of PG&E Corporation and the Utility President (or equivalent officer(s)) to the relevant Board for approval, informed by reviews of comparative data, advice from the People and Compensation Committee’s independent compensation consultants, and an assessment of individual performance, objectives, and scope of responsibilities.

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•    Approving the total target compensation for other senior officers (including all NEOs) based on similar contextual inputs and proposals from the PG&E Corporation CEO and the Utility President (or equivalent officer(s)), as applicable. The PG&E Corporation CEO has the authority to approve compensation within the guidelines approved by the People and Compensation Committee for lower-level officers (excluding Section 16 Officers) and non-officer employees.
•    Approving compensation guidelines based on input from management for different categories of employees, including target short- and long-term incentive opportunities, an aggregate cap on the value of long-term incentive awards, and the terms and conditions that will apply to long-term incentive awards made during the year.
•    Administering the LTIP, under which equity-based awards are made, with the ability to delegate ministerial matters to management.
•    Reviewing and approving the performance metrics and associated goals for the short- and long-term incentive awards proposed by management.
Role of Management
The PG&E Corporation CEO and the Utility President (or equivalent officer(s)) are generally invited to People and Compensation Committee meetings but do not participate in discussions on their own compensation. In certain areas, as described above, the People and Compensation Committee welcomes these officers’ feedback on NEO performance given their knowledge of executives’ contributions and gives this feedback consideration in the executive compensation-setting process. The People and Compensation Committee may exercise its discretion to accept, reject, or modify the officers' recommendations based on the People and Compensation Committee members’ collective assessment of the NEOs’ performance and pay position relative to the peer groups, and PG&E’s overall financial and operating performance and other factors that the People and Compensation Committee deems appropriate.
Use of Consultants and Advisors
To assist in discharging its duties, the People and Compensation Committee retains a nationally recognized independent compensation consultant to provide advice and data, including advising and reviewing annual executive compensation arrangements and individual compensation packages. In addition to being of value to the People and Compensation Committee, retaining a nationally recognized independent consultant is also a commitment under POR OII.
Throughout 2023, the People and Compensation Committee retained Meridian as an independent consultant to provide advice on general compensation issues. During this period, Meridian did not provide services to management of either company or their respective affiliates although Meridian was invited to maintain a working relationship with management to effectively fulfill an advisor role to the People and Compensation Committee. During and in respect of 2023, Meridian advised and supported the People and Compensation Committee on various items, such as:
•    Non-employee director compensation
•    Market competitiveness of executive officer compensation
•    Emerging trends and best practices in executive pay and corporate governance
•    Performance goal and metric selection
• Selection of pay and performance comparator groups
•    Compensation risk
•    Dodd-Frank clawback requirements
•    Shareholder advisory firms’ pay and performance analyses
•    Disclosures relating to compensation
•    Severance and change-in-control practices and policies
The People and Compensation Committee determined that no conflicts of interest were raised by the work of Meridian during 2023. The People and Compensation Committee may also engage other compensation consultants, legal counsel, and advisers, after consideration of their independence and the potential for conflicts of interest. PG&E Corporation pays reasonable compensation costs for any such advisers and consultants. Management may also retain separate compensation consultants.

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Shareholder Engagement
Feedback from shareholders is an important consideration for the People and Compensation Committee when reviewing and setting compensation for our executive officers. In a typical year, this feedback is collected through two primary channels:
•    Directly through proactive engagement with our major shareholders and stakeholders throughout the year, and
•    Indirectly through the results of our say-on-pay vote.
The People and Compensation Committee regularly reviews executive compensation, taking into consideration input received through PG&E’s regular and ongoing engagement with investors, as well as indirect feedback from proxy advisor voting recommendations and investor voting guidelines. This feedback is then considered alongside the applicable regulatory requirements and our commitment to reach balanced and informed decisions.
Prior to the 2024 Annual Meetings, we reached out to fifteen of our large institutional shareholders, including the top ten shareholders, resulting in six meetings with institutional shareholders proxy voting teams. When executive compensation was raised, shareholders communicated that they did not have any concerns with our programs. One investor encouraged simplification in our incentive design, with direct reference to the number of performance measures used in the STIP. This is reflected in our 2024 STIP design, with a reduction in the total number of measures used.
In addition to reviewing feedback from direct engagement, the People and Compensation Committee also considers the results of the annual say-on-pay vote. At our 2023 shareholder meeting, over 83 and 99 percent of votes cast on each company's say-on-pay proposal were in support of our executive compensation program, which reinforced that a majority of our investors more broadly remain supportive of PG&E’s executive compensation program and design for the companies.

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Compensation and Risk
The People and Compensation Committee annually reviews an assessment of the general risk factors associated with the companies’ compensation policies and practices to determine whether they encourage inappropriate risk-taking. In 2023, with the assistance of Meridian, the People and Compensation Committee conducted this review. The People and Compensation Committee also receives advice from the Safety and Nuclear Oversight Committees of the companies’ respective Boards of Directors.

Annual Risk Assessment	Safety and Nuclear Oversight Committees’ Input	Compensation Risk Mitigation Policies and Practices

Annual risk assessment conducted by Meridian covered:

• Compensation philosophy and process, including the role of the Safety and Nuclear Oversight Committee
• Compensation structure and mix
• Incentive plan structures and associated time horizons
• Other pay plans
• Governance of plan design and administration oversight
• Target and maximum opportunities
• Nature and mix of performance metrics
• Risk of earnings manipulation
• People and Compensation Committee/Board discretion to reduce or eliminate performance
• Change in control severance provisions
• Use of risk-mitigation policies and practices (see final column)
• Regulatory compliance

• Advice regarding appropriate safety and operational incentive measures
• Assessment of emphasis on and overlap/consistency in safety metrics and weightings, and the extent to which these metrics and weightings support an organization-wide focus on safety

•  Executive stock ownership guidelines
•  Clawback policies (a Dodd-Frank Act compliant policy and a broader recoupment policy)
•  Insider Trading Policy, including hedging and pledging provisions
•  Severance and change-in-control benefits
•  Incentive goal-setting approach

For 2023, Meridian concluded that the companies’ compensation arrangements do not encourage excessive risk taking (which also applies to PG&E's CEO and the PEO of the Utility). The companies believe compensation programs and policies are not reasonably likely to have a material adverse effect on either PG&E Corporation or the Utility.

Executive Stock Ownership Guidelines
We believe that stock ownership further aligns the interests of our executives with those of our shareholders, encouraging executives to consider the long-term performance and prospects for our companies. Our guidelines require all officers to achieve and maintain a minimum investment in PG&E Corporation common stock, expressed as a percentage of their base salary. In assessing compliance with the ownership target, beneficially owned stock, phantom stock units credited to the Supplemental Retirement Savings Plan, stock held in the stock fund of any defined contribution plan sponsored by either Company or its subsidiaries, and unvested RSUs are counted. Officers have five years to meet the ownership target for their respective position. All NEOs have already met their requirement or are expected to meet it within the applicable time horizon. Until an officer meets the applicable ownership target, the officer is subject to a 100 percent holding requirement in relation to net shares realized after tax withholding from the vesting of RSUs or PSUs.
The current ownership targets are as follows:

Roles	2024 Ownership Targets (% of Base Salary)
CEO, PG&E Corporation	600%
Executive Vice Presidents	300%
Senior Vice Presidents	200%
Vice Presidents	100%

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Clawback
We maintain three policies that provide the People and Compensation Committee and Boards with the ability to recoup payments in defined circumstances. Summaries of these policies are provided below.
In 2023, the People and Compensation Committee approved the Dodd-Frank Clawback Policy to comply with the applicable listing standards. The policy applies to current and former Section 16 Officers across both companies and requires the recoupment of excess incentive-based compensation received by the officer during a three-year look back following a financial restatement due to material noncompliance with any financial reporting requirements.

The companies also maintain the Executive Incentive Compensation Recoupment Policy, a broader clawback policy that affords the People and Compensation Committee and Boards discretion to recoup specified performance-based payments made to Section 16 Officers across both companies in defined circumstances, including no-fault scenarios that would negatively impact our shareholders. The People and Compensation Committee determined this policy complements the required Dodd-Frank Clawback Policy, providing a comprehensive set of powers and protections in the best interests of our shareholders. The policy was unchanged in 2023.

The 2012 PG&E Corporation Officer Severance Policy further enables the People and Compensation Committee and Boards to recoup severance rights, payments, and benefits provided to executive officers across both companies (including executive officers as defined in AB 1054) in defined circumstances.

The People and Compensation Committee periodically reviews these three policies.

Elements of the policies are summarized in the following table:

Element	Dodd-Frank Clawback Policy	Executive Incentive Compensation Recoupment Policy	2012 PG&E Corporation Officer Severance Policy

Covered individuals	Current and former Section 16 Officers	Current and former Section 16 Officers	Executive Officers
Covered compensation	Incentive compensation that is granted, earned, or vested based wholly or in part upon a financial reporting measure, which includes stock price and total shareholder return.	All performance-based compensation	Severance benefits
Triggers
Restatements due to material noncompliance with applicable requirements, including restatements that correct immaterial errors that would result in material noncompliance if left uncorrected, commonly referred to "Big R" and "little R" restatements.

•  Financial restatement with the SEC for any of the three most recently completed fiscal years
•  A material miscalculation with respect to the amount of any payment
•  Individual involvement in fraud or misconduct that causes material financial or reputational harm
Individual misconduct that materially contributes to PG&E Corporation or Utility felony conviction relating to public health or safety or company financial misconduct

A copy of each of the policies can be found attached to PG&E Corporation’s and the Utility’s Annual Report on Form 10-K for the year ended December 31, 2023.

Anti-Hedging and Anti-Pledging Policy
The Insider Trading Policy prohibits certain hedging and pledging activities conducted by the companies’ Board members, officers, and designated employees who are subject to a quarterly earnings blackout period or event-specific blackout period. The policy covers equity instruments related directly or indirectly to either company or their subsidiaries. Covered individuals may not engage in short sales, transactions in publicly traded options, or hedging or monetization transactions; hold securities in a margin account; or pledge securities as collateral for a loan.

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Use of Market Data
The People and Compensation Committee refers to two peer groups: one for benchmarking pay and the other for measuring the companies’ relative performance. Distinct groups are maintained to help ensure each is relevant for its primary purpose. In particular, larger companies may be reasonable comparators for performance but not for compensation levels.

Pay Comparator Group	•	Provides insights into compensation levels and design within companies that PG&E Corporation and the Utility compete with for talent and that are similar in terms of size and business operations.
	•	Comprises publicly traded gas and electric energy companies.
	•	Supplemented by pay practice data from surveys for the broader energy services sector and general industry companies based on survey data.

Performance Comparator Group	•	Provides comparative benchmark for PG&E Corporation‘s total shareholder return performance, and other relative industry-standard benchmarks that might be considered in goal setting.
	•	Comprises publicly traded electric and/or gas utility companies that are categorized consistently by the investment community as “regulated” and have a market capitalization of at least $6 billion.
Each year the People and Compensation Committee approves the constituents of the pay and performance comparator groups. Informed by recommendations from the independent compensation consultant, the People and Compensation Committee approved the following comparator groups for 2023. There were no changes to the pay comparator group relative to 2022. Three companies (DTE Energy, Exelon and PPL Corp) were added to the performance peer group for PSU awards granted in 2023, due to transactions relating to the sale/spin of parts of their legacy non-regulated businesses, making them sufficiently relevant for performance benchmarking purposes.

Company	Pay	Performance
AES Corporation
Alliant Energy Corporation
Ameren Corporation
American Electric Power Company, Inc.
CenterPoint Energy, Inc.
CMS Energy Corporation
Consolidated Edison, Inc.
Dominion Energy, Inc.
DTE Energy Company
Duke Energy Corporation
Edison International
Entergy Corporation
Evergy, Inc.
Eversource Energy
Exelon Corporation
FirstEnergy Corp.
NextEra Energy, Inc.
NiSource Inc.
Pinnacle West Capital Corporation

2024 Joint Proxy Statement	57

Company	Pay	Performance
PPL Corp.
Public Service Enterprise Group
Sempra Energy
The Southern Company
WEC Energy Group, Inc.
Xcel Energy Inc.
In reviewing pay data, the People and Compensation Committee does not adhere strictly to formulas or data to determine the actual mix and amounts of compensation. When referencing positioning against market data, the People and Compensation Committee also considers factors including each NEO’s scope of responsibility and organizational impact, experience, and performance, as well as PG&E Corporation’s and the Utility’s overall safety, operating, and financial results in reaching decisions. This flexibility is important in supporting the overall pay-for-performance philosophy and in meeting the People and Compensation Committee’s objectives of attracting, retaining, and motivating a talented executive leadership team.
Incentive Plan Goal Setting
To be successful in aligning pay with performance, it is important that performance goals are set appropriately within our incentive programs. For each of the metrics used in our incentive plans, the People and Compensation Committee reviews a comprehensive analysis that typically sets out the following, on a metric-specific basis:
•    Data on historic performance, showing multi-year trends;
•    Projected performance on a multi-year basis, driven by workplans, regulatory commitments and anticipated timing of milestone achievements;
•    Relevant industry benchmarks;
•    Target setting methodology, with recommended ranges around the target to establish threshold and maximum goals; and
•    Degree of change in the proposed threshold, target, and maximum goals as compared with the prior year.
Each metric also has associated contacts and approvers to maximize accountability and transparency.

2024 Joint Proxy Statement	58

2023 Compensation Decision and Outcomes
Base Salary
Base salaries are reviewed on an annual basis and are targeted to be within a competitive range of market for comparable roles in the Pay Comparator Group. In determining each NEO’s base salary, consideration is given to role scope and individual experience and performance. The People and Compensation Committee believes that this level of comparability to market is appropriate and consistent with its pay philosophy of taking into consideration factors other than market data in establishing individual pay levels, while delivering cash compensation that is competitive with the market. In reviewing salaries for 2023, adjustments reflected a combination of merit and promotional adjustments by role.

NEO(1)	Role (as of 12/31/23)	2023 Salary	(1)	Increase	(2)
Patricia K. Poppe	Chief Executive Officer, PG&E Corporation	$1,400,000		—%
Jason M. Glickman	Executive Vice President, Engineering, Planning and Strategy, Pacific Gas and Electric Company	$747,720		3.9%
Marlene M. Santos	Executive Vice President and Chief Customer Officer and Enterprise Solutions Officer, Pacific Gas and Electric Company	$907,813		3.8%
Sumeet Singh (3)	Executive Vice President, Operations and Chief Operating Officer, Pacific Gas and Electric Company	$907,813		34.5%
Adam L. Wright (4)	Former Executive Vice President, Operations and Chief Operating Officer, Pacific Gas and Electric Company	$875,000		—%
Carolyn J. Burke (5)	Executive Vice President and Chief Financial Officer, PG&E Corporation	$725,000		—%
Christopher A. Foster (6)	Former Executive Vice President and Chief Financial Officer, PG&E Corporation	$661,550		1.0%
Stephanie Williams (7)	Vice President and Controller, PG&E Corporation and Vice President, Chief Financial Officer and Controller, Pacific Gas and Electric Company	$375,000		13.4%
David S. Thomason (8)	Former Vice President, Finance, Pacific Gas and Electric Company	$390,370		—%
John R. Simon	Executive Vice President, General Counsel and Chief Ethics & Compliance Officer, PG&E Corporation	$851,570		3.9%
Julius Cox (9)	Former Executive Vice President, People, Shared Services and Supply Chain, Pacific Gas and Electric Company	$669,188		3.8%

(1)	Annualized salary as of December 31, 2023.
(2)	Unless otherwise noted, salaries were effective March 1, 2023, with increases reflecting change relative to salary on December 31, 2022.
(3)	Mr. Singh’s salary increase reflects his promotion from his prior role as Executive Vice President, Chief Risk and Chief Safety Officer, Pacific Gas and Electric Company, effective March 1, 2023.
(4)	Mr. Wright resigned effective February 6, 2023.
(5)
Ms. Burke was elected Executive Vice President, Finance of PG&E Corporation effective March 14, 2024, with salary in effect from this date. Upon Mr. Foster's resignation, Ms. Burke was elected Executive Vice President and Chief Financial Officer of PG&E Corporation effective May 4, 2023.

(6)	Mr. Foster resigned effective May 4, 2023.
(7)	Ms. Williams' increase reflects her promotion from her prior role as Vice President, Finance and Planning, effective January 10, 2023.
(8)	Mr. Thomason resigned from his officer positions effective January 9, 2023, and his employment terminated effective February 17, 2023.
(9)	Mr. Cox resigned effective September 25, 2023.

2024 Joint Proxy Statement	59

Short-Term Incentives
Our STIP and related awards are designed to drive the companies’ business objectives and strategic priorities, providing an opportunity for a cash payout reflecting the results achieved during the year. The plan focuses on quantifiable outcome-based metrics in the overall company score, with an individual performance modifier (IPM) based on year-end ratings for all eligible participants, including NEOs. This ensures any earned incentive is based on a combination of company and individual performance, enabling greater individual accountability in contributing to our overall success.
The People and Compensation Committee establishes an annual target opportunity, expressed as a percentage of an individual’s base salary, set with reference to market median practices in our Pay Comparator Group. Target opportunities for the NEOs eligible to participate in the program in 2023 ranged from 50 percent to 145 percent of actual salary earned. In respect of the company score, achieving threshold performance will earn a payout at 50 percent of target and achieving maximum performance will earn a payout up to 200 percent of target. The individual performance modifier cannot exceed 1.2, with the overall earned incentive subject to a cap of 200 percent of target.
The People and Compensation Committee retains complete and sole discretion to adjust any performance formula or score, including to zero, any or all short-term incentive performance measures for any reason, including consideration of (without limitation) performance with respect to safety, compliance, and ethics.
The People and Compensation Committee established 2023 metrics across the same three performance areas as in 2022, retaining a weighting of 75 percent towards metrics that focus on underlying objectives tied to safety and customer, and 25 percent towards financial stability, which itself is inherently tied to our safety performance.

Financial Stability (25%) •Non-GAAP core earnings per share •Operating cash flow Customer Experience (10%) •Customer experiencing multiple interruptions (CEMI 5 + CEMI 10) •Gas emergency response
Public and Employee Safety (65%)
•Wildfire risk reduction
•CPUC-reportable fire ignitions
•Quality pass rate
•Total gas dig-in rate
•Preventable motor vehicle incidents
•Diablo Canyon Power Plant (DCPP) reliability and safety indicator
•Safe dam operating capacity
•Non-fatal SIF actuals

In determining and approving the appropriate performance metrics in each of these three performance areas the People and Compensation Committee considered factors including:
•    The alignment with our fundamental belief that safety is paramount, complemented by a focus on customer welfare across all aspects of our business.
•    The interaction between metrics to help ensure they collectively drive the right behaviors. For example, an overly narrow focus on reporting might result in employees failing to seek appropriate medical treatment for work-related injuries in order to keep reported injury metrics low.
•    Guidance from the CPUC reinforcing the priority placed on outcome-based metrics for alignment with reducing the companies’ highest-priority risks, such as the risk of catastrophic events like wildfires, dam failures, or gas explosions.
•    The companies’ ability to establish robust threshold, target, and maximum achievement milestones.
•    Alignment with California-regulated utility peers and a need to comply with California regulatory agency requirements.
•    The proportion of metrics that are outcome-based, as opposed to metrics that are based on operational activity or effort. As described in the earlier “Incentive Plan Goal Setting” section on page 58, in approving performance goals, the People and Compensation Committee references a range of factors including historic performance inclusive of multi-year trends; projected performance driven by workplans, regulatory commitments and anticipated timing of milestone achievements; the target-setting methodology, with recommended ranges around target to establish threshold and maximum goals; and the degree of change the proposed goals represent versus the prior year.
Each metric has a clear definition with a predetermined and pre-approved calculation methodology.

2024 Joint Proxy Statement	60

Metric	Definition(1)
Wildfire risk reduction
The count of Fire Ignitions in PG&E’s High Fire Threat District (HFTD) and High Fire Risk Area (HFRA) that are reportable to the CPUC per Decision 14-02-015* and meet one of the three criteria: (1) Ignitions that result in fires > 5,000 acres, (2) Ignitions that result in fires that damage or destroy > 500 structures, or (3) Ignitions that result in fires that cause a third-party fatality, which will result in the score for this metric being zero. Ignitions meeting this criteria will be counted if PG&E submits an Electric Incidents Report (EIR) with a PG&E-attributable ignition cause. If the ignition source is unknown, disputed or under investigation, it will also be counted if PG&E submits an EIR and records a financial reserve associated with that ignition.

CPUC-reportable fire ignitions
A count of the number of fire incidents that meet the following criteria: (i) occur within a PG&E HFTD and a HFRA; (ii) and is reportable to the CPUC per Decision 14-02-015. A reportable fire incident includes all the following: (1) Ignition is associated with PG&E overhead distribution circuits, (2) something other than PG&E facilities burned, and (3) the resulting fire travelled more than one meter from the ignition point.

Quality pass rate
Equally weighted index that tracks the quality of three core Wildfire Mitigation programs as measured by:
(1) Percentage of Distribution Inspections performed in HFTD that pass the field Quality Verification reviews and contain no critical defects.
(2) Percentage of Transmission Inspections performed in HFTD that pass the field Quality Verification reviews and contain no critical defects.
(3) Percentage of the completed Routine Vegetation Management in HFTD work that passes the Quality Verification reviews

Total gas dig-in reduction
The number of gas dig-ins per 1,000 Underground Service Alert (USA) tickets received. The dig-in component tracks all gas dig-ins to PG&E gas subsurface installations. A dig-in refers to damage which occurs during excavation activities (impact or exposure) and results in a repair or replacement of an underground gas facility.

Preventable motor vehicle incidents
A Preventable Motor Vehicle Incident (PMVI) is any incident where the PG&E driver could have but failed to take reasonable steps to prevent the incident. Includes company, rental and personal vehicles driven for company business. (Count of all PMVIs*1 Million)/Total Company Miles Driven.

DCPP reliability and safety indicator	The year-end combined (average) score for Unit 1 and Unit 2, representing a composite of 10 performance indicators for nuclear power generation developed by the nuclear industry and applied to all U.S. nuclear power plants. Indicator performance periods range from 18 to 36 months (rolling).
Safe dam operating capacity
Measure of operating capability of mechanical equipment used as main control to reduce the enterprise risk of any Large Uncontrolled Water Release (LUWR). Performance is based on the ratio of all controlled outlet days forced out over the controlled outlet days available.

Non-fatal serious injury or fatality (SIF) rate
A work-related high-energy incident from work at or for PG&E, including motor vehicle incidents, that results in any of the following to employees, contractors, or directly supervised contractors: (1) a life-threatening injury or illness that required immediate life-preserving action that if not applied immediately would likely have resulted in the death of that person; or (2) a life-altering injury or illness that resulted in a permanent and significant loss of a major body part or organ function. Metric is calculated as the count of non-fatal SIF actuals multiplied by 200,000 divided by the hours worked. In the event of an employee or contract partner fatality, the score of this metric will be zero.

Customers experiencing multiple interruptions (CEMI-5 and CEMI-10) index
The total number of customers experiencing 5 or more (CEMI-5), or 10 or more (CEMI-10) sustained interruptions (planned/unplanned). Metrics are reported as a year to date measure for a rolling 12-month period, and for incentive purposes is calculated as a composite index with CEMI-5 weighted at 60 percent and CEMI-10 weighted at 40 percent and both calculated as a customer count. This revised weighting (50/50 in 2022) reflects a continued focus on customer experience and our accountability to provide reliable electricity.

Gas emergency response time
The average response time for immediate response (IR) orders. The response time by PG&E is measured in minutes from the time PG&E is notified to the time a Gas Service Representative (GSR) or a qualified first responder arrives onsite to the emergency location. PG&E notification time is defined as when a gas emergency order is created and timestamped.

Electric 911 emergency response
Measures the percentage of time that PG&E personnel respond (are on site) within 60 minutes after receiving a 911 call, with onsite defined as arriving at the premises where the 911 agency personnel are waiting.

Non-GAAP core earnings per share
Financial performance from ongoing core operations, in dollars per share. The measurement is Non-GAAP core earnings. Non-GAAP core earnings excludes non-core items (expenses that Management does not consider representative of ongoing earnings and affects comparability of financial results between periods).

Operating cash flow
Operating cash flow measures cash the company’s normal operations generates. The definition aligns with the consolidated GAAP financial statements and is calculated by starting with Billed Revenue (cash income) and subtracting cash spend from operating activities (e.g., Cost of Energy, Functional Area Earnings Impacting Expense, and Functional Area Non-Earnings Impacting Expense).

(1)	These are abbreviated summary definitions and may not reflect complete details, including certain exclusions, for each metric.

2024 Joint Proxy Statement	61

In the first quarter of 2024, the People and Compensation Committee reviewed and certified the following results for the company score:

Performance Metrics	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	Actual	Unweighted Score	Weighted Score
Public and Employee Safety	65%
Wildfire risk reduction	15%	2.0	1.0	0.0	0.0	2.000	0.300
CPUC reportable fire ignitions	10%	90.0	86.0	82.0	65.0	2.000	0.200
Quality pass rate	15%	0.5	1.0	2.0	2.0	2.000	0.300
Total gas dig-in reduction	5%	1.11	1.05	0.86	1.01	1.211	0.061
Preventable motor vehicle incidents	5%	2.58	2.53	2.48	2.34	2.000	0.100
DCPP reliability and safety indicator	5%	95.0	97.5	100.0	100.0	2.000	0.100
Safe dam operating capacity	5%	96.2%	97.0%	98.8%	98.5%	2.000	0.100
Non-fatal SIF rate	5%	0.005	0.003	0.000	0.004	0.000	0.000
Customer Experience	10%
CEMI-5 / CEMI-10 Index	5%	0.500	1.000	2.000	0.976	0.976	0.049
Respond to emergencies index:
Gas emergency response	2.5%	20.5	19.9	18.9	19.8	1.100	0.028
Electric 911 emergency response	2.5%	97.19%	98.30%	99.00%	97.23%	0.520	0.013
Financial Stability	25%
Non-GAAP core earnings per share	20%	$1.17	$1.19	$1.21	$1.23	2.000	0.400
Operating cash flow	5%	$4,031	$4,742	$5,453	$4,748	1.008	0.050
2023 Overall Short-Term Incentive Plan Company Score							1.701

As indicated above, the non-fatal SIF rate metric was adjusted to zero for 2023 as a result of two fatalities during the year.

In addition, to assess company performance relative to the above scorecard, the People and Compensation Committee can apply a modifier to reflect individual performance during the year via the IPM. This can modify awards to as low as zero and by up to 120 percent, subject to an overall cap of 200 percent when combined to the company score. Following an assessment of individual performance in 2023, IPMs ranging from 100 to 102 percent were approved. Three NEOs received individual performance modifiers slightly above target in recognition of achievements during the year relative to their goals. The table below shows the short-term incentive compensation paid to each of the NEOs eligible to receive a STIP for 2023 performance, noting that employees are required to be active on the payment date to receive their short-term incentive:

NEO	Target Incentive (percent of Base) (1)	Target Incentive (2)	Company Score	Individual Performance Modifier (3)	Actual Incentive	Actual Incentive (percent of Target)
Patricia K. Poppe (4)	145%	$2,030,000	1.701	100%	$3,453,030	170%
Jason M. Glickman	75%	$557,325	1.701	100%	$947,689	170%
Marlene M. Santos	90%	$812,109	1.701	102%	$1,408,549	173%
Sumeet Singh (5)	90%	$765,235	1.701	101%	$1,314,236	172%
Carolyn J. Burke	75%	$435,394	1.701	100%	$740,355	170%
Stephanie Williams (6)	50%	$186,622	1.701	100%	$317,444	170%
John R. Simon	75%	$634,731	1.701	102%	$1,100,899	173%

2024 Joint Proxy Statement	62

(1)	Reflects the target STIP percentage effective December 31, 2023.
(2)	Reflects the actual target STIP value in effect for 2023, taking into account salary adjustments, target STIP percentage adjustments and length of service in 2023.
(3)
The 2022 STIP base award for each NEO was subject to upward or downward adjustment for individual performance on key performance variables. The Individual Performance Modifier can range from zero to 120 percent of the base award, with a potential maximum total award at 200 percent of each NEO’s target opportunity. Three NEOs received individual performance modifiers slightly above target in recognition of achievements during the year relative to their goals.

(4)
Ms. Poppe's target STIP percentage was increased from 135 to 145 percent effective January 1, 2023 following a review of data for the approved Compensation Peer Group. The increase better positions Ms. Poppe’s target compensation relative to the median market reference.

(5)
Mr. Singh's target STIP percentage was increased from 75 to 90 percent effective March 1, 2023 as result of his promotion to Executive Vice President, Operations and Chief Operating Officer, Pacific Gas and Electric Company.

(6)
Ms. William's target STIP percentage was increased from 45 to 50 percent effective January 10, 2023, as a result of her promotion to Vice President, Chief Financial Officer and Controller, Pacific Gas and Electric Company.

2024 Joint Proxy Statement	63

Long-Term Incentives
2023 Long-Term Incentive Awards
Our annual LTIP awards, which for 2023 were granted solely in the form of performance-based equity, are designed to measure and incentivize our success in ensuring operational continuity and employee engagement through a focus on customer welfare and our financial stability. The People and Compensation Committee established annual target opportunities for each NEO, expressed as absolute dollar values.

NEO(1)	2023 Target Long-Term Incentive	PSUs
Patricia K. Poppe	$10,750,000	100%
Jason M. Glickman	$1,750,000	100%
Marlene M. Santos	$2,600,000	100%
Sumeet Singh	$2,600,000	100%
Carolyn J. Burke (2)	$1,800,000	100%
Stephanie Williams	$450,000	100%
John R. Simon	$1,750,000	100%

(1)	Reflects NEOs still employed on December 31, 2023. All NEOs who resigned during the year either did not receive a grant in 2023 or forfeited their award on their separation
(2)
In connection with her appointment, Ms. Burke also received an award of Restricted Stock Units (RSUs) valued at $400,000, which will vest equally on the first and second anniversaries of the date of grant. This was separate from her annual LTIP award and is not reflected in the 2023 Target Long-Term Incentive value figure reported above.

Performance will be measured over a three-year performance period from January 1, 2023 to December 31, 2025 and vest to the extent threshold or greater performance objectives are accomplished three years after the grant date, in accordance with the three-year holding period for equity required under AB 1054. Dividend equivalents, if any, are accrued and paid in cash at the end of the performance period on earned shares only. The People and Compensation Committee retains complete and sole discretion to adjust any performance formula or score, including to zero, on any and all incentive plan performance measures or modifiers for any reason.

In determining the performance metrics for the 2023 awards, the People and Compensation Committee considered a range of factors similar to those noted above in respect of the STIP awards. These included alignment with our core focus on customer welfare; the interaction with other metrics under the STIP and existing LTIP awards; the companies’ ability to establish robust goals; and the extent to which the metrics measure outcomes in an objective manner. Five metrics were approved for the 2023 awards as shown in the table below.

Performance Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)
Public and Employee Safety	40%
System hardening effectiveness	20%	80%	84%	88%
Electric corrective maintenance in high fire risk areas (HFRA)	20%	69%	77%	85%
Customer Experience	25%
System average interruption duration index (SAIDI) (1)	25%	245.60	238.20	230.80
Financial Stability	35%
Relative total shareholder return (TSR) (2)	35%	25th Percentile	50th Percentile	90th Percentile

(1)	Major Event Days are not included in the SAIDI calculation (and accordingly reflected in the goals) so as not to skew the measure of sustained outages (SAIDI) solely due to extreme weather.
(2)
Comparator companies comprised those listed in our 2023 Performance Comparator Group: Alliant Energy Corporation, Ameren Corporation, American Electric Power Company, Inc., CMS Energy Corporation, Consolidated Edison, Inc., DTE Energy Company, Duke Energy Corporation, Edison International, Inc., Evergy, Inc., Eversource Energy, Exelon Corporation, FirstEnergy Corporation, NiSource Inc., Pinnacle West Capital Corporation, PPL Utilities, The Southern Company, WEC Energy Group, Inc., and Xcel Energy Inc. See “Use of Market Data” section on page 57 for details on peer group selection.

Actual performance relative to the goals approved by the People and Compensation Committee will be disclosed following the conclusion of the three-year performance period and certification of results in the first quarter of 2026. The People and Compensation Committee retains complete discretion to adjust the formula and results and the final score, including to zero, on any and all incentive plan performance measures for any reason. All PSUs may be subject to earlier vesting or forfeiture upon certain events, in accordance with the terms of the grant.

2024 Joint Proxy Statement	64

Assessment of 2021 Long-Term Incentive Awards
The three-year performance period for the 2021 PSU awards concluded on December 31, 2023. The 2021 PSUs were subject to six performance metrics reflecting strategic priorities in our three core areas of customer experience, public safety and financial stability. In the first quarter of 2024, the People and Compensation Committee assessed performance over the three-year performance period. Payout amounts were determined by multiplying the number of 2021 granted PSUs by the overall metric score of 104.5 percent. Given the performance period has now concluded, details of the threshold, target and maximum performance goals for the Greater Affordability for Customers metric are provided below as this information is no longer considered commercially sensitive.

Performance Metric	Weight	Threshold (50%)	Target (100%)	Maximum (200%)	Actual	Unweighted Score	Weighted Score
Customer Experience	35%
Customer satisfaction score	17.5%	73.1	75.3	78.7	69.4	—	—
Public safety power shutoff (PSPS) notification accuracy	17.5%	98.0%	99.0%	99.9%	97.8%	—	—
Public Safety	35%
System hardening effectiveness (risk miles)(1)(2)	17.5%	985	1,090	1,138	1,134	1.917	0.335
Enhanced vegetation management effectiveness (risk miles)	17.5%	3,600	3,780	4,140	3,907	1.352	0.237
Financial Stability	30%
Greater affordability for customers (millions) (2)(3)	15%	$90	$38	$(14)	$30	1.154	0.173
Relative total shareholder return (TSR) (4)	15%	25th Percentile	50th Percentile	90th Percentile	100th Percentile	0.020	0.003
2021 Overall PSU Performance Score							1.045

(1)
In addition to the stated goal there were two underpins that were both met: (i) at least 80% of the system hardening had to relate to highest risk miles, with 88% achieved; and (ii) at least 10% or more had to be underground line removal, with 45% achieved.

(2)
Goals in the table reflect the revisions approved by the People and Compensation Committee in 2022 and disclosed in our 2023 Proxy Statement, to align the incentive plan goals with the updated Wildfire Mitigation Plan, financial guidance on core Earnings per Share (EPS) growth, and the 2023 General Rate Case.

(3)
The targets are based on non-GAAP core earnings (aligned with our external EPS guidance) excluding unrecoverable interest expense, compared to authorized earnings as established through approved rate cases.

(4)
Comparator companies comprised those listed in our 2021 Performance Comparator Group in our 2022 Proxy Statement: Alliant Energy Corporation, Ameren Corporation, American Electric Power Company, Inc., CMS Energy Corporation, Consolidated Edison, Inc., Duke Energy Corporation, Edison International, Evergy, Inc., Eversource Energy, FirstEnergy Corp., NiSource Inc., Pinnacle West Capital Corporation, The Southern Company, WEC Energy Group, Inc., and Xcel Energy Inc.

New Hire Awards to New Executives
The People and Compensation Committee believe attracting a proven and experienced leadership team is in our stakeholders', including shareholders’, best interests. To secure Ms. Burke’s appointment as Executive Vice President and Chief Financial Officer of PG&E Corporation, the People and Compensation Committee approved two awards considered necessary to attract a proven and experienced leader like Ms. Burke, at a time of significant competition for executive-level talent. These awards were made in a combination of cash and PG&E Corporation equity, the latter to provide immediate alignment with our shareholders' interests and the rest of the executive team.

NEO	Vehicle	Terms	Grant Value
Carolyn J. Burke	Cash	• Cash payment • Pro-rated amount subject to repayment if Ms. Burke voluntarily resigns prior to March 15, 2025.	$400,000
	RSUs	• RSUs with 50 percent vesting on the first anniversary (March 15, 2024) and 50 percent vesting on the second anniversary (March 15, 2025).	$400,000

Post-Retirement Benefits
PG&E Corporation and the Utility provide retirement benefits to eligible employees, including the NEOs. Eligibility for different plans reflects factors including appointment date and employing entity. Tax-qualified pensions or similar plans, other tax-qualified defined contribution plans (e.g., 401(k) plans), and non-tax-qualified retirement plans for NEOs are common in our Pay Comparator Group, and the People and Compensation Committee believes these defined benefit and defined contribution plans offer significant recruiting and retention incentives.

2024 Joint Proxy Statement	65

The different benefits that NEOs are eligible for are summarized below:

Benefit	Eligible	Key Features
PG&E Corporation Retirement Savings Plan	All NEOs
•   Tax-qualified 401(k) plan
•   Maximum matching contribution of 75 cents for each dollar contributed, up to:
•   6 percent of base salary for individuals eligible for the final average pay pension benefit
•   8 percent of base salary for individuals eligible for a cash balance pension benefit
•   Matching funds above IRS limits contributed to the NEO’s account in the PG&E Corporation 2005 Supplemental Retirement Savings Plan, a non-qualified deferred compensation plan

Retirement Plan	All NEOs	• Tax-qualified defined benefit plan • Takes the form of either a final average pay pension benefit or a cash balance benefit
PG&E Corporation Supplemental Executive Retirement Plan (SERP)	Simon	• Non-tax-qualified defined benefit pension plan • Frozen to new entrants after 2012
PG&E Corporation Defined Contribution Executive Supplemental Retirement Plan (DC-ESRP)	Poppe, Glickman, Santos, Singh, Burke, and Williams	• Non-tax-qualified defined contribution plan • Covers all officers elected on or after January 1, 2013
Upon retirement, NEOs may also be eligible for post-retirement health, welfare, insurance, and other benefits broadly similar to those provided to all employees. Additional details regarding the retirement programs and post-retirement benefits, and the value of pension benefits accumulated as of December 31, 2023, for the NEOs can be found in the table entitled “Pension Benefits – 2023” on page 77, the table entitled “Non-Qualified Deferred Compensation – 2023” on page 78, and the section entitled “Potential Payments Upon Resignation, Retirement, Termination, Change in Control, Death, or Disability” on page 80.
Perquisites
Certain perquisites and personal benefits are provided to the NEOs, the details of which for 2023 can be found in the footnotes to the Summary Compensation Table. These comprise:
•    Health related benefits including health club reimbursements and executive health services;
• Where applicable, relocation assistance and spousal travel on private aircraft; and
•    Where deemed necessary, security-related services.

Each company’s boards have adopted policies that authorize the company’s respective PEOs to use company-provided ground transportation for business use. Additionally, the PG&E Corporation Board has adopted a policy providing that the PG&E Corporation CEO may use private aircraft for business use and may be accompanied by her spouse as approved by the non-executive Board Chair. The policy also provides that any tax impact due to the imputed value of private aircraft travel is not reimbursable. The companies do not consider any of these transportation costs for our respective PEOs to be personal benefits because they arise from the nature of the employee’s employment. In 2023, there were no costs incurred for spousal travel.

PG&E Corporation and the Utility also provide security for all employees, as appropriate based on an assessment of risk, which includes consideration of the employee’s position and work location. Our employee security program is designed to help employees securely and safely conduct business, and thus is primarily for the benefit of the companies. Due to the public profile of Ms. Poppe and assessment of localized security risks, PG&E’s security program includes utilizing security personnel employed by the companies to ensure the safety of Ms. Poppe and other employees in her vicinity for all company business. The companies do not consider these security costs to be personal benefits because they arise from the nature of her high-profile role. In addition, consistent with a security assessment conducted by an independent security consulting firm, the companies provide enhanced personal residential security to certain executive officers based on assessed risks, including credible threats. In 2023, there were no costs incurred for personal residential security.

2024 Joint Proxy Statement	66

Severance Benefits
General severance benefits are provided to the NEOs through the Officer Severance Policy and specific incentive plan award agreements and guidelines. The purpose of this policy is to:
•    Attract and retain senior management by providing severance benefits that are part of a competitive total compensation package;
•    Provide consistent treatment for all terminated officers;
•    Minimize potential litigation costs in connection with terminations of employment by conditioning payments upon a general release of claims; and
•    Focus management on maximizing shareholder value and aligning interests, rather than being distracted by concerns about job security in a potential change-in-control situation.
Change-in-control benefits require a “double trigger” and are not payable based on a change-in-control event alone, which the People and Compensation Committee believes best reflects shareholder interests and aligns with typical market practices. Details of the policy are summarized below.

Termination Scenario	Eligible	Key Provisions
Termination without cause	All NEOs	•	Cash severance of two-times (CEO) or one-times (other NEOs) the sum of base salary and STIP target
		•	Pro-rata vesting of PSUs
		•	Continued vesting of unvested RSUs for one year
		•	Continued vesting of stock options for one year, with an exercise period equal to the lesser of one year or the remaining term of the options
		•	Limited COBRA benefits and outplacement services
Termination Scenario	Eligible	Key Provisions
Termination for cause or resignation when not retirement eligible	All NEOs	Termination for cause or resignation when not retirement eligible:
		•	Forfeits all unvested PSUs, RSUs, and stock options
		•	Forfeits any unpaid dividends associated with long-term incentive awards

Termination following a Change in Control	All NEOs (except S. Williams)	•	Cash severance of three-times (CEO) or two-times (other NEOs) the sum of base salary and STIP target
		•	LTIP award agreements detail treatment that accelerate vesting of all awards on a change of control (CIC) if either (1) the officer is severed in connection with the CIC, or (2) the award is not continued, assumed, or substituted
The Golden Parachute Restriction Policy requires shareholder approval of certain defined executive severance payments provided in connection with a change in control of PG&E Corporation, to the extent that those payments exceed 2.99 times the sum of a covered officer’s base salary and target short-term incentive award.
The Officer Severance Policy also permits reduction and repayment of severance benefits from certain officers, with certain triggers.
Specifically, the Boards of Directors of PG&E Corporation and the Utility will have:
•    A right to cancel, reduce, or require forfeiture of severance payments or benefits from (1) executive officers of either company in the event of a felony conviction of either company related to public health and safety or financial misconduct by either company following its July 1, 2020 emergence from Chapter 11 (Company Conviction), provided that an affected executive officer was serving as an executive officer of the convicted company at the time of the conduct leading to the Company Conviction; or (2) either company’s CEO or CFO if that company is required to restate its financial statements due to that company’s material non-compliance with financial reporting requirements as a result of misconduct, provided that the individual was serving as CEO or CFO during the period covered by the restatement; and
•    A right to recoup or require reimbursement or repayment of severance rights, payments, and benefits from executive officers in the event such executive officers engaged in misconduct that materially contributed to some of the actions or omissions on which a Company Conviction is based.
Additional details regarding severance benefits can be found in the sections entitled “Potential Payments—Termination Without Cause” beginning on page 84, and “Potential Payments—Severance in Connection with Change in Control” beginning on page 84.

2024 Joint Proxy Statement	67

2024 Compensation Structure
During 2023, the People and Compensation Committee undertook a review of the Pay Comparator Group with its independent outside consultant. The review resulted in one addition and two removals:
•    Constellation Energy was added given its industry and size relevance following its recent spin-off from Exelon.
•    Ameren and WEC Energy were removed, given their relative revenue scope.

Following these changes, the Pay Comparator Group is comprised entirely of utility companies and PG&E was positioned at the 79th percentile for revenue and the 58th percentile for market capitalization. The resulting group was used to inform the People and Compensation Committee's 2024 decisions.

No changes were made to the Performance Comparator Group for 2024.

In the first quarter 2024, the People and Compensation Committee submitted the 2024 compensation program for approval under AB 1054. The plans continue to focus on safety with minor refinements to ensure alignment with our strategic priorities and external commitments.
Short-Term Incentive Plan
For 2024, the design is thematically consistent with 2023, with safety and wildfire mitigation plan metrics making up 60% of the overall weight, with a continued emphasis on outcome-oriented and risk reduction metrics. Notable changes include:
•A reduction in the total number of metrics from thirteen to ten; and
•The conversion of the wildfire risk reduction metric into a modifier to the weather normalized reportable fire ignitions metric, that would zero out this metric in the event of certain ignitions.

The People and Compensation Committee will continue to have the ability to approve individual performance adjustments provided they do not result in an outcome that exceeds the overall plan maximum of 200 percent of target.

Also, in 2023, the People and Compensation Committee approved an amendment to the STIP requiring that starting for the 2024 performance year, participants must be employed on the payment date in order to receive an award, except in the case of retirement or other exceptions approved by the People and Compensation Committee.
Long-Term Incentive Plan
Annual equity grants to executive officers (including NEOs) continue to be 100 percent PSUs. Similar to the short-term incentive program, the weighting of safety metrics is the focus. The metrics and weightings used in 2023 will be retained in 2024.
Additional Award
From time to time, the People and Compensation Committee considers the need for additional awards to recognize leadership and strengthen retention of key executives. Consistent with these considerations, in February 2024, the People and Compensation Committee approved a one-time award for Mr. Simon. An award consisting of RSUs under the LTIP was granted to Mr. Simon with a grant date fair value of $1,500,000. The award will vest over three years with 20% on the first grant date anniversary, 40% on the second grant date anniversary, and 40% on the third grant date anniversary.

2024 Joint Proxy Statement	68

Additional Information
Equity Grant Date Policy
The PG&E Corporation Equity Grant Date Policy, as last amended in February 2024, generally provides that annual LTIP awards, if any, are granted once per year on March 1 (or if that day is not a business day, then on the following business day). The PG&E Corporation Board or the People and Compensation Committee may determine a different grant date if appropriate or necessary, for example if a coworker is on an approved leave of absence on March 1.
The Companies retain discretion to grant LTIP awards other than annual awards (such as for newly hired or newly promoted officers or for retention, recognition or other like purposes). If the grant date of any non-annual LTIP award would occur during a trading blackout period, as defined under the company's Insider Trading Policy, then the actual grant date will be the first business day after the trading blackout period ends.
Use of Non-GAAP Financial Metrics
NEOs receive incentive awards that are subject to earnings metrics that are considered “Non-GAAP financial measures” under SEC rules and regulations. See “Exhibit A,” starting on page 70, for a reconciliation of these measures to GAAP measures.
Tax and Accounting Considerations
The People and Compensation Committee sets NEO compensation in accordance with our compensation philosophy and continues to believe that attracting, retaining, and motivating our employees with a compensation program that supports long-term value creation is in the best interests of our shareholders. In reaching decisions on executive compensation, the People and Compensation Committee considers the tax and accounting consequences. Section 162(m) of the Internal Revenue Code does not permit companies to deduct certain qualified performance-based executive compensation. As a result, in establishing compensation, the People and Compensation Committee no longer considered the tax deductibility limitations imposed by Section 162(m). Despite the limits on the deductibility of performance-based compensation, the People and Compensation Committee continues to believe that a significant portion of NEO compensation should be tied to company performance.

2024 Joint Proxy Statement	69

EXHIBIT A
Reconciliation of PG&E Corporation’s Consolidated Income Available for Common Shareholders in Accordance with GAAP to Non-GAAP Core Earnings.
For the year ended December 31, 2023.

	Earnings	Earnings per Common Share (Diluted)
(in millions, except per share amounts)	2023	2023
PG&E Corporation’s Earnings (Loss) on a GAAP basis	$2,242	$1.05
Non-core items:(1)
Amortization of Wildfire Fund contribution (2)	$408	$0.19
Bankruptcy and legal costs (3)	$89	$0.04
Fire Victim Trust tax benefit net of securitization (4)	$(262)	$(0.12)
Investigation remedies (5)	$24	$0.01
Prior period net regulatory impact (6)	$(24)	$(0.01)
Strategic repositioning costs (7)	$3	$—
Wildfire-related costs, net of insurance (8)	$150	$0.07
PG&E Corporation’s Non-GAAP Core Earnings	$2,630	$1.23
All amounts presented in the table above and footnotes below are tax adjusted at PG&E Corporation’s statutory tax rate of 27.98 percent for 2023 and 2022, except for certain costs that are not tax deductible. Earnings per Common Share is calculated based on diluted shares, except as noted. Amounts may not sum due to rounding.
(1) “Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in the table above.
(2) The Utility recorded costs of $115 million (before the tax impact of $32 million) and $567 million (before the tax impact of $159 million) during the three months and year ended December 31, 2023, respectively, associated with the amortization of the Wildfire Fund asset and accretion of the related Wildfire Fund liability.
(3) Includes bankruptcy and legal costs associated with PG&E Corporation’s and the Utility’s Chapter 11 filing, including legal and other costs and exit financing costs, as shown below. The three months ended December 31, 2023 also include a reclassification from non-core to core earnings of $20 million in interest expense incurred between February 2023 and September 2023 on debt that was originally intended to be repaid with the proceeds from a securitization transaction, as a result of revised debt planning.

(in millions)	Twelve Months December 31, 2023
Legal and other costs	$120
Exit financing	3
Bankruptcy and legal costs (pre-tax)	$123
Tax impacts	(34)
Bankruptcy and legal costs (post-tax)	$89
(4) Includes any earnings-impacting investment losses or gains associated with investments related to the contributions to the customer credit trust, the charge related to the establishment of the SB 901 securitization regulatory asset and the SB 901 securitization regulatory liability associated with revenue credits funded by net operating loss monetization, and tax benefits related to the Fire Victim Trust’s sale of PG&E Corporation common stock.

(in millions)	Twelve Months Ended December 31, 2023
SB 901 securitization charge	$1,267
Net gains related to customer credit trust	(22)
Fire Victim Trust tax benefit net of securitization (pre-tax)	1,245
Tax Impacts	(348)
Tax benefits from Fire Victim Trust share sales	(1,158)
Fire Victim Trust tax benefit net of securitization (post-tax)	$(262)
(5) Includes costs associated with the decision different for the OII related to the 2017 Northern California Wildfires and 2018 Camp Fire (Wildfires OII), the system enhancements related to the locate and mark OII, the restoration and rebuilding costs for the town of Paradise, and the settlement agreement resolving the Safety and Enforcement Division’s investigation into the 2020 Zogg fire, as shown below.

2024 Joint Proxy Statement	70

(in millions)	Twelve Months Ended December 31, 2023
Wildfires OII disallowance and system enhancements	$5
Locate and mark OII system enhancements	3
Paradise restoration and rebuild	23
2020 Zogg fire settlement	1
Investigation remedies (pre-tax)	$32
Tax impacts	(8)
Investigation remedies (post-tax)	$24
(6) The Utility recorded $8 million (before the tax impact of $2 million) and $33 million (before the tax impact of $9 million) during the three months and year ended December 31, 2023 related to adjustments associated with the recovery of capital expenditures from 2011 through 2014 above amounts adopted in the 2011 GT&S rate case per the CPUC decision dated July 14, 2022.
(7) The Utility recorded $4 million (before the tax impact of $1 million) during the year ended December 31, 2023 of one-time costs related to repositioning PG&E Corporation’s and the Utility’s operating model.

(8) Includes costs associated with the 2019 Kincade fire, 2020 Zogg fire, and 2021 Dixie fire, net of insurance, as shown below.

(in millions)	Twelve Months Ended December 31, 2023
2019 Kincade third-party claims	$100
2019 Kincade fire-related costs	$8
2020 Zogg fire-related costs	$18
2020 Zogg fire-related insurance recoveries	$(4)
2020 Zogg fire-related legal settlements	$50
2021 Dixie fire-related legal settlements	20
Wildfire-related costs, net of insurance (pre-tax)	$193
Tax impacts	(43)
Wildfire-related costs, net of insurance (post-tax)	$150

Undefined, capitalized terms have the meanings set forth in the PG&E Corporation and the Utility’s joint annual report on Form 10-K for the year ended December 31, 2023.

“Non-GAAP core earnings” is a non-GAAP financial measure and is calculated as income available for common shareholders less non-core items. “Non-core items” include items that management does not consider representative of ongoing earnings and affect comparability of financial results between periods, consisting of the items listed in this Exhibit A. “Non-GAAP core earnings per share” is a non-GAAP financial measure and is calculated as non-GAAP core earnings divided by common shares outstanding on a diluted basis. PG&E Corporation and the Utility use non-GAAP core earnings and non-GAAP core earnings per share to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short- and long-term operating planning, and employee incentive compensation. PG&E Corporation and the Utility believe that non-GAAP core earnings and non-GAAP core EPS provide additional insight into the underlying trends of the business, allowing for a better comparison against historical results and expectations for future performance.

Non-GAAP core earnings and non-GAAP core earnings per share are not substitutes or alternatives for GAAP measures such as consolidated income available for common shareholders and may not be comparable to similarly titled measures used by other companies.

2024 Joint Proxy Statement	71

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table – 2023
This table summarizes the principal components of compensation paid or granted during 2023 (including cash incentives earned for corporate performance in 2023 but paid in 2024). Titles are as of December 31, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Patricia K. Poppe CEO, PG&E Corporation	2023	1,400,000	0	11,750,292	0	3,453,030	33,718	357,799	16,994,840
	2022	1,391,667	0	10,069,628	0	2,207,520	13,269	437,777	14,119,861
	2021	1,344,643	6,600,000	41,175,002	0	1,487,578	18,198	573,050	51,198,471
Jason M. Glickman EVP, Engineering, Planning and Strategy, Pacific Gas and Electric Company	2023	743,100	0	1,912,843	0	947,689	24,557	120,340	3,748,529
	2022	712,500	0	1,854,956	0	630,392	8,826	112,784	3,319,458
	2021	450,000	500,000	1,750,021	0	287,213	13,373	74,255	3,074,861
Marlene M. Santos EVP and Chief Customer Officer and Enterprise Solutions Officer, Pacific Gas and Electric Company	2023	902,344	0	2,841,929	0	1,408,549	43,618	200,978	5,397,418
	2022	866,667	0	2,755,918	0	993,034	16,727	155,677	4,788,022
	2021	657,609	900,000	5,113,471	0	503,663	22,292	287,052	7,484,086
Sumeet Singh EVP, Chief Risk and Chief Safety Officer, PG&E Corporation and Pacific Gas and Electric Company	2023	869,011	0	2,841,929	0	1,314,236	173,050	141,795	5,340,021
	2022	675,000	0	1,854,956	0	597,213	3,251	96,811	3,227,232
	2021	502,000	0	715,045	0	273,320	48,649	80,082	1,619,095
Adam L. Wright (7) Former EVP, Operations and COO, Pacific Gas and Electric Company	2023	202,915	0	0	0	0	0	93,839	296,755
	2022	869,191	0	2,755,918	0	911,040	11,992	160,966	4,709,106
	2021	762,596	500,000	4,200,016	0	579,212	13,695	452,641	6,508,160
Carolyn J. Burke (8) EVP and CFO, PG&E Corporation	2023	580,525	400,000	2,332,176		740,355	22,816	319,628	4,395,500

Christopher A. Foster (9) Former EVP and CFO, PG&E Corporation	2023	446,816	0	1,748,890	0	0	0	60,213	2,255,919
	2022	648,333	0	1,854,956	0	454,352	0	100,913	3,058,554
	2021	627,355	0	1,330,083	0	375,723	42,320	98,653	2,474,133
Stephanie Williams (10) VP and Controller, PG&E Corporation and VP, CFO and Controller, Pacific Gas and Electric Company	2023	379,765	0	491,878	0	317,444	97,380	46,054	1,332,521

David S. Thomason (11) Former VP, CFO and Controller, Pacific Gas and Electric Company	2023	143,632	0	0	0	0	3,008	10,116	156,756
	2022	385,975	0	424,024	0	202,868	0	61,633	1,074,499
	2021	381,858	0	400,051	0	200,906	28,373	65,050	1,076,238
John R. Simon EVP, General Counsel, and Chief Ethics & Compliance Officer, PG&E Corporation	2023	846,308	0	1,912,843	0	1,100,899	1,096,294	38,164	4,994,509
	2022	812,248	0	1,854,956	0	725,760	11,337	36,605	3,440,906
	2021	841,039	0	1,750,023	0	488,657	556,326	63,945	3,699,990
Julius Cox (12) Former EVP, People, Shared Services and Supply Chain, Pacific Gas and Electric Company	2023	553,262	0	1,639,588	0	0	0	109,351	2,302,201
	2022	639,167	0	1,324,950	0	559,910	13,095	165,779	2,702,901

(a)
Due to an administrative error, which led to an overstatement of ongoing security monitoring costs and SRSP registrant contributions, for Mr. Wright only, the 2023 annual proxy incorrectly reported "All Other Compensation" as $438,509, $161,777, and $166,267 for Ms. Poppe, Mr. Wright and Mr. Cox respectively for 2022.The numbers for 2022 have been corrected as indicated. Additional details regarding the security monitoring costs for these officers can be found on p. 73. Additional details regarding the SRSP registrant contributions can be found on p. 78.

(1)	Includes payments for accrued vacation.
(2)
Represents the grant date fair value of PSUs and RSUs measured in accordance with FASB ASC Topic 718, without considering an estimate of forfeitures related to service-based vesting. For PSUs using safety and affordability measures, and for RSUs, grant date fair value is measured using the closing price of PG&E Corporation common stock on the grant date. Assumptions made in valuation of reported performance shares with a relative TSR measure are described in footnote 4 to the table entitled “Grants of Plan-Based Awards in 2023” on page 74. If the highest level of performance conditions were achieved, the estimated maximum grant date value of PSUs granted in 2023 would be: Ms. Poppe $23,500,585, Mr. Glickman $3,825,686, Ms. Santos $5,683,858, Mr. Singh $5,683,858, Ms. Burke $3,864,353, Mr. Foster $3,497,780, Ms. Williams $983,757, Mr. Simon $3,825,686, and Mr. Cox $3,279,176.

(3)	No stock options were granted in 2023.

2024 Joint Proxy Statement	72

(4)	Amounts represent payments received or deferred in 2024, 2023, and 2022 for achievement of corporate and organizational objectives in 2023, 2022, and 2021, respectively, under the STIP.
(5)
Amounts reported for 2023 consist of (i) the change in pension value during 2023 for all NEOs (Ms. Poppe $33,718, Mr. Glickman $24,557, Ms. Santos $43,618, Mr. Singh $168,178, Ms. Burke $22,816, Ms. Williams $97,380, Mr. Thomason $3,008, and Mr. Simon $1,088,445, and (ii) the above-market earnings on compensation deferred into the PG&E Corporation Supplemental Retirement Savings Plan and invested in the AA Utility Bond Fund for Mr. Simon ($7,849) and Mr. Singh ($4,872). The AA Utility Bond Fund accrues interest based on the long-term corporate bond yield average for AA utilities reported by Moody’s Investors Service. The above-market earnings are calculated as the difference between actual earnings from the AA Utility Bond Fund investment option and hypothetical earnings that would have resulted using an interest rate equal to 120 percent of the applicable federal rate.

(6)
Amounts reported for 2023 consist of (i) perquisites and personal benefits (Ms. Poppe $21,246, Mr. Glickman $16,969, Ms. Santos $14,135, Mr. Singh $54, Mr. Wright $7,714, Ms. Burke $165,671, Mr. Foster $23, Ms. Williams $54, Mr. Thomason $9, Mr. Simon $54, and Mr. Cox $7,741), (ii) company contributions to defined contribution retirement plans (Ms. Poppe $336,526, Mr. Glickman $103,344, Ms. Santos $186,817, Mr. Singh $141,741, Mr. Wright $86,126, Ms. Burke $67,063, Mr. Foster $60,190, Ms. Williams $46,000, Mr. Thomason $10,107, Mr. Simon $38,084, and Mr. Cox $101,610), and (iii) tax restoration payments to reflect taxation on relocation benefits (Ms. Burke $86,868).

(7)	Mr. Wright resigned effective February 6, 2023.
(8)	Ms. Burke became EVP, Finance, PG&E Corporation, effective March 14, 2023, and she became EVP, Chief Financial Officer, PG&E Corporation, effective May 4, 2023.
(9)	Mr. Foster resigned effective May 4, 2023.
(10)	Ms. Williams became VP and Controller of PG&E Corporation and VP, Chief Financial Officer and Controller of the Utility, effective January 10, 2023.
(11)	Mr. Thomason resigned from his VP, CFO and Controller position effective January 9, 2023, and his employment was terminated effective February 17, 2023.
(12)	Mr. Cox resigned effective September 26, 2023.
The following chart provides additional information regarding certain perquisites and personal benefits that are included in the Summary Compensation Table and discussed in section (i) of footnote 6.

	Fitness ($)	Executive Health ($)	Relocation Services ($)	AD&D ($)
P. K. Poppe	0	0	21,192	54
J. M. Glickman	0	16,915	0	54
M. M. Santos	6,381	7,700	0	54
S. Singh	0	0	0	54
A. L. Wright	0	7,700	0	14
C.J. Burke	700	9,215	155,715	41
C. A. Foster	0	0	0	23
S. Williams	0	0	0	54
D. S. Thomason	0	0	0	9
J. R. Simon	0	0	0	54
J. Cox	0	7,700	0	41

The above perquisites and personal benefits consist of the following:
•The value of reimbursements for health club fees, pursuant to a program available to certain management employees, including non-officers. Ms. Santos and Ms. Burke utilized this benefit in 2023 and were each eligible for reimbursements up to 35 percent of fitness facility membership fees.
•The cost of executive health services provided to executive officers. Amounts vary among officers, reflecting (i) the decisions of each individual officer regarding the specific types of tests and consultations provided, and (ii) the exact value of reimbursed expenses. The cost for Mr. Glickman's 2022 health services benefit was incurred on January 2, 2023, and the cost for 2023 health services benefit was incurred on December 28, 2023.
•The cost to PG&E Corporation and the Utility, as applicable, for relocation assistance services, which may include moving services, payments to a third-party home sale assistance firm (which may include inspection, appraisal, and other costs related to the sale of the home, third-party service fees, etc.), mortgage subsidies, and commuting expenses during the relocation process. Recipients of relocation assistance also received tax reimbursement payments (Ms. Burke, $86,868) with respect to this benefit in accordance with a broad-based program that provides relocation benefits to all employees. Such tax restoration payments are reflected in section (iv) of footnote 6 above.
•The executive Chair of the PG&E Corporation Board approved Ms. Poppe’s spouse accompanying her on two separate non-commercial aircraft flights last year where the plane was already going to a specific destination for a business purpose. Nothing is reported for these flights because the companies incurred no incremental cost in connection with this use.

2024 Joint Proxy Statement	73

Please see the CD&A beginning on page 44 for additional information regarding the elements of compensation discussed above, including information regarding salary, short-term incentives, and long-term incentives. Additional information regarding grants of LTIP awards can be found in the narrative following the “Grants of Plan-Based Awards in 2023” table below.

Grants of Plan-Based Awards in 2023
This table provides information regarding incentive awards and other stock-based awards granted during 2023 to NEOs.

		Committee /	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
		Board Action	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Awards
Name	Grant Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)
Patricia K. Poppe			1,015,000	2,030,000	4,060,000	0	0	0	0	0
	3/1/2023	2/15/2023				223,816	447,632	895,264	0	6,987,500
	3/1/2023	2/15/2023				120,516	241,032	482,064	0	4,762,792
Jason M. Glickman			278,663	557,325	1,114,650	0	0	0	0	0
	3/1/2023	2/15/2023				36,436	72,871	145,742	0	1,137,500
	3/1/2023	2/15/2023				19,619	39,238	78,476	0	775,343
Marlene M. Santos			406,055	812,109	1,624,219	0	0	0	0	0
	3/1/2023	2/15/2023				54,132	108,264	216,528	0	1,690,000
	3/1/2023	2/15/2023				29,148	58,296	116,592	0	1,151,929
Sumeet Singh			382,617	765,235	1,530,469	0	0	0	0	0
	3/1/2023	2/15/2023				54,132	108,264	216,528	0	1,690,000
	3/1/2023	2/15/2023				29,148	58,296	116,592	0	1,151,929
Adam L. Wright (5)			0	0	0	0	0	0	0	0
Carolyn J. Burke			217,697	435,394	870,788	0	0	0	0	0
	3/16/2023	3/15/2023				0	0	0	24,753	400,000
	3/16/2023	3/15/2023				36,202	72,403	144,806	0	1,170,000
	3/16/2023	3/15/2023				19,493	38,986	77,972	0	762,176
Christopher A. Foster (5)(6)			248,081	496,163	992,325	0	0	0	0	0
	3/1/2023	2/15/2023				33,313	66,625	133,250	0	1,040,000
	3/1/2023	2/15/2023				17,938	35,875	71,750	0	708,890
Stephanie Williams			93,311	186,622	373,244	0	0	0	0	0
	3/1/2023	2/15/2023				9,370	18,739	37,478	0	292,500
	3/1/2023	2/15/2023				5,045	10,090	20,180	0	199,378
David S. Thomason (5)			0	0	0	0	0	0	0	0
John R. Simon			317,366	634,731	1,269,463	0	0	0	0	0
	3/1/2023	2/15/2023				36,436	72,871	145,742	0	1,137,500
	3/1/2023	2/15/2023				19,619	39,238	78,476	0	775,343
Julius Cox (5)(6)			250,945	501,891	1,003,781	0	0	0	0	0
	3/1/2023	2/15/2023				31,231	62,462	124,924	0	975,000
	3/1/2023	2/15/2023				16,817	33,633	67,266	0	664,588

(1)	Compensation opportunity granted for 2023 under the STIP. Actual amounts earned are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. Threshold equals a 0.5 times target. Maximum equals 2.0 times target.
(2)	Represents PSUs granted in 2023 under the 2021 LTIP. Threshold equals 0.5 times target. Maximum equals 2.0 times target for PSUs.

2024 Joint Proxy Statement	74

(3)	Represents RSUs granted in 2023 under the 2021 LTIP. For Ms. Burke only, includes RSUs received as a new hire sign-on award in 2023.
(4)
For PSUs with operational measures, the number and fair value of awards are measured at the grant date using the PG&E Corporation stock price which was $15.61 on March 1, 2023 and $16.16 on March 16, 2023. For PSUs with a relative TSR measure, the number are measured at the grant date using the PG&E stock price which was $15.61 on March 1, 2023 and $16.16 on March 16, 2023, and the fair value of awards are measured at the grant date using a Monte Carlo simulation valuation model. The model assumes that performance conditions are probable of being achieved, applies a risk-free interest rate meant to equal the expected yield on a U.S. 3 Year Treasury Note, and uses historical common stock volatilities from the Company and from peer companies for the 36-month period preceding the grant date. The assumed per-share value on March 1, 2023, was $19.76 and the assumed per-share value on March 16, 2022, was $19.55.

(5)	Messrs. Wright and Thomason did not participate in the STIP in 2023. Messrs. Foster and Cox forfeited all potential STIP payments upon resignation.
(6)	Messrs. Foster and Cox forfeited all unvested equity awards upon termination.
Detailed information regarding compensation reported in the tables entitled “Summary Compensation Table” on page 72 and “Grants of Plan-Based Awards” on page 74, including the relative amounts apportioned to different elements of compensation, can be found in the CD&A. Information regarding specific grants and arrangements is provided below.
STIP Awards
Information regarding the terms and basis of 2023 STIP awards can be found in the CD&A.
Performance Shares
Performance shares granted in 2023 will vest, if at all, upon the third anniversary of the grant date, following and based on results during a three-year performance period from January 1, 2023, to December 31, 2025. Upon vesting, PSUs are settled in shares of PG&E Corporation common stock, net of the number of shares having a value equal to applicable withholding taxes. The specific payout formulas are discussed in the CD&A. All PSUs may be subject to earlier vesting or forfeiture upon certain events, in accordance with the terms of the grant.
Each time that a cash dividend is paid on PG&E Corporation common stock, an amount equal to the cash dividend per share multiplied by the number of PSUs granted to the recipient will be accrued on behalf of the recipient. At the end of the vesting period, the amount of any accrued dividend equivalents will be increased or decreased by the same payout factor used to increase or decrease the number of vested PSUs for the period, and the recipient will receive a cash payment equal to the amount of any accrued dividends.

Outstanding Equity Awards at Fiscal Year End – 2023
This table provides additional information regarding performance shares, stock options, and RSUs that were held as of December 31, 2023, by the NEOs, including awards granted prior to 2023. Any awards described below that were granted in 2023 also are reflected in the “Grants of Plan-Based Awards” table on page 74.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
P. K. Poppe	0	0	0	0	659,879	11,897,618	1,508,126	54,383,024
J. M. Glickman	0	0	0	0	152,400	2,747,772	263,066	9,486,160
M. M. Santos	0	0	0	0	213,948	3,857,482	390,836	14,093,546
S. Singh	0	0	0	0	51,011	919,728	317,517	11,449,663
A. L. Wright	0	0	0	0	0	0	0	0
C. J. Burke	0	0	0	0	24,753	446,297	111,389	4,016,687
C. A. Foster	0	0	0	0	0	0	0	0
S. Williams	2,738	0	41.26	3/1/2028	27,911	503,235	46,945	1,692,837
D. S. Thomason	0	0	0	0	0	0	0	0
J. R. Simon	43,989	0	41.26	3/1/2028	124,842	2,250,901	263,066	9,486,160
J. Cox	0	0	0	0	0	0	0	0

(1)	Consists of unexercised stock options from awards granted in 2018.
(2)	As of December 31, 2023, no unvested stock options were outstanding.
(3)	Consists of unvested RSUs and unvested PSUs granted in 2021 for which the performance period ended on December 31, 2023. Earned, but not vested PSUs are shown in the table below as Earned PSUs. See the CD&A for additional details regarding awards granted in 2023.

2024 Joint Proxy Statement	75

(4)	Market value is based upon the $18.03 closing price of PG&E Corporation common stock on December 29,2023 (the last trading date of fiscal 2023).
(5)	Consists of unvested PSUs granted in 2022 and 2023. Consistent with SEC rules, the number of shares is presented assuming maximum performance for 2022 awards using operational measures and maximum performance for 2022 awards using measures based on TSR, and assuming maximum performance for 2023 awards using operational measures and maximum performance for 2023 awards using measures based on TSR. The numbers reported in this column reflect adjustments to the number of PSUs awarded for 2022 and 2023 to reflect changes in the Monte Carlo simulation values for relative TSR. See the CD&A and Grant of Plan-Based Awards table for additional details regarding awards granted in 2023.
(6)	Disclosed below is the vesting schedule for each of the RSU awards described above.
(7)	Disclosed below is the vesting schedule for each of the earned, but not vested PSUs, and the unearned PSU awards described above.

Outstanding Equity Awards at Fiscal Year End – 2023 (Continued)

Name	Award Date	Award Type	Vesting Schedule	Units #	Total
Patricia K. Poppe	3/1/2021	RSU	3/1/2024	84,321	84,321
Sumeet Singh	3/1/2021	RSU	3/1/2024	6,518	6,518
Carolyn J. Burke	3/16/2023	RSU	3/16/2024	12,376
	3/16/2023	RSU	3/16/2025	12,377	24,753
Stephanie Williams	3/1/2021	RSU	3/1/2024	3,647
	3/1/2022	RSU	3/1/2024	4,130
	3/1/2022	RSU	3/1/2025	4,130	11,907
John R. Simon	3/1/2021	RSU	3/1/2024	15,953	15,953

Patricia K. Poppe	3/1/2021	Earned PSU	3/1/2024	575,558
	3/1/2022	Unearned PSU	3/1/2025	819,462
	3/1/2023	Unearned PSU	3/1/2026	688,664	2,083,684
Jason M. Glickman	5/3/2021	Earned PSU	5/3/2024	152,400
	3/1/2022	Unearned PSU	3/1/2025	150,957
	3/1/2023	Unearned PSU	3/1/2026	112,109	415,466
Marlene M. Santos	3/15/2021	Earned PSU	3/15/2024	213,948
	3/1/2022	Unearned PSU	3/1/2025	224,276
	3/1/2023	Unearned PSU	3/1/2026	166,560	604,784
Sumeet Singh	3/1/2021	Earned PSU	3/1/2024	44,493
	3/1/2022	Unearned PSU	3/1/2025	150,957
	3/1/2023	Unearned PSU	3/1/2026	166,560	362,010
Carolyn J. Burke	3/16/2023	Unearned PSU	3/16/2026	111,389	111,389
Stephanie Williams	3/1/2021	Earned PSU	3/1/2024	16,004
	3/1/2022	Unearned PSU	3/1/2025	18,116
	3/1/2023	Unearned PSU	3/1/2026	28,829	62,949
John R. Simon	3/1/2021	Earned PSU	3/1/2024	108,889
	3/1/2022	Unearned PSU	3/1/2025	150,957
	3/1/2023	Unearned PSU	3/1/2026	112,109	371,955

2024 Joint Proxy Statement	76

Option Exercises and Stock Vested during 2023
This table provides additional information regarding the amounts received during 2023 by NEOs upon vesting or transfer of restricted stock and other stock-based awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
P. K. Poppe	0	0	1,539,424	24,423,286
J. M. Glickman	0	0	0	0
M. M. Santos	0	0	106,053	1,682,001
S. Singh	0	0	105,616	1,670,467
A. L. Wright	0	0	72,926	1,138,375
C. J. Burke	0	0	0	0
C. A. Foster	0	0	58,970	929,998
S. Williams	0	0	53,513	845,400
D. S. Thomason	0	0	106,722	1,689,409
J. R. Simon	0	0	282,756	4,472,518
J. Cox	0	0	26,436	412,666

(1)
Reflects RSUs that vested on January 4, 2023, February 15, 2023, March 1, 2023, March 15, 2023, and March 22, 2023. Also includes the value of dividends upon vesting. For 2023 vesting events, no dividends have been paid, nor have any dividend equivalents accrued. Aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of the underlying shares on the applicable vesting date. Note that in November 2023, PG&E Corporation declared a regular quarterly cash dividend on its common stock of $0.01 per share. The dividend is payable on January 15, 2024. Aggregate dollar amount realized upon vesting was computed by multiplying the number of shares of stock by the market value of the underlying shares on the applicable vesting date.

Pension Benefits – 2023
This table provides information for each NEO relating to accumulated benefits as of December 31, 2023, under any plan that provides for payments or other benefits at, after, or relating to retirement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
P. K. Poppe	Pacific Gas and Electric Company Retirement Plan	2.99	65,185	0
J. M. Glickman	Pacific Gas and Electric Company Retirement Plan	2.66	46,756	0
M. M. Santos	Pacific Gas and Electric Company Retirement Plan	2.8	82,637	0
S. Singh	Pacific Gas and Electric Company Retirement Plan	21.64	819,724	0
A. L. Wright	Pacific Gas and Electric Company Retirement Plan	2.09	0	0
C.J. Burke	Pacific Gas and Electric Company Retirement Plan	0.8	22,816	0
C. A. Foster	Pacific Gas and Electric Company Retirement Plan	11.66	286,839	0
S. Williams	Pacific Gas and Electric Company Retirement Plan	13.36	402,997	0
D. S. Thomason	Pacific Gas and Electric Company Retirement Plan	21.26	733,181	0
J. R. Simon	Pacific Gas and Electric Company Retirement Plan	16.71	3,185,893	0
J. R. Simon	PG&E Corporation Supplemental Executive Retirement Plan	16.71	1,478,036	0
J. Cox	Pacific Gas and Electric Company Retirement Plan	2.65	0	0
Additional information regarding compensation reported in the “Pension Benefits” table, and any associated policies, can be found in the CD&A. The present value of accumulated benefits as of December 31, 2023, is determined assuming that the NEOs retire at the earliest unreduced retirement age, using mortality and interest assumptions consistent with those used in preparing PG&E Corporation’s and the Utility’s financial statements. The RP-2014 “Employees” mortality table was used without collar or amount adjustments (adjusted to 2006 using a variation of MP-2014). Rates were projected on a generational basis from 2006 using a variation of MP-2014. Interest discount rates of 5.21 percent and 5.09 percent were used for the Pacific Gas and Electric Company Retirement Plan (Retirement Plan) and the PG&E Corporation Supplemental Executive Retirement Plan (SERP), respectively.

2024 Joint Proxy Statement	77

For 2023, the pension benefits described in the above table are provided to officers under two plans. The Utility provides retirement benefits to its eligible employees, including its officers, under the Retirement Plan, which is a tax-qualified defined benefit pension plan. The Retirement Plan historically also has provided benefits to a significant number of PG&E Corporation’s employees and officers. Since April 1, 2007, all PG&E Corporation employees and officers are eligible to participate in the Retirement Plan.
The Retirement Plan has two forms of benefit formula: a final pay formula and a cash balance formula. With respect to the Retirement Plan’s final pay benefit formula, a participating officer may begin receiving tax-qualified pension benefits at age 55, but benefits will be reduced unless the individual has at least 35 years of service and subject to adjustment for actuarial factors, including if an individual commences retirement after becoming eligible for an unreduced pension. At age 65, a participant becomes eligible for an unreduced pension, irrespective of the years of service. Between age 55 and age 65, any pension benefit may be reduced based on the number of years of service, and in accordance with the Retirement Plan’s early retirement reduction factors. The normal benefit formula is 1.7 percent of the average annual salary for the last 36 consecutive months of service multiplied by years of credited service. The default form of benefit is a single-life annuity for participants who are unmarried at retirement or a 50 percent joint spousal annuity for married participants. However, other types of joint pensions are available, and participants may designate non-spousal joint pensioners (subject to spousal consent).
Effective January 1, 2013, a cash balance formula was added to the Retirement Plan. Employees hired or re-hired after a break in employment on or after January 1, 2013, participate in the cash balance benefit. Employees hired before January 1, 2013, were given a one-time opportunity during 2013 to irrevocably select to switch to the cash balance benefit on a going-forward basis, effective January 1, 2014, or to retain the final pay benefit to which they were otherwise entitled. On the last day of each year (or on the date of benefit commencement, if earlier), an employee’s cash balance account is credited with pay credits based on a point system of age plus service and eligible pay during the year. At the end of each calendar quarter, the account is credited with interest credits, based on an average of the 30-year Treasury rates for the three months before the calendar quarter. Special interest credit rules apply in the quarter in which the benefit payment commences. The default forms of payment are similar to those under the final pay benefit formula. Additionally, however, a cash balance participant may elect a lump-sum payout that is eligible for rollover into an Individual Retirement Account or other tax-advantaged employer plan. Cash balance participants may elect to receive their vested benefit when they leave employment with any participating employer, regardless of whether they have attained age 55. The cash balance benefit does not include an early retirement reduction. No current NEOs elected to switch to the cash balance benefit.
PG&E Corporation’s non-qualified SERP provides benefits to certain officers and key employees. The SERP benefit formula is 1.7 percent of the average of the three highest combined salary and annual STIP payments during the last 10 years of service, multiplied by years of credited service, less the amount of the participant’s benefit from the Retirement Plan. Payments are in the form of a single-life annuity or, at the election of the officer, a joint spousal annuity. Normal retirement age is 65. Benefits may begin earlier, on the later of the NEO’s reaching age 55 or separation from service with the companies, subject to reduction depending on years of credited service, in accordance with the Retirement Plan’s early retirement reduction factors.
Effective January 1, 2013, the SERP was closed to new participants. Individuals who do not participate in the SERP but who are newly hired or promoted to officer after January 1, 2013, may be eligible to participate in the 2013 PG&E Corporation Defined Contribution Executive Supplemental Retirement Plan (DC-ESRP), a non-tax-qualified deferred compensation plan. All NEOs with the exception of Mr. Simon participate in the DC-ESRP. See the table “Non-qualified Deferred Compensation—2023” below and the accompanying narrative for additional DC-ESRP details.
At December 31, 2023, Mr. Simon was eligible for early retirement under the Retirement Plan and the SERP. If Mr. Simon had retired on December 31, 2023, his benefit under both plans would have been subject to an early retirement reduction of 10 percent.

Non-Qualified Deferred Compensation – 2023
This table provides information for 2023 for each NEO regarding such individual’s accounts in non-qualified defined contribution plans and other deferred compensation plans as of December 31, 2023. The table presents balances from both the PG&E Corporation Supplemental Retirement Savings Plan for deferrals made prior to January 1, 2005, and the PG&E Corporation 2005 Supplemental Retirement Savings Plan (together, the SRSP Plans) for deferrals made on and after January 1, 2005, and from the PG&E Corporation DC-ESRP. The below descriptions pertain to 2023.

Name	Plan	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE($)(4)
P. K. Poppe	SRSP Plan	0	72,214	16,437	0	222,997
	DC-ESRP	0	252,526	81,115	0	605,015
J. M. Glickman	SRSP Plan	0	0	3,438	0	33,987
	DC-ESRP	0	96,144	28,683	0	217,584
M. M. Santos	SRSP Plan	0	45,391	6,634	0	124,856
	DC-ESRP	0	132,676	41,385	0	304,731
S. Singh	SRSP Plan	0	26,188	3,651	0	58,520
	DC-ESRP	0	102,636	23,049	0	490,509
A. L. Wright	SRSP Plan	0	0	2,905	(68,534)	0
	DC-ESRP	0	74,203	11,325	(226,218)	0

2024 Joint Proxy Statement	78

Name	Plan	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance at Last FYE($)(4)
C. J. Burke	SRSP Plan	0	15,032	0	0	15,032
	DC-ESRP	0	38,063	2,766	0	40,829
C. A. Foster	SRSP Plan	0	417	4,322	(48,859)	417
	DC-ESRP	0	47,836	30,669	(276,155)	0
S. Williams	SRSP Plan	0	990	89	0	1,794
	DC-ESRP	0	37,585	20,538	0	145,928
D. S. Thomason	SRSP Plan	0	0	68,174	(161,325)	366,699
	DC-ESRP	0	3,643	22,952	(151,548)	88,956
J. R. Simon	SRSP Plan	0	23,298	188,208	0	2,329,966
	DC-ESRP	0	0	0	0	0
J. Cox	SRSP Plan	0	11,435	18,501	0	64,902
	DC-ESRP	0	73,300	24,317	0	192,581

(1)	Represents contributions made in 2023.
(2)	The amounts shown were earned and reported for 2023 as compensation in the Summary Compensation Table.
(3)
Represents earnings from the SRSP Plans and the DC-ESRP described below. Includes the following amounts that were reported for 2023 as compensation in the Summary Compensation Table: Mr. Simon $7,849 and Mr. Singh $4,872.

(4)
Includes the following amounts that were reported as compensation in the Summary Compensation Table for 2023 and prior years: Ms. Poppe (SRSP Plans) $216,457, Ms. Poppe (DC-ESRP) $548,199, Mr. Glickman (SRSP Plans) $31,650, Mr. Glickman (DC-ESRP) $197,624, Ms. Santos (SRSP Plans) $122,234, Ms. Santos (DC-ESRP) $274,632, Mr. Singh (SRSP Plans) $65,377, Mr. Singh (DC-ESRP) $169,018, Mr. Wright (SRSP Plans) $70,754, Mr. Wright (DC-ESRP) $228,353, Ms. Burke (SRSP) $15,032, Ms. Burke (DC-ESRP) $38,063, Mr. Foster (SRSP Plans) $48,328, Mr. Foster (DC-ESRP) $263,240, Ms. Williams (SRSP Plans) $990, Ms. Williams (DC-ESRP) $37,585, Mr. Thomason (SRSP Plans) $397,415 Mr. Thomason (DC-ESRP) $236,062 Mr. Simon (SRSP Plans) $2,086,377, Mr. Cox (SRSP Plans) $34,410, Mr. Cox (DC-ESRP) $138,028. In 2022 the Registrant Contributions Mr. Wright's SRSP Plan were incorrectly reported as $36,776, but should have been reported as $36,625. This change is reflected in the Summary Compensation Table for 2022 for Mr. Wright, and the preceding SRSP amount for Mr. Wright in this footnote.

Under the SRSP Plans, officers may defer up to 75 percent of their base salary, and all or part of their STIP payment, and PSU award if settled in cash.
PG&E Corporation also will contribute an amount equal to any employer contributions due under the 401(k) plan that were not made due to limitations under Internal Revenue Code Sections 401(m), 401(a)(17), or 415. Under the SRSP Plans, officers may elect deferrals to be distributed in 1 to 10 installments commencing in January of the year following termination of employment. For deferrals made in 2005 and thereafter, distributions may commence seven months after termination of employment or in January of a year specified by the officer. Earlier distributions may be made in the case of an officer’s death. The plan administrator may, in its discretion, permit earlier withdrawals as requested by participants to meet unforeseen emergencies.
Under the DC-ESRP, each time salary or STIP is paid, PG&E Corporation credits the participant’s account with an amount equal to 7 percent of the payment. Benefits vest after three years of cumulative service with the companies, and benefits are paid in a single lump sum upon the officer’s separation from service commencing as soon as reasonably practicable, following a date seven months after the separation from service. Officers may also elect deferrals to be distributed in 2 to 10 equal annual installments. Earlier distributions may be made in the case of an officer’s death.
Earnings on amounts in participant accounts under the SRSP Plans and the DC-ESRP are calculated based on the performance of the following funds available in the 401(k) plan:

Fund Name	2023 Return(%)
Bond Index Fund	5.61
Emerging Markets Enhanced Index Fund	20.07
International Stock Index Fund	18.29
Large Company Stock Index Fund	26.27
Money Market Investment Fund	5.04
Retirement Income Fund	9.74
Short Term Bond Index Fund	4.66
Small Company Stock Index Fund	24.92
Target Date Fund 2020	10.44
Target Date Fund 2025	12.91
Target Date Fund 2030	15.79
Target Date Fund 2035	16.94

2024 Joint Proxy Statement	79

Fund Name	2023 Return(%)
Target Date Fund 2040	17.87
Target Date Fund 2045	18.66
Target Date Fund 2050	19.47
Target Date Fund 2055	19.56
Target Date Fund 2060	19.50
Target Date Fund 2065	19.41
Total US Stock Index Fund	25.99
U.S. Government Bond Index Fund	4.37
World Stock Index Fund	22.70
Other available measures are the PG&E Corporation Phantom Stock Fund, which mirrors an investment in PG&E Corporation common stock (2023 return of 10.75 percent), and the AA Utility Bond Fund. The AA Utility Bond Fund accrues interest based on the long-term corporate bond yield average for AA utilities reported by Moody’s Investors Service (yields reported during 2023 ranged from 4.43 percent to 6.31 percent). Pre-2005 deferrals under the SRSP Plans are limited to the Large Company Stock Index Fund, the PG&E Corporation Phantom Stock Fund, and the AA Utility Bond Fund. In general, the earnings measures are selected by the officer for the SRSP Plans and independent from such selections in the 401(k) plan, and may be reallocated subject to restrictions imposed by regulations of the SEC. However, deferrals of Special Incentive Stock Ownership Premiums received under the prior Executive Stock Ownership Program before December 31, 2013, may only be invested in the PG&E Corporation Phantom Stock Fund and may not be reallocated.

Potential Payments Upon Resignation, Retirement, Termination, Change in Control, Death, or Disability
The NEOs are eligible to receive certain benefits upon termination, or when a Change in Control (as defined in the Officer Severance Policy) occurs and either (1) the officer’s employment is terminated (including constructive termination by the officer for good reason) in connection with the Change in Control, or (2) the acquiring company does not continue or assume outstanding LTIP awards or substitute the LTIP awards with substantially equivalent awards.
The following table estimates potential payments for each NEO as if, effective December 31, 2023, that individual’s employment was terminated or an acquiror did not assume, continue, or grant substitute awards for LTIP awards previously granted by PG&E Corporation or the Utility. Estimates assume that the value of any stock-based compensation received was $18.03 per share, which was the closing price of PG&E Corporation common stock on December 31, 2023. The table generally excludes (1) payments for services already rendered (such as unpaid and earned salary), which would be due to the NEO even if the individual had remained employed with the companies, (2) post-retirement benefits that would be available to employees generally, and (3) any deferred compensation that was previously earned but would become payable due to the termination (these deferred amounts are reflected in the table entitled “Non-Qualified Deferred Compensation” on page 78).
The value of actual cash and equity received on or shortly after December 31, 2023, would be less than the “total” amount listed below because (1) pension benefits are paid over time in the form of a life annuity, and (2) stock awards reflected in the table will be payable only after vesting, which may occur in subsequent years.

Name	Resignation / Retirement ($)	Termination For Cause ($)	Termination Without Cause ($)	Change in Control ($)	Death or Disability ($)
Patricia K. Poppe
Value of Accumulated Pension Benefits	66,966	66,966	66,966	66,966	66,966
Value of Stock Awards Vesting	0	0	25,799,196	39,001,362	39,001,362
Severance Payment			6,860,000	10,290,000
Short-Term Incentive Plan Award	3,453,030	0	3,453,030	3,453,030	3,453,030
Health Care Insurance			41,584	41,584
Career Transition			19,500	19,500
Total	3,519,996	66,966	36,240,276	52,872,441	42,521,358
Jason M. Glickman
Value of Accumulated Pension Benefits	46,756	46,756	46,756	46,756	57,400
Value of Stock Awards Vesting	0	0	5,184,915	7,438,632	7,438,632
Severance Payment			1,305,045	2,610,090
Short-Term Incentive Plan Award	947,689	0	947,689	947,689	947,689
Health Care Insurance			57,427	57,427
Career Transition			19,500	19,500

2024 Joint Proxy Statement	80

Name	Resignation / Retirement ($)	Termination For Cause ($)	Termination Without Cause ($)	Change in Control ($)	Death or Disability ($)
Total	994,445	46,756	7,561,333	11,120,094	8,443,721
Marlene M. Santos
Value of Accumulated Pension Benefits	76,533	76,533	76,533	76,533	76,533
Value of Stock Awards Vesting	0	0	7,521,304	10,869,641	10,869,641
Severance Payment			1,719,922	3,439,844
Short-Term Incentive Plan Award	1,408,549	0	1,408,549	1,408,549	1,408,549
Health Care Insurance			41,584	41,584
Career Transition			19,500	19,500
Total	1,485,082	76,533	10,787,392	15,855,651	12,354,724
Sumeet Singh
Value of Accumulated Pension Benefits	781,267	781,267	781,267	781,267	396,325
Value of Stock Awards Vesting	0	0	3,727,930	6,639,784	6,639,784
Severance Payment			1,673,048	3,346,095
Short-Term Incentive Plan Award	1,314,236	0	1,314,236	1,314,236	1,314,236
Health Care Insurance			57,427	57,427
Career Transition			19,500	19,500
Total	2,095,503	781,267	7,573,408	12,158,310	8,350,346
Carolyn J. Burke
Value of Accumulated Pension Benefits	23,100	23,100	23,100	23,100	23,100
Value of Stock Awards Vesting	0	0	886,384	2,456,002	2,456,002
Severance Payment			1,160,394	2,320,788
Short-Term Incentive Plan Award	740,355	0	740,355	740,355	740,355
Health Care Insurance			0	0
Career Transition			19,500	19,500
Total	763,455	23,100	2,829,733	5,559,745	3,219,456
Stephanie Williams
Value of Accumulated Pension Benefits	385,330	385,330	385,330	385,330	179,770
Value of Stock Awards Vesting	0	0	816,550	1,347,353	1,347,353
Severance Payment			561,622	561,622
Short-Term Incentive Plan Award	317,444	0	317,444	317,444	317,444
Health Care Insurance			57,427	57,427
Career Transition			19,500	19,500
Total	702,774	385,330	2,157,872	2,688,676	1,844,567
John R. Simon
Value of Accumulated Pension Benefits	5,000,573	5,000,573	5,000,573	5,000,573	2,823,823
Value of Stock Awards Vesting	4,723,452	0	4,723,452	6,977,168	6,977,168
Severance Payment			1,486,301	2,972,603
Short-Term Incentive Plan Award	1,100,899	0	1,100,899	1,100,899	1,100,899
Health Care Insurance			57,427	57,427
Career Transition			19,500	19,500
Payment in Lieu of Post-Retirement Life Insurance(5)	244,478	244,478	244,478	244,478
Total	11,069,402	5,245,051	12,632,630	16,372,648	10,901,890
(1)    Payments made in connection with a Change in Control may require shareholder approval, pursuant to the PG&E Corporation Golden Parachute Restriction Policy, discussed below. If excise taxes are levied in connection with Internal Revenue Code Section 4999, the aggregate benefits shown may be reduced to a level that does not trigger the excise tax, but only if doing so would be more beneficial to the officer on an after-tax basis.

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(2)    For pension payments, the number reflects the value of aggregated benefits upon termination due to death. Pension payments upon termination due to disability would be the same as in the event of resignation.
(3)    Reflects the value of outstanding equity awards for which vesting is continued or accelerated due to the termination event. Unearned PSUs granted in 2022 and 2023 are included assuming a target payout (100 percent).
(4)    Assumes 2023 STIP performance scores as determined by the Boards of PG&E Corporation and the Utility and the People and Compensation Committee as disclosed in the CD&A.
(5)    The 2023 annual proxy incorrectly reported Mr. Simon's payment in lieu of post-retirement life insurance as $754,519. The 2023 corrected amount is $270,608.

The following describes post-service payment arrangements effective as of December 31, 2023, and does not address changes that will apply after January 1, 2024.
Former NEOs
Effective February 6, 2023, Mr. Wright resigned from employment with Pacific Gas and Electric Company. As a result, Mr. Wright was not eligible to receive any post-service payments. The value of his accumulated pension benefits was forfeited as he did not reach three years of service prior to his separation.

Effective May 4, 2023, Mr. Foster resigned from employment with PG&E Corporation. He was entitled to receive his vested pension benefits. The present value of his annual pension benefit, commencing at earliest unreduced retirement age, as of December 31, 2023, based on service and pay through his termination date, was $286,839. Mr. Foster did not receive any additional post-service payments.

Effective February 17, 2023, Mr. Thomason resigned from employment with Pacific Gas and Electric Company. He was entitled to receive his vested pension benefits. The present value of his annual pension benefit, commencing at earliest unreduced retirement age, as of December 31, 2023, based on service and pay through his termination date, was $733,181. Mr. Thomason did not receive any additional post-service payments.

Effective September 25, 2023, Mr. Cox resigned from employment with Pacific Gas and Electric Company. Mr. Cox was not eligible to receive any post-service payments. The value of his accumulated pension benefits was forfeited as he did not reach three years of service prior to his separation.

Pension Benefits in General
If any NEO is terminated for any reason, that officer generally is entitled to receive accrued and vested pension benefits, as described in the narrative accompanying the “Pension Benefits” table on page 77. The value of the pension benefit will be paid out over time in the form of an annuity, consistent with payment elections made by the NEO. The qualified plan trust is funded by contributions from both PG&E Corporation and the Utility. Payments from the non-qualified plan are paid by PG&E Corporation and are reduced by any benefit payable from the qualified plan.
The value of pension benefits reported in the table above is identical in all termination scenarios, except if an NEO’s employment is terminated due to that officer’s death. In that case, if (1) the officer was at least 55 years of age, or (2) the combined total of his or her age and the number of years worked exceeded 70, then the officer’s surviving spouse or beneficiary would be entitled to an immediate commencement of payment of 50 percent of the single-life pension benefit that would otherwise have been available to the officer at age 65. For all other officers, the value of this pre-retirement survivor’s benefit would be 50 percent of the single life pension benefit that would otherwise have been available to the officer at age 55, and the benefit would commence on the first of the month after the day that officer would have reached age 55.
Officer Severance Policy
The Officer Severance Policy provides for severance payments, treatment of STIP, and the treatment of certain LTIP awards upon termination with cause, termination without cause, and termination in connection with a Change in Control. Benefits under the Officer Severance Policy are paid by the individual’s former employer. Certain award agreements provide that if there is a conflict between it and the Officer Severance Policy than the award agreement's terms control.
Potential Payments – Resignation/Retirement
LTIP Awards
Unvested PSUs, stock options, and RSUs generally are cancelled upon resignation, unless the holder’s resignation qualifies as a “retirement.” For these purposes, “retirement” means a termination of employment, other than for cause, when an employee is at least 55 years old and has been employed for at least the last five consecutive years immediately before termination. If the holder “retires,” then:
•    Unvested PSUs vest pro-rata, based on the number of months the holder was employed during the performance period. Any vested PSUs are settled, if at all, at the end of the applicable performance period, in the same manner as for active employees.
•    Unvested annual RSU awards continue to vest for 12 months after retirement (unless retirement occurs within two years following a Change in Control, in which case unvested RSUs that would have vested in the next 12 months will vest and be paid out within 60 days following the retirement).

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•    Unvested annual stock options continue to vest for 12 months after retirement and may be exercised for the shorter of the remaining term or five years (unless retirement occurs within two years following a Change in Control, in which case all options vest immediately and may be exercised for the shorter of the remaining term or five years).
Mr. Simon was the only NEO eligible for retirement under the LTIP as of December 31, 2023.
STIP
For 2023 STIP awards, if an NEO resigns or retires on or after December 31 of a performance year, that officer will be entitled to receive a lump-sum STIP payment for that calendar year.
If an NEO resigns prior to December 31 of any calendar year, potential STIP payments for that year generally are forfeited. However, if the NEO is at least 55 years of age at the time of resignation, then potential STIP payments will be treated in the same manner as for a “retirement.”

If an NEO retires before December 31 of any calendar year, then the People and Compensation Committee may, in its discretion, approve providing the retired NEO with a lump-sum STIP payment for that calendar year. Any such STIP payment generally would reflect actual earnings, and thus be prorated to reflect the amount of time the retired NEO was employed during the performance period.
For 2024 STIP awards, if an NEO resigns prior to the STIP payment date, potential STIP payments for that year are generally forfeited. However, if the NEO is at least 55 years of age at the time of resignation, then potential STIP payments will be treated in the same manner as for a “retirement,” and the People and Compensation Committee may, in its discretion, approve providing the retired NEO with a lump-sum STIP payment for that calendar year.

Any STIP payment generally would reflect the STIP performance score applicable to active employees and would be paid by the former employer at the same time as for active employees.
Post-Retirement Life Insurance Benefits
Upon retirement (as defined under the qualified pension plan), all employees of PG&E Corporation, the Utility, and certain subsidiaries are eligible to receive a life insurance coverage benefit under the Post-Retirement Life Insurance Plan of Pacific Gas and Electric Company. If an employee retires at age 55 or older with at least 15 years of service (qualifying retirement) with the companies and their respective subsidiaries, the employee may qualify for a different “benefit level” and the value of the benefit may increase. Each retiree’s applicable “benefit level” is determined based on factors such as the participant’s position with the company at retirement and the date of hire or promotion. Prior to December 31, 2008, upon qualifying retirement, certain benefit levels also permitted the retiree to elect to receive the benefit in the form of a lump-sum cash payment equal to the present value of the insurance coverage benefit. Participants no longer may elect the cash payment upon retirement, but certain individuals who were employees as of December 31, 2008, and who were likely upon retirement to qualify for the benefit levels that previously offered the cash alternative were given the opportunity to make a one-time election as to whether to receive future benefits (if any) as insurance coverage or in the form of a lump-sum cash payment. Benefits are paid by the former employer.
Upon qualifying retirement, Mr. Simon would receive a lump-sum cash benefit equal to the present value of a post-retirement life insurance policy with coverage equal to his last 12 months of salary. Upon qualifying retirement, Mses. Poppe, Santos, Burke, and Williams and Messrs. Glickman and Singh each would be entitled to receive a life insurance benefit in the amount of $50,000.

Potential Payments – Termination for Cause
If an officer is terminated for cause, all outstanding PSUs and unvested RSUs are cancelled, stock options are forfeited, no severance payment is available, and the officer is not eligible to receive a STIP payment for that year.
As provided in the Officer Severance Policy, in general, an officer is terminated “for cause” if the employer determines in good faith that the officer has engaged in, committed, or is responsible for:
•    Serious misconduct, gross negligence, theft, or fraud against PG&E Corporation and/or the officer’s employer,
•    Refusal or unwillingness to perform his or her duties,
•    Inappropriate conduct in violation of the Corporation’s equal employment opportunity policy,
•    Conduct that reflects adversely upon, or making any remarks disparaging of, the Corporation, its Board, officers, or employees, or its affiliates or subsidiaries,
•    Insubordination,
•    Any willful act that is likely to injure the reputation, business, or business relationship of the Corporation or its subsidiaries or affiliates, or
•    Violation of any fiduciary duty, or breach of any duty of loyalty.
Ms. Poppe’s offer letter provides that “cause” for purposes of defining eligibility for severance payments has the definition used for determining “constructive termination” in connection with a Change in Control (see discussion under “Potential Payments-Severance In Connection with a Change in Control”).
With respect to vesting of LTIP awards, “cause” generally is determined in the sole discretion of PG&E Corporation, and typically includes dishonesty, a criminal offense, or violation of a work rule. Ms. Poppe’s offer letter provides that, for Ms. Poppe’s make-whole RSU award, “cause” is defined in the manner as under the Officer Severance Policy (described above).

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Potential Payments – Termination Without Cause
LTIP Awards
Termination provisions are described in the Officer Severance Policy, LTIP award agreements, and individual arrangements as described below.
•    Unvested PSUs generally vest proportionately based on the number of months during the performance period that the officer was employed divided by 36 months. Any vested PSUs are settled, if at all, at the end of the applicable performance period, in the same manner as for active employees.
•    Unvested RSUs generally continue to vest for 12 months. Ms. Poppe’s make-whole RSU award will vest in full subject to execution and non-revocation of a general release of claims.
•    Unvested stock options that would have vested over the 12 months following termination will continue to vest. Vested stock options may be exercised for the shorter of one year or the remaining term.
If the officer is at least 55 years of age with at least five years of service, his or her termination without cause is treated as a retirement under the terms of the LTIP award agreement, rather than as described in this section. (Please see the section entitled “Potential Payments—Resignation/ Retirement” for a discussion of vesting provisions.)
Mr. Simon was the only NEO eligible for retirement under the LTIP as of December 31, 2023.
Severance Payment
All NEOs would be entitled to a lump-sum payment of one times annual base salary and STIP target, except Ms. Poppe who, as the PG&E Corporation CEO, would receive a lump sum payment of two times annual base salary and STIP target.
Ms. Poppe’s offer letter also provides that “termination without cause” for Ms. Poppe includes “constructive termination” as otherwise defined in connection with a Change in Control (see discussion under “Potential Payments-Severance In Connection with a Change in Control”).
STIP
If an officer is terminated without cause before December 31 of a given year and has at least six months of service in that year, the officer is eligible to receive a prorated lump-sum STIP award for that year. Such STIP payment generally would reflect the STIP performance score applicable to active employees and would be prorated to reflect the amount of time that the officer was employed during the performance period. Payments would be paid by the former employer and at the same time as for active employees.
Miscellaneous Benefits
The officer is entitled to receive a lump-sum cash payment equal to the estimated value of 18 months of COBRA premiums, based on the officer’s benefit levels at the time of termination (with such payment subject to taxation under applicable law), and a lump sum payment of $19,500 equal to the estimated reasonable value of career transition services.
Covenants
In consideration for severance benefits other than those relating to LTIP awards, (1) the officer agrees not to divulge any confidential or privileged information obtained during his or her employment, unless required or permitted by law, (2) the officer agrees that during a period of 12 months following severance, the officer will refrain from soliciting customers and employees, (3) the officer agrees to assist in legal proceedings as reasonably required during this period, (4) the officer must sign a release of claims, and (5) the officer must agree not to compete with the companies during the period to the extent permitted by law.
Potential Payments – Severance in Connection with Change in Control
Change-in-Control benefits require a “double trigger” and are not payable based on a Change-in-Control event alone. Benefits in connection with a Change in Control are provided by the Officer Severance Policy, the LTIP, and related LTIP award agreements and guidelines. Benefits may be limited by the PG&E Corporation Golden Parachute Restriction Policy, which is discussed further below.
Definition of Change in Control
A Change in Control occurs upon any of the following events:
•    Any person or entity (excluding employee benefit plans or a plan fiduciary) becomes the direct or indirect owner of more than 30 percent of PG&E Corporation’s outstanding common stock;
•    Over any two-year period, a majority of the PG&E Corporation directors in office at the beginning of the period are no longer in office (unless each new director was elected or nominated for shareholder election by at least two-thirds of the remaining active directors who also were in office at the beginning of the period or who were elected or nominated by at least two-thirds of the active directors at the time of election or nomination);
•    Following any shareholder-approved consolidation or merger of PG&E Corporation, the former Corporation shareholders own less than 70 percent of the voting power in the surviving entity (or parent of the surviving entity);
•    Consummation of the sale, lease, exchange, or other transfer of all or substantially all of PG&E Corporation’s assets; or
•    Shareholder approval of a plan of liquidation or dissolution of PG&E Corporation.

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LTIP Awards
Following a Change in Control, LTIP award agreements (applicable to all LTIP awards other than Ms. Poppe’s make-whole RSU award) generally accelerate or automatically vest if either (a) the successor company fails to assume, continue, or substitute previously granted awards in a manner that preserves the value of those awards, or (b) the award recipient is terminated (including constructive termination) in connection with a Change in Control during a set period of time before or after the Change in Control. Specific acceleration, vesting, and settlement provisions are as follows (subject to any delays necessary to comply with Internal Revenue Code Section 409A).

Treatment of Unvested LTIP Awards Upon Termination Without Cause in Connection with a Change in Control (CIC)

	CIC Occurs and Acquiror Does Not Assume, Continue, or Grant Substitute LTIP Awards	Termination Within Three Months Before CIC; Awards Are Assumed, Continued, or Substituted	Termination Within Two Years After CIC; Awards Are Assumed, Continued, or Substituted
Performance Shares	Vest upon CIC, payable at end of the performance period, but based on a payout factor measuring TSR for PG&E for the period from the beginning of the performance period to the date of CIC, and assuming performance for other measures was at target	Vest upon CIC, payable at the end of the performance period	Vest upon termination, payable at the end of the performance period
RSUs	Vest upon CIC, settled under the normal schedule	Vest upon CIC, settled under the normal schedule (includes any RSUs that would have continued to vest after termination)	Vest upon termination, settled within 60 days
Stock Options	Vest upon CIC and will be cancelled in exchange for fair value	Vest upon CIC; may be exercised within shorter of remaining term or one year	Vest upon termination; may be exercised within shorter of remaining term or one year
The Officer Severance Policy provides that, unless otherwise set forth in an award agreement, if an award is not assumed or continued by an acquiror, and an officer is terminated between three months before and two years after a Change in Control, all outstanding LTIP awards vest in full, all performance conditions are deemed satisfied at target, and are settled within 30 days of the change in control.
Severance Payment
The Officer Severance Policy provides enhanced Change-in-Control severance benefits to “covered officers” who are in positions of SVP or above. Such covered officers include all NEO’s except Ms. Williams. If Ms. Williams is terminated without cause in connection with a Change in Control, she will be eligible for standard severance benefits as discussed in the section entitled “Potential Payments —Termination Without Cause.”
If a covered officer is terminated without cause or is constructively terminated within three months before and two years after a Change in Control, the officer generally would be eligible for a lump-sum payment equal to the total of:
•    Unpaid base salary earned through the termination date,
•    Any accrued but unpaid vacation pay, and
•    Two times (or three times for Ms. Poppe, as PG&E Corporation CEO) the sum of (a) target STIP for the fiscal year in which termination occurs, and (b) the officer’s annual base salary in effect immediately before either the date of termination or the Change in Control, whichever amount is greater.
However, in connection with the elimination of reimbursement payments for excise taxes levied in connection with Internal Revenue Code Section 4999, eligible officers either (1) are responsible for paying any such excise taxes, or (2) have their aggregate Change-in-Control benefits reduced to a level that does not trigger the excise tax, but only if doing so would be more beneficial to the officer on an after-tax basis.
For these purposes, “cause” means:
•    The covered officer’s willful and continued failure to substantially perform the officer’s duties with PG&E Corporation or one of its affiliates, after a written Board demand for substantial performance is delivered to the officer, or
•    The willful engagement in illegal conduct or gross misconduct that is materially injurious to PG&E Corporation.
Constructive termination includes resignation in connection with conditions that constitute Good Reason as defined in the Officer Severance Policy (which includes, among other things, a material diminution in duties, authority, or base compensation).

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STIP
If a covered officer (all NEOs except Ms. Williams) is terminated without cause or is constructively terminated in connection with a Change in Control, the Officer Severance Policy provides that the officer will receive a lump-sum payment equal to the officer’s prorated target STIP calculated for the fiscal year in which termination occurs. If Ms. Williams is terminated in connection with a Change in Control, she will be eligible for STIP payments consistent with the discussion in the section entitled “Potential Payments — Termination Without Cause” on page 84.

Miscellaneous Benefits
The officer is entitled to receive a lump-sum cash payment equal to the estimated value of 18 months of COBRA premiums, based on the officer’s benefit levels at the time of termination (with such payment subject to taxation under applicable law), and a lump sum payment of equal to the estimated reasonable value of career transition services.
Covenants
In consideration for severance benefits other than those relating to LTIP awards, (1) the officer agrees not to divulge any confidential or privileged information obtained during his or her employment, unless required or permitted by law, (2) the officer agrees that during a period of 12 months following severance, the officer will refrain from soliciting customers and employees, (3) the officer agrees to assist in legal proceedings as reasonably required during this period, (4) the officer must sign a release of claims, and (5) the officer must agree not to compete with the companies during the period to the extent permitted by law.
PG&E Corporation Golden Parachute Restriction Policy
The Golden Parachute Restriction Policy requires shareholder approval of executive severance payments provided in connection with any change in control, to the extent that those payments exceed 2.99 times the sum of a covered officer’s base salary and target annual bonus. This Policy was adopted by the PG&E Corporation Board in February 2006.
The policy applies to the value of cash, special benefits, or perquisites that are due to the executive following or in connection with both (1) a change in control, and (2) the termination or constructive termination of an officer of PG&E Corporation, the Utility, or their respective subsidiaries at the level of SVP or higher. It does not apply to the value of benefits that would be triggered by a change in control without severance, or to the value of benefits that would be triggered by severance in the absence of a change in control. The Golden Parachute Restriction Policy also does not apply to certain enumerated payments, including, among others, compensation for services rendered prior to termination, tax restoration payments, and accelerated vesting or settlement of equity awards.
Potential Payments – Termination Due to Death or Disability
LTIP Awards
If an officer’s employment is terminated due to death or disability, LTIP awards are treated as follows:
•    Unvested PSUs vest immediately. Upon death, vested shares are payable immediately at target. Upon termination due to disability, vested shares are payable, if at all, as soon as practicable after completion of the performance period relevant to the PSUs, in the same manner as for active employees.
•    If a participant’s death or disability (as defined under Internal Revenue Code Section 409A) occurs while employed, unvested RSUs vest immediately and will be settled within 60 days. Ms. Poppe's make-whole RSU award will vest in full subject to execution and non-revocation of a general release of claims.
•    If a participant’s death or disability (as defined under Internal Revenue Code Section 409A) occurs while employed, unvested stock options vest immediately. Vested stock options may be exercised within the shorter of one year or the remaining term.
Vested LTIP awards are payable to the officer’s designated beneficiary(ies) in the case of death, or otherwise in accordance with the officer’s instructions or by law.
STIP
If an officer’s employment is terminated due to death or disability before December 31 of the STIP performance year, a prorated portion of the target STIP award will become payable to the officer, or, in the case of death, to the officer’s beneficiary(ies), by the former employer and at the same time as STIP payments are made to active employees.

Principal Executive Officers’ (PEO) Pay Ratio – 2023
The PG&E Corporation PEO’s 2023 total compensation was $16,994,840. The total compensation of the median employee was $179,696. The ratio of PEO pay to median worker pay for PG&E Corporation was 95:1.
The Utility PEO’s 2023 total compensation was $4,871,243. The total compensation of the median employee was $179,696. The ratio of PEO pay to median worker pay for the Utility was 27:1.
December 31, 2023 was selected as the date to identify the “median employee.” Medicare wages from tax records were utilized to identify the "median employee." At that time, of the companies’ total of approximately 28,000 employees, an insignificant number (11) were employed by PG&E Corporation, so the same employee was used as the “median employee” for both PG&E Corporation and the Utility. After identifying the median employee, all the elements of compensation, including cash compensation and change in pension value, for 2023 were combined in accordance with the requirements of Item 402(c)(2)(x) of SEC Regulation S-K.
As of December 31, 2023, Ms. Poppe was PEO of PG&E Corporation.

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As of December 31, 2023, Mr. Glickman, Ms. Santos, and Mr. Singh were PEOs of the Utility. The calculated Utility PEO total compensation is an average of the annual total compensation amounts for the three PEOs as of December 31, 2023. Mr. Glickman and Ms. Santos served as PEO of the Utility for the entirety of 2023. Their compensation is reflected in the Summary Compensation Table. Mr. Singh became PEO of the Utility on March 1, 2023. His salary and STIP award were annualized using the rates that went into effect on March 1, 2023 at the time of his promotion. The remainder of his annual compensation was representative of his role as PEO and was not adjusted.
These ratios are reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K.

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2023 Pay Versus Performance Tables and Supporting Narrative

The following tables and supporting narrative contain information regarding Compensation Actually Paid (CAP) to our NEOs and the relationship to company performance.
Pay Versus Performance Tables (PVP)

Corporation PEOs/NEOs (1)
Year	SCT Total for PEO #1 ($)	CAP to PEO #1 ($)	SCT Total for PEO #2 ($)	CAP to PEO #2 ($)	SCT Total for PEO #3 ($)	CAP to PEO #3 ($)	ASCT Total for Non-PEO NEOs ($)(2)	ACAP to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($mm)	Non-GAAP Core EPS ($)(5)
									TSR ($)	Peer Group TSR ($)(4)
(a)	(b)	(c)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	16,994,840	22,616,942	Not an NEO	Not an NEO	Not an NEO	Not an NEO	3,881,976	2,111,037	166	114	2,242	1.23
2022(6)	14,119,861	27,957,027	Not an NEO	Not an NEO	Not an NEO	Not an NEO	3,249,730	5,861,192	150	121	1,800	1.10
2021	51,198,471	55,405,829	361,605	159,676	Not an NEO	Not an NEO	3,087,062	2,871,276	112	119	(102)	1.00(7)
2020	Not an NEO	Not an NEO	6,174,215	4,651,661	1,755,742	(3,237,850)	3,471,807	2,474,226	115	102	(1,318)	1.61

Utility PEOs/NEOs(1)
Year	SCT Total for PEO #1 ($)	CAP to PEO #1 ($)	SCT Total for PEO #2 ($)	CAP to PEO #2 ($)	SCT Total for PEO #3 ($)	CAP to PEO #3 ($)	SCT Total for PEO #4 ($)	CAP to PEO #4 ($)	SCT Total for PEO #5 ($)	CAP to PEO #5 ($)	SCT Total for PEO #6 ($)	CAP to PEO #6 ($)	ASCT Total for Non-PEO NEOs ($)(2)	ACAP to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:			Non-GAAP Core EPS ($)(5)
															TSR ($)	Peer Group TSR ($)(4)
(a)	(b)	(c)	(b)	(c)	(b)	(c)	(b)	(c)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	5,340,021	6,388,002	Not an NEO	Not an NEO	Not an NEO	Not an NEO	3,748,529	4,882,561	5,397,418	6,990,446	296,755	(7,485,884)	1,263,826	(517,761)	166	114	2,242	1.23
2022(6)	Not an NEO	Not an NEO	Not an NEO	Not an NEO	Not an NEO	Not an NEO	3,319,458	4,773,078	4,788,022	7,257,976	4,709,106	7,132,385	2,334,877	3,595,303	150	121	1,800	1.10
2021	1,619,095	1,630,236	Not an NEO	Not an NEO	Not an NEO	Not an NEO	3,074,861	3,147,964	7,484,086	7,525,239	6,508,160	6,875,783	1,503,306	1,434,284	112	119	(102)	1.00(7)
2020	Not an NEO	Not an NEO	2,082,421	1,712,587	3,630,569	3,791,428	Not an NEO	Not an NEO	Not an NEO	Not an NEO	Not an NEO	Not an NEO	1,943,221	2,183,674	115	102	(1,318)	1.61

Legend
1) SCT	–	Summary Compensation Table
2) ASCT	–	Average Summary Compensation Table
3) CAP	–	Compensation Actually Paid
4) ACAP	–	Average Compensation Actually Paid
5) TSR	–	Total Shareholder Return
6) EPS	–	Earnings Per Share

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(1) The following individuals are included as PEOs and the non-PEO NEOs in the tables above.

Year	Corporate PEOs	Utility PEOs	Corporate Non-PEO NEOs	Utility Non-PEO NEOs
2023	#1 - Patricia K. Poppe	#4 - Jason M. Glickman	Carolyn J. Burke	Stephanie Williams
		#5 - Marlene M. Santos	John R. Simon	David S. Thomason
		#1 - Sumeet Singh	Christopher A. Foster	Julius Cox
#6 - Adam L. Wright
2022	#1 - Patricia K. Poppe	#4 - Jason M. Glickman	Christopher A. Foster	David S. Thomason
		#5 - Marlene M. Santos	John R. Simon	Sumeet Singh
		#6 - Adam L. Wright		Julius Cox
2021	#1 - Patricia K. Poppe	#1 - Sumeet Singh	Christopher A. Foster	David S. Thomason
	#2 - William L. Smith	#4 - Jason M. Glickman	John R. Simon	James M. Welsch
#5 - Marlene M. Santos
#6 - Adam L. Wright
2020	#2 - William L. Smith	#2 - Michael A. Lewis	Christopher A. Foster	David S. Thomason
	#3 - William D. Johnson	#3 - Andrew M. Vesey	John R. Simon	James M. Welsch
Jason P. Wells
Janet C. Loduca

(2)     2023 ASCT Total for Corporate Non-PEO NEOs impacted by the mid-year departure of Christopher A. Foster. 2023 ASCT Total for Utility Non-PEO NEOs impacted by the mid-year departures of David S. Thomason and Julius Cox.
(3)     2023 ACAP to Corporate Non-PEO NEOs impacted by the mid-year departure of Christopher A. Foster. 2023 ACAP to Utility Non-PEO NEOs impacted by the mid-year departures of David S. Thomason and Julius Cox.
(4)     Dow Jones Utility Index is used to determine the peer group for TSR purposes in the PVP and is used for purposes of the performance graph in PG&E Corporation's and the Utility's Joint Annual Report.
(5)     Non-GAAP core EPS is identified as our company-selected measure and included in column (i) of both tables. Details of the reconciliation to our audited financial statements can be found in Exhibit A of the Proxy for each respective year.
(6)     The 2023 Annual Proxy Statement incorrectly reported 2022 "All Other Compensation" totals, within the SCT, for Ms. Poppe, Mr. Wright and Mr. Cox. The numbers for 2022 have been corrected as indicated in the SCT. See footnote on p. 72 for additional details. As a result, the 2022 SCT and CAP totals for Ms. Poppe, Corporation PEO #1, were previously reported as 14,120,593 and 27,957,759 respectively, and for Mr. Wright, Utility PEO # 6, were previously reported as 4,709,917 and 7,133,196, respectively. Additionally, in 2022 Mr. Cox was incorrectly included in the Corporation non-PEO NEO average SCT and CAP total. Going forward, his compensation has been included in the Utility non-PEO average SCT and CAP for 2022 and 2023. As a result of of the correction to Mr. Cox's categorization, and the change to his "All Other Compensation," the Corporation non-PEO average for the 2022 SCT and CAP totals were previously reported as 3,067,616 and 5,085,528, respectively, and the Utility non-PEO average for 2022 SCT and CAP totals were previously reported as 2,150,866 and 3,626,099, respectively. The numbers for 2022 are corrected in the tables above as indicated.
(7)     Non-GAAP Core EPS for the full year 2021 was $1.00 per share on a fully diluted basis and $1.08 using a basic share count. The impact of dilution was $(0.08) per share.
(8)     The following adjustments for the most recent fiscal year were made to the SCT total pay in determining CAP. As described in above in footnote (4), moderate changes were made to 2022 SCT and CAP totals and are included, as applicable, in the table below. No deductions were required in respect of stock options as none were granted and included in the SCT during 2020 – 2023.

2024 Joint Proxy Statement	89

			Deductions from SCT Total Pay		Additions to SCT Total Pay
PEO	Year	SCT Total ($)	Amounts Reported in the Summary Compensation Table for Stock Awards ($)	Amounts Reported in the Summary Compensation Table for Pension Value ($)	Fair Value of Equity Awards Calculated in Accordance with Compensation Actually Paid Requirements ($)(a)	Value of Service Cost and Prior Service Cost under the Pension Plans ($)	CAP ($)
Poppe, P	2023	16,994,840	11,750,292	33,718	17,371,069	35,043	22,616,942
	2022	14,119,861	10,069,628	13,269	23,920,063	0	27,957,027
Singh, S	2023	5,340,021	2,841,929	168,178	4,020,414	37,674	6,388,002
Glickman, J	2023	3,748,529	1,912,843	24,557	3,046,537	24,895	4,882,561
Santos, M	2023	5,397,418	2,841,929	43,618	4,440,573	38,002	6,990,446
Wright, A	2023	296,755	0	0	(7,810,085)	27,446	(7,485,884)
	2022	4,709,106	2,755,918	11,992	5,191,189	0	7,132,385
Average for non-PEO Corporate NEOs	2023	3,881,976	1,997,970	370,420	508,128	89,323	2,111,037
	2022	3,249,730	1,854,956	0	4,266,320	200,099	5,861,192
Average for non-PEO Utility NEOs	2023	1,263,826	710,489	33,463	(1,072,332)	34,696	(517,761)
	2022	2,334,877	1,201,310	4,365	2,420,348	45,753	3,595,303
(a) The following elements comprise the equity fair values included in CAP.

PEO	Year	Addition of fair value at fiscal year (FY) end, of equity awards granted during the FY that remained outstanding ($)	Addition of change in fair value at FY end versus prior FY end for awards granted in prior FY that remained outstanding ($)	Addition of change in fair value at vesting date versus prior FY end for awards granted in prior FY that vested during FY ($)	Addition of fair value at vesting date, of equity awards granted during the FY that vested during the FY ($)	Deduction of the fair value at the prior FY end for awards granted in prior FY that failed to meet their vesting conditions ($)	Total Equity Adjustments Reflected in CAP ($)
Poppe, P	2023	14,764,264	3,214,553	(607,748)	0	0	17,371,069
	2022	14,233,562	9,320,800	365,701	0	0	23,920,063
Singh, S	2023	3,570,880	496,383	(46,849)	0	0	4,020,414
Glickman, J	2023	2,403,503	643,033	0	0	0	3,046,537
Santos, M	2023	3,570,880	912,115	(42,421)	0	0	4,440,573
Wright, A	2023	0	0	(47,402)	0	(7,762,683)	(7,810,085)
	2022	3,895,539	1,356,907	(61,258)	0	0	5,191,189
Average for non-PEO Corporate NEOs	2023	1,745,956	198,870	(49,315)	0	(1,387,383)	508,128
	2022	2,622,031	1,655,556	(11,267)	0	0	4,266,320
Average for non-PEO Utility NEOs	2023	206,021	31,033	(29,260)	0	(1,280,126)	(1,072,332)
	2022	1,698,074	731,501	(9,227)	0	0	2,420,348

2024 Joint Proxy Statement	90

Compensation Actually Paid Versus Company Performance

The following charts provide a clear, visual comparison, for each of 2023, 2022, 2021, and 2020, between SCT paid to our PEOs, CAP to our PEOs, the average SCT paid to our non-PEO NEOs, and CAP to our non-PEO NEOs, to PG&E’s TSR and the peer group’s TSR for each of those years. In addition, the charts illustrate how PG&E’s TSR compares to our PVP peer group’s TSR.

Total Corporate PEO Pay Versus TSR 2020-2023
Indexed Total Shareholder Return
$200
$150
$100
$50
$0
SCT/CAP ($mm)
$60
$50
$40
$30
$20
$10
$0
2019
2020
2021
2022
2023
SCT - PEO (Aggregate)
CAP - PEO (Aggregate)
PG&E TSR
Dow Jones Utility Average Index TSR

Average Corporate NEO Pay Versus TSR 2020-2023
Indexed Total Shareholder Return
$200
$150
$100
$50
$0
SCT/CAP ($mm)
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
2019
2020
2021
2022
2023
SCT - NEO (Average)
CAP - PEO (Average)
PG&E TSR
Dow Jones Utility Average Index TSR

2024 Joint Proxy Statement	91

Total Utility PEO Pay Versus TSR 2020-2023
Indexed Total Shareholder Return
$200
$150
$100
$50
$0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
SCT/CAP ($mm)
2019
2020
2021
2022
2023
SCT - PEO (Aggregate)
CAP - PEO (Aggregate)
PG&E TSR
Dow Jones Utility Average Index TSR

Average Utility NEO Pay versus TSR 2020-2023
Indexed Total Shareholder Return
SCT/CAP ($mm)
$200
$150
$100
$50
$0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
-$1.0
2019
2020
2021
2022
2023
SCT - NEO (Average)
CAP - NEO (Average)
PG&E TSR
Dow Jones Utility Average Index TSR

TSR is used as a performance measure in our LTIP program, applicable to PSUs, but the peer group of companies against which LTIP TSR performance is compared and the calculation for determining the LTIP TSR performance score are different than what is shown in the above charts. Additionally, TSR has a 15 percent weighting in our LTIP and, accordingly, it has limited impact on the CAP. However, as LTIP awards make up a large portion of total compensation, it is a factor that impacts the value of outstanding and vested awards and thereby the CAP.
Our company-selected measure is non-GAAP Core EPS, which accounts for 20 percent of the outcome under our STIP. Given the relatively small weight of this measure in our incentive framework, non-GAAP Core EPS has a very limited relationship with CAP. We do not use GAAP net income in our incentive plans, although it is a component of non-GAAP Core EPS. Accordingly, net income, like non-GAAP Core EPS, has a very limited relationship with CAP. While financial measures are not heavily weighted, PG&E emphasizes many quantifiable non-financial performance measures in our incentive plans, based on operational customer and safety metrics. Details of these can be found in the Compensation Discussion & Analysis.
Tabular List of Company Performance Measures
For the fiscal year ending December 31, 2023, non-GAAP Core EPS is the most important financial performance measure in linking CAP to PG&E Corporate and Utility’s performance and is included in the PVP tables. The other two most important measures for PVP purposes consists of the remaining financial measures identified in our Compensation Discussion & Analysis for 2023. The following table lists the collective ‘most important’ financial measures alphabetically.

Tabular List of Most Important Measures
(1) Greater affordability for customers
(2) Non-GAAP Core EPS
(3) Relative TSR

2024 Joint Proxy Statement	92

Proposal 3: Ratification of the Appointment of the Independent Registered Public Accounting Firm for PG&E Corporation and Pacific Gas and Electric Company

Board Recommendation
What are you voting on?
PG&E Corporation and the Utility each asks its respective shareholders to ratify the appointment of Deloitte & Touche LLP as that company’s independent auditor for the year ending December 31, 2024.

Vote "FOR"

The Audit Committees of PG&E Corporation and the Utility each has selected and appointed Deloitte & Touche LLP (Deloitte & Touche) as the independent auditor for that company to audit the consolidated financial statements as of and for the year ended December 31, 2024, and to audit the effectiveness of internal control over financial reporting as of December 31, 2024. Deloitte & Touche is a major national accounting firm with substantial expertise in the energy and utility businesses. Deloitte & Touche has served as the independent auditors for PG&E Corporation and the Utility since 1999.
One or more representatives of Deloitte & Touche are expected to be present at the annual meetings. They will have the opportunity to make a statement if they wish and are expected to be available to respond to questions from shareholders. Each company’s Board believes that the appointment of Deloitte & Touche is in the best interests of that company and its shareholders.
PG&E Corporation and the Utility are not required to submit these appointments to a vote of their shareholders. However, each Board believes that requesting shareholder ratification of this selection is a good corporate governance practice. If the shareholders of either PG&E Corporation or the Utility do not ratify the appointment, the applicable Audit Committee will investigate the reasons for rejection by the shareholders and will reconsider the appointment. Even if a company’s shareholders ratify the selection, the applicable Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of that company and its shareholders.

REPORT OF THE AUDIT COMMITTEES
The Audit Committees of PG&E Corporation and Pacific Gas and Electric Company are comprised of independent directors and operate under written charters adopted by their respective Boards. The members of the Audit Committees of PG&E Corporation and the Utility are identical. At both PG&E Corporation and the Utility, management is responsible for internal controls and the integrity of the financial reporting process.
The Audit Committees reviewed and discussed the audited consolidated financial statements of PG&E Corporation and the Utility with management and the independent auditor. The Audit Committees also discussed with the independent auditor the matters that are required to be discussed by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.
Deloitte & Touche LLP was the independent auditor for PG&E Corporation and the Utility in 2023. Deloitte & Touche LLP provided to the Committees the written disclosures and letter required by applicable requirements of the PCAOB regarding an independent auditor’s communications with an audit committee concerning independence and non-audit services, and the Audit Committees discussed with Deloitte & Touche LLP that firm’s independence.
Based on the Audit Committees’ review and discussions described above, the Audit Committees recommended to the respective Boards and their delegates that the audited consolidated financial statements for PG&E Corporation and the Utility be included in the PG&E Corporation and Pacific Gas and Electric Company Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.
Audit Committees of the Boards of Directors of PG&E Corporation and Pacific Gas and Electric Company
Benjamin F. Wilson (Chair)
Rajat Bahri
Edward G. Cannizzaro
Robert C. Flexon
Arno L. Harris
Carlos M. Hernandez

2024 Joint Proxy Statement	93

INFORMATION REGARDING THE INDEPENDENT AUDITOR FOR PG&E CORPORATION AND PACIFIC GAS AND ELECTRIC COMPANY
Selection and Oversight

Oversight
Each Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the work of the independent auditor. The Audit Committees review the scope of the audit, including the terms of the engagement. The independent auditor reports directly to the Audit Committees; at each Audit Committee meeting, the independent auditor meets separately with the Audit Committees, without management present.

Evaluation
Annually, each Audit Committee also meets without the auditor present to evaluate the independence, qualifications, and performance of the independent auditor, taking into account the opinions of management and the internal auditors. To ensure continuing independence of the independent auditor, the Audit Committees also consider whether there should be rotation of the independent auditor. In accordance with SEC rules, the lead audit partner may provide a maximum number of five consecutive years of service to the companies. Consistent with that requirement, Deloitte & Touche assigned a new lead auditor to lead the integrated audit of PG&E Corporation’s and the Utility’s financial statements, starting in 2022. The Audit Committees reviewed and evaluated the new lead auditor as part of their annual process for reviewing the independent auditor.

Selection
For 2024, the Audit Committees selected Deloitte & Touche as the companies’ independent auditor, following consideration of the following factors and criteria:
• The quality and efficiency of the services Deloitte & Touche provides, including its effectiveness at demonstrating independent judgment, objectivity, and professional skepticism;
• Deloitte & Touche’s judgments on critical accounting matters;
• The quality and candor of Deloitte & Touche’s communications with the Audit Committee and management;
• External data on Deloitte & Touche’s audit quality and performance, including recent PCAOB reports on Deloitte & Touche and its peer firms;
• Deloitte & Touche’s independence and its processes for maintaining its independence;
• Deloitte & Touche’s technical expertise and knowledge of the utility industry, including the size of Deloitte & Touche’s utility practice among the “Big Four” public accounting firms and the experience of the companies’ existing audit engagement team;
• Deloitte & Touche’s strong commitment to supporting supplier diversity;
• The appropriateness of Deloitte & Touche’s fees, including the avoided time and costs that would come with onboarding a new auditor; and
• Deloitte & Touche’s tenure as the companies’ independent registered accounting firm, including its significant institutional knowledge and deep expertise in the companies’ business, accounting policies and practices, and internal control over financial reporting.
The Audit Committees also considered Deloitte & Touche’s (1) quality control report, (2) discussion of its independence, and (3) proposed audit plan (including draft engagement letter) for 2024.

Deloitte & Touche has been the companies’ independent auditor since 1999.
Fees
The Audit Committees have reviewed the audit and non-audit fees that PG&E Corporation, the Utility, and their respective controlled subsidiaries have been billed for by the independent auditor (including subsidiaries and affiliates), in order to consider whether the nature and relative value of those fees are compatible with maintaining the firm’s independence.
Table 1: Fees Billed to PG&E Corporation
(Amounts include Fees Billed to the Utility and its Subsidiaries shown in Table 2 below)

(in millions)	2023 ($)	2022 ($)
Audit Fees	5.800	8.745(1)
Audit-Related Fees	0.580	0.365
Tax Fees	0	0
All Other Fees	0	0

2024 Joint Proxy Statement	94

 Table 2: Fees Billed to the Utility and its Subsidiaries
(Amounts are included in Fees Billed to PG&E Corporation shown in Table 1 above)

(in millions)	2023 ($)	2022 ($)
Audit Fees	4.93	7.760(1)
Audit-Related Fees	0.555	0.340
Tax Fees	0	0
All Other Fees	0	0
(1) Includes $2.5 million in fees related to carve-out audits for Pacific Generation, LLC for 2020 through 2022 that were billed in 2023.

Audit Fees
Audit fees billed for 2023 and 2022 relate to services rendered by Deloitte & Touche and its affiliates in connection with reviews of Quarterly Reports on Form 10-Q; certain limited procedures on registration statements; the audits of the annual financial statements of PG&E Corporation and its subsidiaries and the Utility and its subsidiaries; the audits of both PG&E Corporation’s and the Utility’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act; support for statutory or regulatory filings or engagements and regulators’ reviews of auditor workpapers; procedures related to California wildfires, tax matters, and transactions including securitization accounting, and the Oakland lease. The decrease in audit fees billed for 2023 as compared to 2022 is primarily due to decreases in fees for audit procedures related to the potential sale of a minority interest in Pacific Generation LLC and related to securitization accounting as well as decreases in fees for procedures on registration statements and financing reviews. The decreases were partially offset by increases in audit fees billed in connection with the audit of the annual financial statements and reviews of Quarterly Reports on Form 10-Q.

Audit-Related Fees
Audit-related fees billed for 2023 and 2022 relate to services rendered by Deloitte & Touche and its affiliates for nuclear decommissioning trust audits, consultations on financial accounting and reporting standards, required agreed-upon procedure reports related to contractual obligations of the Utility and its subsidiaries, and attest services for securitization entities. The increase in audit-related fees billed in 2023 as compared to 2022 is primarily due to an increase in fees for accounting consultations and other audit-related services.

Tax Fees and All Other Fees
Deloitte & Touche and its affiliates provided no services in these categories during 2023 or 2022.
Services

Annual Review and Pre-Approval of Services
For each fiscal year, each Audit Committee approves a list of services that will be obtained during that year by the applicable company and its controlled subsidiaries and affiliates from the independent auditor (including its affiliates). The approved services generally are consistent with the descriptions below:

Category	Description
Audit services	Audit and review of annual and quarterly financial statements, expressing opinions on the conformity of the audited financial statements with generally accepted accounting principles, auditing management’s assessment of the effectiveness of internal control over financial reporting, and services that only the independent auditor reasonably can provide (e.g., comfort letters, statutory and regulatory audits, attest services, consents, assistance with and review of documents filed with the SEC, and assistance with new accounting standards, laws, and regulations).
Audit-related services	Assurance and related services that traditionally are performed by the independent auditor (e.g., agreed-upon procedure reports related to contractual obligations and financing activities, nuclear decommissioning trust audits, and attest services).
Tax services	Advice relating to compliance, tax strategy, tax appeals, and specialized tax issues, all of which also must be permitted under the Sarbanes-Oxley Act.
Non-audit services	None.
The Audit Committees also approve maximum fee amounts for each type of approved service. As part of the review process, the Audit Committees assess, among other things, the impact of that service on the independent auditor’s independence. During 2018, management adopted a policy of retaining Deloitte & Touche, Deloitte Consulting, or their subsidiaries or affiliates (together, “Deloitte”) for non-audit services only if the services (1) do not impair Deloitte & Touche’s independence, in fact or appearance, and are permitted by any rules regarding auditor independence and (2) when aggregated, total amounts paid per year by the companies to Deloitte for “tax services” and “other services” (non-audit services) will be no more than 20 percent of the expected amounts that the companies will pay to Deloitte for “audit services” and “audit-related services.”

2024 Joint Proxy Statement	95

Mid-Year Monitoring and Approval of Additional Services
During the year, management periodically updates each Audit Committee as to the extent to which the approved services have already been provided. The Audit Committees also must approve (1) any proposed new services that were not approved during the annual review and (2) any increase in authorized fee amounts for previously approved services.

Delegation of Pre-Approval Authority
Each Audit Committee has delegated to its Committee Chair, or to any other independent Committee member if the Chair is not available, the authority to pre-approve services provided by the applicable company’s independent auditor. These pre-approvals must be presented to the full Audit Committee at its next regularly scheduled Committee meeting.

Services Provided During 2023 and 2022
During 2023 and 2022, all services provided by Deloitte & Touche to PG&E Corporation, the Utility, and their consolidated affiliates were approved consistent with the applicable pre-approval procedures.

2024 Joint Proxy Statement	96

User Guide
DEFINED TERMS

“2014 LTIP” refers to the PG&E Corporation 2014 Long-Term Incentive Plan.
“2021 LTIP” refers to the PG&E Corporation 2021 Long-Term Incentive Plan.
“2023 Annual Report” refers to the PG&E Corporation and Pacific Gas and Electric Company 2023 Joint Annual Report to Shareholders.
“2024 Annual Meetings” refers to the 2024 annual meetings of shareholders of PG&E Corporation and the Utility, which will be held concurrently on May 16, 2024.
“2024 Proxy Materials” refers to this Proxy Statement, Joint Notice, Proxy Card or Voting Instruction Card, and the 2023 Annual Report.
“401(k) Plan” refers to the PG&E Corporation Retirement Savings Plan or the PG&E Corporation Retirement Savings Plan for Union-Represented Employees.
“AB 1054” refers to California Assembly Bill 1054 relating to California utilities and wildfire protections
“Board” refers to the Board of Directors of either PG&E Corporation or the Utility, as applicable.
“CD&A” refers to the section of the Proxy Statement entitled “Compensation Discussion and Analysis.”
“CEO” refers to the position of Chief Executive Officer of PG&E Corporation.
“CFO” refers to the position of Chief Financial Officer of PG&E Corporation or the Utility, as appropriate.
“COO” refers to the position of Chief Operating Officer of the Utility.
“Chapter 11” refers to Chapter 11 of Title 11 of the U.S. Code.
“Corporation” refers to PG&E Corporation.
“PG&E Corporation Board” refers to the Board of Directors of PG&E Corporation.
“CPUC” refers to the California Public Utilities Commission.
"CPUC-reportable ignition" is a reportable fire incident that meets the following criteria: ignition is associated with the Utility's power lines (either transmission or distribution), something other than the Utility's facilities burned, and the resulting fire travelled more than one meter from the ignition point.

“DEIB” refers to Diversity, Equity, Inclusion, and Belonging
“ESG” refers to Environmental, Social, and Governance topics covered in this Proxy Statement.
"EVP" refers to the position of Executive Vice President.
"GAAP" refers to Generally Accepted Accounting Principles.
“Guidelines” refers to the Corporate Governance Guidelines adopted by the Boards of PG&E Corporation and the Utility.
“Independent Auditor” refers to the independent registered public accounting firm.
“Joint Notice” refers to the Joint Notice of Annual Meetings of Shareholders of PG&E Corporation and Pacific Gas and Electric Company.
“LTIP” refers to the 2014 Long-Term Incentive Plan and/or the 2021 Long-Term Incentive Plan.
“NEO” or “Named Executive Officer” refers to an officer who is listed in the Summary Compensation Table of this Proxy Statement.
“Notice of Internet Availability” refers to the “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 16, 2024, and Notice of Annual Meetings of Shareholders” for PG&E Corporation or the Utility, as applicable, which was mailed to certain shareholders starting on or about April 4, 2024.

“NYSE” refers to the New York Stock Exchange.
“PEO” refers to an officer or officers who serve as “principal executive officer” of PG&E Corporation or Pacific Gas and Electric Company, as appropriate.
“PG&E” refers to both PG&E Corporation and its subsidiary, Pacific Gas and Electric Company, or the “Utility.”
“POR OII” refers to the Plan of Reorganization Order Instituting Investigation proceeding initiated by the CPUC on September 26, 2019.
“Proxy” refers to your authorization for another person or persons to vote your shares at the 2024 Annual Meetings, in the manner indicated on the Proxy. It also may refer to the person or persons so authorized (also called proxy holders).

“Proxy Card” refers to your proxy card, on which you may indicate how you would like the named proxy holders to vote your shares at the 2024 Annual Meetings.

2024 Joint Proxy Statement	97

“Proxy Statement” refers to this 2024 Joint Proxy Statement for PG&E Corporation and the Utility.
“PSU” refers to a performance share unit (sometimes also called a performance share).
“Record Date” is March 18, 2024. This is the date set by the Boards to determine which shareholders may vote at and attend the 2024 Annual Meetings.
"RSU" refers to restricted stock unit.
“SEC” refers to the United States Securities and Exchange Commission.
“Section 16 Officer” refers to any “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.
“STIP” refers to the Short-Term Incentive Plan.
“SVP” refers to the position of Senior Vice President.
“TSR” refers to total shareholder return, measured by stock price appreciation and dividends paid, relative to companies in the Performance Comparator Group.
“Utility” refers to Pacific Gas and Electric Company, a subsidiary of PG&E Corporation.
“Utility Board” refers to the Board of Directors of Pacific Gas and Electric Company.
“Voting Instruction Card” refers to the form used by beneficial shareholders or participants in a 401(k) Plan to transmit instructions to the nominee or the plan trustee, respectively, on how to vote any shares for which that shareholder or plan participant has voting rights.

“VP” refers to the position of Vice President.
“WMP” refers to PG&E’s Wildfire Mitigation Plan.

2024 Joint Proxy Statement	98

WEBSITE AVAILABILITY OF GOVERNANCE DOCUMENTS
Current copies of the following corporate governance documents for the Corporation and the Utility are available online through the Corporate Governance section of PG&E Corporation’s website (pgecorp.com/about/corporate-governance.html).

Governance Documents and Policies
Articles of Incorporation /Bylaws	•	Articles of Incorporation and Bylaws for PG&E Corporation and the Utility, establishing our corporate governance requirements and shareholder rights.
Committee Charters	•
Charters for the standing committees of the PG&E Corporation and Utility Boards of Directors, including the following (under the header “Board Committees”):
• Audit Committees of PG&E Corporation and the Utility
• Executive Committees of PG&E Corporation and the Utility
• Finance and Innovation Committee of PG&E Corporation
• People and Compensation Committee of PG&E Corporation
• Safety and Nuclear Oversight Committees of PG&E Corporation and the Utility
• Sustainability and Governance Committee of PG&E Corporation

Corporate Governance Guidelines	•
Corporate Governance Guidelines for PG&E Corporation and the Utility, which include definitions of “independence” for directors (under the headers “PG&E Corporation Policies and Bylaws” and “Pacific Gas and Electric Company Policies and Bylaws”)

Code of Conduct	•
Current copies of the following codes of conduct, applicable to both companies, are available online through the Compliance and Ethics section of PG&E Corporation’s website (pgecorp.com/about/compliance-and-ethics.html) or in the Corporate Governance section of PG&E Corporation’s website (pgecorp.com/about/corporate-governance.html) (under the headers “PG&E Corporation Policies and Bylaws” and “Pacific Gas and Electric Company Policies and Bylaws”):
• Code of Conduct for Employees (including executive officers)
• Code of Conduct for Directors

2024 Joint Proxy Statement	99

GENERAL INFORMATION ABOUT THE 2024 ANNUAL MEETINGS AND VOTING

How can I participate in the 2024 Annual Meetings?
The 2024 Annual Meetings of Shareholders of PG&E Corporation and Pacific Gas and Electric Company will be held on May 16, 2024, at 10 a.m., Pacific time. We will host the 2024 Annual Meetings by live video cast; there will not be a physical in-person meeting. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting.
To participate in the 2024 Annual Meetings, follow the instructions on your Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), Proxy Card (if you received a printed copy of the 2024 Proxy Materials), or Voting Instruction Card. With your 16-digit control number found in these materials, you can access the webcast at:
• Holders of PG&E Corporation common shares – access the 2024 Annual Meetings at virtualshareholdermeeting.com/PCG2024.
• Holders of Utility preferred shares – access the 2024 Annual Meetings at virtualshareholdermeeting.com/PCG-P2024.
• Holders of both PG&E Corporation common shares and Utility preferred shares – in order to vote you are required to log into each company’s website separately, as discussed below in “How do I vote.” You can view the video cast in one browser using either URL.
We encourage you to access the 2024 Annual Meetings approximately 15 minutes prior to the start of the meetings to allow ample time to check in. If you encounter any difficulties during the check-in process or meetings, please call the technical support number posted on the 2024 Annual Meetings' log-in page.

Who can participate in the 2024 Annual Meetings?
Only PG&E Corporation and Utility shareholders who held shares as of the Record Date (March 18, 2024), or their duly appointed legal proxies, may attend and vote in the 2024 Annual Meetings.

How do I vote?
We encourage you to vote by proxy over the Internet, telephone, or mail prior to the 2024 Annual Meetings even if you plan to attend. If your shares are registered to you directly, there are three ways to submit your Proxy:

Over the Internet: You may submit your Proxy and vote your shares over the Internet by going to proxyvote.com. Voting instructions are provided on either your Notice of Internet Access or, if you received your Proxy Materials by mail, your Proxy Card.

By telephone: If you received your 2024 Proxy Materials by mail, you may submit your Proxy and vote your shares by calling the toll-free number on the Proxy Card.

By mail: If you received your 2024 Proxy Materials by mail, you may submit your Proxy and vote your shares by completing, signing, and dating the Proxy Card and mailing it in the postage-paid envelope provided.

You can also vote during the 2024 Annual Meetings with your 16-digit control number. For holders of PG&E Corporation shares, you can access the 2024 Annual Meetings and vote your shares at virtualshareholdermeeting.com/PCG2024. For holders of Utility shares, you can access the 2024 Annual Meetings and vote your shares at virtualshareholdermeeting.com/PCG-P2024.

If you hold shares of both PG&E Corporation and the Utility, we encourage you to vote prior to the 2024 Annual Meetings to ensure that you have time to participate in the meetings. To vote your Corporation and Utility shares at the 2024 Annual Meetings, you will be required to log in with your 16-digit control number to each company’s website separately. You can still view the webcast in one browser.
If your shares are not registered to you directly but are held indirectly through a broker, bank, trustee, nominee, or other third party (broker), follow the instructions provided by your broker to vote your shares. If you do not submit voting instructions to your broker, the broker will not be permitted to vote your shares on any proposal, unless it constitutes a “routine” proposal and your broker is a member of the NYSE and permitted by NYSE rules to vote on “routine” proposals. The election of directors, the say-on-pay vote, and equity plan proposals, for example, are “non-routine” proposals.
If you are a 401(k) Plan participant, specific instructions for voting are noted on the Voting Instruction Card.

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What is the voting deadline?
Registered shareholders — If you hold your shares directly and submit your Proxy over the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern time, on Wednesday, May 15, 2024. These Internet and telephone voting procedures comply with California law. If you submit your Proxy by mail, your vote must be received by 10:00 a.m., Pacific time, on Thursday, May 16, 2024.
Plan participants — If you are a participant in a 401(k) Plan, your Voting Instruction Card must be received by 11:59 p.m., Eastern time, on Monday, May 13, 2024, for the 401(k) Plan trustee to vote your shares.
Beneficial shareholders — If your shares otherwise are not registered to you directly but are registered in the name of your nominee (such as a broker, bank, trustee, or other third party), please consult information provided by the nominee.
If you participate in the 2024 Annual Meetings, you can vote your shares until the voting is closed.

Can I change my vote?
If your shares are registered to you directly, you can change your vote or revoke your Proxy any time before it is exercised by doing one of the following before the applicable deadline: (1) returning a signed Proxy Card with a later date, (2) entering a new vote over the Internet or by telephone, (3) notifying the Corporate Secretary of PG&E Corporation or the Utility, as appropriate, in writing, at 300 Lakeside Drive, Oakland, California 94612, or (4) voting during the 2024 Annual Meetings until voting is closed. Your attendance at the 2024 Annual Meetings will not automatically revoke your Proxy unless you vote again during the 2024 Annual Meetings.
If you are a participant in a 401(k) Plan, you may change your vote at any time prior to 11:59 p.m., Eastern time, on Monday, May 13, 2024. The last vote that the 401(k) Plan trustee receives from you within this timeframe will be the vote that is counted. Participants in a 401(k) Plan are not eligible to vote during the 2024 Annual Meetings.
If your shares otherwise are not registered to you directly but are registered in the name of your nominee (such as a broker, bank, trustee, or other third party), follow the instructions provided by your nominee to change your vote or revoke your voting instructions.

What vote is required to approve each proposal?
A majority voting standard applies to the election of each director nominee and to the approval of Proposals 2 and 3. Under a majority voting standard, approval occurs if the shares voted “for” a director nominee or other proposal are a majority of the shares represented and voting at that annual meeting. In addition, the shares voting affirmatively must equal at least a majority of the quorum that is required to conduct business at each meeting, which is 50 percent of the outstanding shares entitled to vote. This means that the shares voting affirmatively must be greater than 25 percent of the outstanding shares entitled to vote.
In determining whether a majority of the shares represented and voting have elected a director nominee or approved any other proposal, abstentions, votes “withheld,” and any broker non-votes (see the definition below under “What is a broker non-vote?”) will not be considered and will have no effect. For all matters subject to a majority voting standard, abstentions and broker non-votes that occur with respect to the election of a director nominee or a proposal could prevent the election of a nominee or the approval of a proposal if the number of shares voting affirmatively does not constitute a majority of the required quorum. Abstentions and broker non-votes will be treated as present for the purpose of determining whether a quorum is present at each meeting.
Where shareholders are being asked for an advisory vote or for ratification or approval (Proposals 2 and 3), any voting results with respect to these proposals will be non-binding on the affected company but will be considered by that company’s Board.

What is a broker non-vote?
If you hold your shares indirectly through your broker, then your broker is the registered holder of your shares and submits the Proxy to vote your shares. You are the beneficial owner of the shares, and typically you will be asked to provide your broker with instructions as to how you want your shares to be voted. Under the rules of the NYSE, if you fail to provide your broker with voting instructions, your broker can use its discretion to vote your shares on “routine” matters, such as the ratification of the appointment of the Independent Auditor. However, your broker may not use its discretion to vote your shares on “non-routine” matters, such as director elections or advisory votes to approve executive compensation (say-on-pay) or the frequency of say-on-pay. When a broker votes your shares on routine matters but is unable to vote your shares on other non-routine matters because you have failed to provide instructions on how to vote any non-routine matters, a “broker non-vote” occurs with respect to these other non-routine matters.

What shares am I entitled to vote?
If you are a PG&E Corporation registered shareholder or a Utility registered shareholder, you are entitled to vote all the shares that you own (or for which you have been given the right to provide instructions as to how such shares should be voted) as of the close of business on Record Date.
If you are a registered holder of both PG&E Corporation common stock and Utility preferred stock, you are entitled to vote separately on each company’s proposals.
We encourage shareholders to submit their Proxies in advance of the 2024 Annual Meetings over the Internet, by telephone, or by mail. You can help ensure that your shares are voted at the 2024 Annual Meetings by following the instructions on your Notice of Internet Availability of your Proxy Card (if you received materials by mail) and submitting your votes over the Internet or by telephone, or by completing, signing, dating and returning your Proxy Card.

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Is my vote confidential?
PG&E Corporation and the Utility each have adopted a confidential voting policy under which shareholder votes are revealed only to a non-employee proxy tabulator or an independent inspector of election, except (1) as necessary to meet legal requirements, (2) in a dispute regarding authenticity of proxies and ballots, (3) in the event of a proxy contest if the other party does not agree to comply with the confidential voting policy, and (4) where disclosure may be necessary for either company to assert or defend claims. The policy allows the companies to engage shareholders, and to directly or indirectly (1) accept voting information that is voluntarily provided by shareholders, or (2) request and obtain final shareholder voting information that is or will be publicly disclosed pursuant to law, regulation, or similar requirements.

Who will count the votes?
Broadridge Investor Communication Solutions, Inc. (Broadridge) will tabulate the votes and a representative of Carl Hagberg & Associates will act as inspector of election for the 2024 Annual Meetings. Broadridge and Carl Hagberg are independent of PG&E Corporation and the Utility and their respective directors, officers, and employees. Broadridge will also be the voting instruction tabulator for the 401(k) Plan.

How will the 2024 Annual Meetings be conducted?
The independent non-executive Chair of the Board of PG&E Corporation, or his designee, will preside over the 2024 Annual Meetings and will make any and all determinations regarding the conduct of the meetings.
All proposals described in this Proxy Statement will be deemed presented at the 2024 Annual Meetings.
There will be a general question and answer period. Questions and comments should pertain to corporate performance, proposals for consideration at the 2024 Annual Meetings, or other matters of interest to shareholders generally. The meetings are not a forum to present general economic, political, or other views that are not directly related to the business of the Corporation or the Utility.

Are the 2024 Proxy Materials for the 2024 Annual Meetings available online?
Yes. You can go online at investor.pgecorp.com/financials/annual-reports-and-proxy-statements to access the 2024 Proxy Materials.

How many copies of the 2024 Proxy Materials will I receive?
Registered Holders and 401(k) Plan Participants
You will receive one Notice of Internet Availability for each account, unless you have requested paper copies of the proxy materials, in which case you will receive one copy of the 2024 Proxy Materials for each account.
Beneficial Owners
If you receive your proxy materials through Broadridge, and there are multiple beneficial owners at the same address, you may receive fewer Notices of Internet Availability or fewer copies of the 2024 Proxy Materials than the number of beneficial owners at that address. SEC rules permit Broadridge to deliver only one Notice of Internet Availability or only one copy of the 2024 Proxy Materials to multiple beneficial owners sharing an address unless the applicable company receives contrary instructions from any beneficial owner at that address.
If you receive your proxy materials through Broadridge and (1) you currently receive only one copy of the Notice of Internet Availability or only one copy of the 2024 Proxy Materials at a shared address but you wish to receive an additional copy of the Notice of Internet Availability or of the 2024 Proxy Materials or any future notices or proxy materials, or (2) you share an address with other beneficial owners who also receive their separate notices of Internet availability or proxy materials through Broadridge and you wish to request delivery of a single copy of any notice of Internet availability or of the proxy materials to the shared address in the future, please contact Broadridge by calling 1-866-540-7095 or mailing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

What does it mean if I receive more than one Notice of Internet Availability or Proxy Card on or about the same time?
It means that your PG&E Corporation common shares or Utility preferred shares are registered differently or are in more than one account. In order to vote all of your shares, please sign and return each Proxy Card or, if you vote over the Internet, by telephone or during the 2024 Annual Meetings, vote once for each Notice of Internet Availability or Proxy Card you receive.

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What if I submit my Proxy or Voting Instruction Card, but I do not specify how I want my shares voted?
For PG&E Corporation’s registered shareholders, the Corporation’s proxy holders will vote your shares in accordance with the PG&E Corporation Board’s recommendations, which are as follows: “For” each of the PG&E Corporation Board’s nominees for director and “For” Proposals 2 and 3. For the Utility’s registered shareholders, the Utility’s proxy holders will vote your shares in accordance with the Utility Board’s recommendations, which are as follows: “For” each of the Utility Board’s nominees for director and “For” Proposals 2 and 3.
For 401(k) participants, if you sign but do not otherwise complete your Voting Instruction Card, you will be instructing the Trustee to vote all shares in accordance with the recommendation of the PG&E Corporation Board of Directors.

What if I do not submit my Proxy or Voting Instruction Card?
If you are a registered shareholder, your shares will not be voted if you do not submit your Proxy or vote during the virtual 2024 Annual Meetings. If you are a participant in a 401(k) Plan, your shares will not be voted if you do not submit your Voting Instruction Card. If you hold your shares through a broker (or other intermediary), your broker may vote your shares in the broker’s discretion on “routine” matters, as discussed above under “What is a broker non-vote?”
Your vote is extremely important. Even if you plan to participate in the 2024 Annual Meetings, we request that you act promptly to vote your shares by completing, signing and dating the enclosed Proxy Card and returning it in the enclosed postage-paid envelope, or by voting over the Internet or by telephone by following the instructions provided on the enclosed Notice of Internet Availability, Proxy Card or Voting Instruction Card.

How many shares are entitled to vote at the 2024 Annual Meetings?
As of the Record Date, there were 2,137,031,358 PG&E Corporation common shares, without par value, outstanding and entitled to vote. Each share is entitled to one vote.
As of the Record Date, there were 10,319,782 Utility first preferred shares, $25 par value, and 264,374,809 Utility common shares, $5 par value, outstanding and entitled to vote. Each share is entitled to one vote.

How much will this Proxy solicitation cost?
All costs of soliciting Proxies on behalf of PG&E Corporation and the Utility will be borne by PG&E Corporation and the Utility.
PG&E Corporation and the Utility hired D.F. King to assist in the proxy solicitation of votes for a fee of $17,000 plus reasonable out-of-pocket expenses. In addition, the Corporation and the Utility will reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. The companies’ solicitation of Proxies also may be made in person, by telephone, or by electronic communications by the companies’ respective directors, officers, and employees, who will not receive additional compensation for those solicitation activities.

How do I correspond with Directors?
Correspondence from shareholders and other interested persons to directors and executive officers should be sent to the applicable company’s principal executive office, in care of the Corporate Secretary. Section 34 of each company’s Guidelines provides more details on these communications.
Consistent with procedures adopted and approved by each company’s Board, the Corporate Secretary will forward to the applicable independent non-executive Chair any communications addressed to either Board as a body or to all of the independent or non-management directors in their entirety, and such other communications as the Corporate Secretary, in his or her discretion, determines is appropriate. The Corporate Secretary also will receive communications directed to individual directors or officers, including each company’s independent non-executive Chair, and will forward those as appropriate. You can reach the principal executive office for each company by:

E-Mail:	CorporateSecretary@pge.com
U.S. Mail:	Office of the Corporate Secretary PG&E Corporation/ Pacific Gas and Electric Company 300 Lakeside Drive Oakland, CA 94612

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2025 ANNUAL MEETINGS

What is the date of the 2025 annual meetings?
PG&E Corporation and the Utility currently anticipate that the date of their 2025 annual meetings will be roughly one year after the date of the 2024 Annual Meetings. Exact dates will be communicated to shareholders in the proxy materials for those meetings.

Can I submit nominees for inclusion in PG&E's proxy materials for the 2025 annual meetings?
PG&E Corporation’s bylaws include proxy access provisions. Under these provisions, shareholders of PG&E Corporation who meet the requirements set forth in the bylaws may submit director nominations for inclusion in the Corporation’s proxy materials. Proxy access nominations for the Corporation’s 2025 annual meeting must be provided to the PG&E Corporation Corporate Secretary no earlier than November 5, 2024, and no later than December 5, 2024, and must meet all requirements set forth in the bylaws. However, if the Corporation’s 2025 annual meeting is scheduled on a date that is more than 30 days before or after the anniversary date of the 2024 Annual Meetings, a proxy access nomination for the 2025 meeting generally will be timely if it is received no later than the close of the business on the date that is 180 days prior to the 2025 annual meeting date or the 10th day after the date on which the date of the 2025 annual meeting is disclosed, whichever is later. The Utility did not adopt proxy access bylaw provisions, given the fact that over 95 percent of the Utility’s common stock is held by PG&E Corporation; no Utility shareholders may submit director nominations via proxy access.

Can shareholders introduce proposals (other than proxy access proposals, but including director nominations) during the 2025 annual meetings?
If you are a shareholder of PG&E Corporation or the Utility and would like to introduce a proposal or other business (including director nominations other than those nominated by the companies) during that company’s 2025 annual meeting, each company’s bylaws require that your proper advance written notice of the matter be received at the principal executive office of the applicable company no earlier than January 16, 2025, and no later than 5:00 p.m., Pacific time, on February 15, 2025. However, if the 2025 annual meeting of either company is scheduled on a date that differs by more than 30 days from the anniversary date of the 2024 Annual Meetings, your notice will be timely if it is received no later than the 10th day after the date on which that company publicly discloses the date of its 2025 annual meeting. You must also provide information regarding your proposal, and satisfy other requirements as set forth in the applicable company’s bylaws.
If your proposal involves nominating an individual for director during the annual meetings, certain additional information regarding the nominees and the nomination must be provided in your advance written notice regarding the nominee, which must be submitted in accordance with procedures set forth in the applicable company’s bylaws.
In addition, shareholders who intend to solicit proxies in support of director nominees other than either company’s nominees must comply with the additional requirements of Rule 14a-19(b).

What is the submission deadline if I want my shareholder proposal to be included in the proxy statement for the 2025 annual meetings?
If you would like to submit a proposal to be included in the proxy statement for PG&E Corporation’s or the Utility’s 2025 annual meeting pursuant to SEC Rule 14a-8, the applicable company’s Corporate Secretary must receive your proposal no later than December 5, 2024.

How and where can I make a submission?
If you wish to submit advance notice of any business to be brought before the 2025 annual meetings (including notice of any proxy access nominees), or a shareholder proposal for inclusion in the 2025 joint proxy statement, you may submit such notice or proposal via e-mail or U.S. mail (shown below). If you submit a notice or proposal via U.S. mail, we recommend that you use a delivery method that indicates when your submission was received at the principal executive office of the applicable company.

E-Mail:	CorporateSecretary@pge.com
U.S. Mail:	Office of the Corporate Secretary PG&E Corporation/ Pacific Gas and Electric Company 300 Lakeside Drive Oakland, CA 94612

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Pacific Gas and Electric Company®

PACIFIC GAS AND ELECTRIC COMPANY
ATTN: SHAREHOLDER SERVICES
300 LAKESIDE DRIVE
OAKLAND, CA 94612

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 15, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PCG-P2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 15, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V31665-P05547

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PACIFIC GAS AND ELECTRIC COMPANY

The Board of Directors Recommends a vote FOR each director in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Rajat Bahri	☐	☐	☐
1b. Cheryl F. Campbell	☐	☐	☐
1c. Edward G. Cannizzaro	☐	☐	☐
1d. Kerry W. Cooper	☐	☐	☐
1e. Jessica L. Denecour	☐	☐	☐
1f. Mark E. Ferguson III	☐	☐	☐
1g. Robert C. Flexon	☐	☐	☐
1h. W. Craig Fugate	☐	☐	☐
1i. Arno L. Harris	☐	☐	☐
1j. Carlos M. Hernandez	☐	☐	☐
1k. Michael R. Niggli	☐	☐	☐

	For	**Against**	**Abstain**
1l. Patricia K. Poppe	☐	☐	☐
1m. Sumeet Singh	☐	☐	☐
1n. William L. Smith	☐	☐	☐
1o. Benjamin F. Wilson	☐	☐	☐
2. Advisory Vote to Approve Executive Compensation	☐	☐	☐
3. Ratification of the Appointment of Deloitte and Touche LLP as the Independent Public Accounting Firm	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon and transact such other business as may properly come before the Annual Meeting of Shareholders and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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2024 Joint Proxy Statement	106